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TABLE OF CONTENTS 2

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186930

PROXY STATEMENT FOR SPECIAL MEETING OF
SHAREHOLDERS OF THE BANCORP, INC.

and

PROSPECTUS OF
S.Y. BANCORP, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of THE BANCorp, Inc.:

        The boards of directors of THE BANCorp, Inc. ("TBI") and S.Y. Bancorp, Inc. ("SYB") have each unanimously approved an Agreement and Plan of Merger, dated as of December 19, 2012 (which we refer to as the "merger agreement"), which provides for the acquisition of TBI by SYB (which we refer to as the "merger"). If the merger is completed, each outstanding share of TBI common stock will be converted into the right to receive (i) 12.7557 shares of common stock of SYB, plus (ii) subject to certain potential adjustments, $185.81 in cash. The value of the merger consideration will fluctuate with the market price of SYB common stock and will not be known at the time you vote on the merger. SYB common stock trades on the NASDAQ Global Select Market under the symbol "SYBT." On March 13, 2013, the last practicable trading day before the date of this proxy statement/prospectus, the merger consideration of $185.81 in cash and 12.7557 shares of SYB common stock represented approximately $476.00 in value for each share of TBI common stock. We urge you to obtain current market quotations for SYB common stock.

        TBI will hold a special meeting of shareholders to consider the proposed merger and certain related matters. We cannot complete the merger unless the shareholders of TBI approve the proposals related to the merger. This document is a proxy statement which TBI is using to solicit proxies for use at its special meeting of shareholders to be held on April 22, 2013 to vote on the merger as well as a prospectus relating to the shares of SYB common stock to be issued in the merger. This proxy statement/prospectus describes the special meeting, the merger proposal, the SYB shares to be issued in the merger, and other related matters. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus, and you are encouraged to read it in its entirety.

        Your vote is very important, regardless of the number of shares that you own. TBI's board of directors recommends that you vote "FOR" the proposal to approve the merger agreement and urges you to sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope to make sure that your vote is counted.

        We look forward to the successful combination of TBI and SYB.

STEPHEN M. NORTON President and Chief Executive Officer THE BANCorp, Inc.	DAVID P. HEINTZMAN Chairman and Chief Executive Officer S.Y. Bancorp, Inc.

        The obligations of TBI and SYB are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference in the proxy statement/prospectus because they contain important information about the merger. Please see "Risk Factors" beginning on page 18 for a discussion of certain risks relating to the merger.

        The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated March 19, 2013 and is first being mailed to TBI's shareholders on or about March 20, 2013.

WHERE YOU CAN FIND MORE INFORMATION

        SYB files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that SYB files with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. SYB's public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the SEC at www.sec.gov.

        SYB has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of SYB being offered in the merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or in the exhibits to the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the SEC. For further information regarding SYB and the SYB common stock, your attention is directed to the registration statement, including the attached exhibits. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the SEC.

        As permitted by SEC rules, this document incorporates by reference certain important business and financial information about SYB from documents that SYB has previously filed with the SEC and documents that SYB may file with the SEC after the date of this proxy statement/prospectus and prior to the date of the TBI special meeting. See "Incorporation of Certain Documents By Reference" on page 86. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following address or telephone number:

S.Y. Bancorp, Inc.
P.O. Box 32890
Louisville, Kentucky 40232-2890
Attn: Nancy B. Davis
Executive Vice President, Treasurer and Chief Financial Officer
(502) 625-9176

        You should make any request for information from SYB no later than five business days before the date of the TBI shareholders' meeting (which means no later than April 15, 2013) in order to ensure delivery prior to the TBI shareholders' special meeting. You can also obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. You may also obtain certain of these documents at SYB's website—www.syb.com—by selecting the link to "Investor Relations" and then selecting the link to "SEC Filings." Other information contained on SYB's website is expressly not incorporated by reference into this proxy statement/prospectus.

IMPORTANT NOTICE FOR TBI'S SHAREHOLDERS

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to TBI's shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained in this proxy statement/prospectus or any document incorporated by reference in this document. Therefore, if anyone does provide you with information of this sort, you should not rely on it. The information in this proxy statement/prospectus is current as of the date on which it is mailed to TBI shareholders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer, or proxy solicitation.

        This document constitutes a prospectus of SYB under the Securities Act of 1933 with respect to the SYB common stock to be issued to TBI shareholders pursuant to the merger agreement. This document also constitutes a proxy statement of TBI in connection with the solicitation of proxies by TBI's board of directors for use at the special meeting of TBI shareholders.

        All information regarding SYB in this proxy statement/prospectus has been provided by SYB, and all information regarding TBI in this proxy statement/prospectus has been provided by TBI.

        TBI generally makes a copy of its financial statements available to its shareholders on an annual basis. Copies of the financial statements can be obtained, without charge, by contacting Stephen M. Norton, TBI's President and Chief Executive Officer, at (502) 222-2100.

        If you have any questions or need any assistance in completing and returning your proxy, you may contact TBI at the following address and telephone number:

THE BANCorp, Inc.
515 S. First Street
P.O. Box 500
La Grange, Kentucky 40031
Attn: Stephen M. Norton
President and Chief Executive Officer
(502) 222-2100

THE BANCORP, INC.
515 S. First Street
P.O. Box 500
La Grange, Kentucky 40031

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 22, 2013

To the Shareholders of THE BANCorp, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting (the "special meeting") of the shareholders of THE BANCorp, Inc. ("TBI") will be held on April 22, 2013, at 2:00 p.m., local time, at the Crestwood branch of THE BANK—Oldham County located at 6317 West Highway 146, Crestwood, Kentucky. At the special meeting, you will be asked to consider and vote upon the following matters:

  1.
  Merger Proposal.    To approve the Agreement and Plan of Merger, dated as of December 19, 2012, as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 26, 2013, (which, as so amended, we refer to as the "merger agreement"), by and among S.Y. Bancorp, Inc. (which we refer to as "SYB"), Sanders Merger Sub, LLC (which we refer to as "Merger Sub"), and THE BANCorp, Inc. (which we refer to as "TBI"), pursuant to which TBI will merge with and into Merger Sub, with Merger Sub being the surviving entity (the "merger");

  2.
  Adjournment.    To approve a proposal to adjourn the special meeting, if necessary or appropriate, including an adjournment to permit solicitation of additional proxies if there are not sufficient votes present at the special meeting in person or by proxy to approve the merger; and

  3.
  Other Matters.    To vote upon such other matters as may properly come before the meeting or any adjournment thereof.

        The board of directors of TBI has fixed the close of business on March 19, 2013 as the record date for the special meeting. Only TBI shareholders of record at the close of business on March 19, 2013 are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting.

        Under Kentucky law, if the merger is completed, TBI's shareholders of record who do not vote to approve the merger proposal will be entitled to exercise dissenters' rights and obtain payment in cash of the fair value of their shares of TBI common stock if they comply with the procedures set forth in the applicable Kentucky statutory provisions, which are included as Annex D to the accompanying proxy statement/prospectus.

        The enclosed proxy statement/prospectus describes the merger agreement and the proposed merger in detail and includes, as Annex A, the complete text of the merger agreement. We urge you to read these materials carefully as they contain important information related to the proposed merger.

        The affirmative vote of a majority of the shares of TBI common stock outstanding on the record date is required for the approval of the merger proposal. The adjournment proposal will be approved if more votes are cast in favor of that proposal than are cast against it at the special meeting.

        The board of directors of TBI has unanimously approved the merger agreement and recommends that TBI shareholders vote "FOR" each of the proposals described in the accompanying materials.

        Your vote is very important.    The merger agreement must be approved by the affirmative vote of holders of a majority of the issued and outstanding shares of TBI common stock in order for the proposed merger to be consummated. If you do not return your proxy card and do not vote in person at the special meeting, then the effect will be a vote against the proposed merger. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying postage-paid return envelope. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

By Order of the Board of Directors Stephen M. Norton President and Chief Executive Officer

La Grange, Kentucky
March 19, 2013

IMPORTANT—PLEASE VOTE YOUR PROXY PROMPTLY.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. IF YOU ARE ABLE TO ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers are included for your convenience and to briefly address some commonly asked questions about the proposed merger transaction, the merger agreement, and the TBI special meeting. We urge you to read carefully the remainder of this document because the information in this section may not address all of the questions or provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this document.

Q:    What am I being asked to vote on?

A:
S.Y. Bancorp, Inc. ("SYB") is proposing to acquire THE BANCorp, Inc. ("TBI") in accordance with the terms of the merger agreement dated December 19, 2012 (which we refer to as the "merger agreement") entered into by SYB, TBI, and Sanders Merger Sub, LLC, a wholly-owned subsdiary of SYB ("Merger Sub"). The merger agreement is described in this proxy statement/prospectus. As a shareholder of TBI, you are being asked to vote on the following two proposals:

•
to approve the merger agreement and the merger (as defined below), which we refer to collectively as the "merger proposal"; and

•
to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the "adjournment proposal."

Q:    Why am I receiving this document?

A:
TBI is sending these materials to its shareholders to help them decide how to vote their shares of TBI common stock with respect to matters to be considered at the special meeting of TBI shareholders.

  The merger cannot be completed unless TBI shareholders approve the merger proposal. TBI is holding a special meeting of its shareholders, which we refer to as the "special meeting," to vote on the proposals necessary to complete the merger. You are receiving this document and the enclosed proxy card because, as of March 19, 2013, the record date fixed by the board of directors of TBI for the special meeting, you owned shares of TBI common stock and are therefore entitled to vote at the special meeting. Information about the special meeting, the merger, and the other business to be considered by TBI shareholders at the special meeting is contained in this document.

  This document constitutes both a proxy statement of TBI and a prospectus of SYB. It is a proxy statement because the board of directors of TBI is soliciting proxies from TBI's shareholders using this document. It is a prospectus because SYB, in connection with the merger, is offering shares of its common stock in partial exchange for the outstanding shares of TBI common stock in the merger.

Q:    What is the merger?

A:
SYB, TBI, and Merger Sub have entered into the merger agreement, pursuant to which SYB will acquire TBI through the merger of TBI with and into Merger Sub, with Merger Sub continuing as the surviving company. Following the merger, TBI would no longer be a separate company. This transaction is referred to as the "merger." A copy of the merger agreement is attached as Annex A to this document.

Q:    Why is TBI merging with SYB?

A:
TBI's board of directors believes that:

•
the merger presents an opportunity to receive an attractive return on investment, compared to the less certain prospects for enhancing long-term shareholder value if TBI remains independent in a challenging operating environment for community banks of its size;

•
the merger provides TBI shareholders the opportunity to exchange their shares for stock of a financial institution that offers a strong balance sheet, strong financial performance, diversified sources of revenue and less dependence on net interest income; and

•
holders of SYB common stock currently receive a regular quarterly dividend and enjoy meaningful liquidity if they desire to sell their shares.

  Based on these and other factors, TBI's board of directors believes that the merger is in the best interests of the TBI shareholders. We provide the background and more detailed reasons for the merger, starting on page 31.

Q:    What will I receive in the merger?

A:
If the merger is completed, each share of TBI common stock will be converted into the right to receive merger consideration comprised of 12.7557 shares of SYB common stock plus, subject to certain potential adjustments, $185.81 in cash (which we refer to collectively as the "merger consideration").

Q:    Will the value of the merger consideration change between the date of this proxy statement/prospectus and the completion of the merger?

A:
The value of the merger consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of SYB common stock and changes in the number of shares of TBI common stock outstanding. In the merger, TBI shareholders will receive a fixed amount of cash and a fixed number of shares of SYB common stock for each share of TBI common stock they hold. Although the number of shares of SYB stock to be exchanged in the merger will not change, any fluctuation in the market price of SYB stock after the special meeting will change the value of the shares of SYB common stock that TBI shareholders will receive. In addition, if the number of outstanding shares of TBI common stock increases as a result of the exercise of TBI stock options after the execution of the merger agreement, then the total merger consideration payable by SYB will increase, but it will not affect the merger consideration applicable to each share of TBI common stock.

Q:    What happens if I am eligible to receive a fraction of a share of SYB common stock as part of my merger consideration?

A:
If the aggregate number of shares of SYB common stock that you are eligible to receive as the stock portion of your merger consideration includes a fractional share, then you will instead receive cash in lieu of that fractional share. The amount of that payment will be determined by multiplying the resulting fraction of a share by $21.85.

Q:    When is the merger expected to be completed?

A:
We currently expect to complete the merger early in the second quarter of 2013. However, we cannot assure you when or if the merger will occur. We must, among other things, first obtain the approval of TBI shareholders at the special meeting and the required regulatory approvals described in this document under the caption "Proposal 1—The Merger—Regulatory Approvals Required for the Merger."

Q:    What happens if the merger is not completed?

A:
If the merger is not completed, then holders of TBI common stock will not receive any consideration for their shares in connection with the merger. Instead, TBI will remain an independent company and the current TBI shareholders will retain their equity ownership interests in TBI. Under specified circumstances in connection with the termination of the merger agreement, including circumstances involving a change in recommendation by the board of directors of TBI or failure to receive the required approval of TBI shareholders for the merger, TBI may be required to pay SYB a termination fee of $750,000 or $250,000, respectively. For further discussion of the termination rights under the merger agreement and the related termination fees, see "The Merger Agreement—Termination; Termination Fee" beginning on page 62.

Q:    What risks should I consider before I vote on the merger proposal?

A:
You should review the risk factors set forth in the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page 18. You also should read and carefully consider the risk factors relating to SYB's business which are contained in the reports and other documents that SYB files with the SEC and are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" in the forepart of this document and "Incorporation of Certain Documents by Reference" beginning on page 86.

Q:    Will SYB shareholders receive any shares or cash as a result of the merger?

A:
No. SYB shareholders will continue to own the same number of SYB shares that they owned prior to the effective time of the merger (which we refer to as the "effective time.")

Q:    How many votes are required to approve the merger proposal and the adjournment proposal?

A:
The merger proposal will be approved if holders of a majority of the issued and outstanding shares of TBI common stock vote in favor of approving it. Approval of the adjournment proposal requires that more votes be cast in favor of that proposal than are cast against it.

  TBI's directors have entered into Voting and Support Agreements with SYB pursuant to which they have agreed, among other things, to vote all of their shares, representing approximately 20% of the outstanding shares of TBI stock as of the record date for the special meeting, in favor of the merger proposal.

Q:    How may I vote my shares at the special meeting?

A:
TBI shareholders may vote by (i) completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid return envelope or (ii) attending the special meeting and voting in person. We encourage you to submit your proxy as soon as possible to ensure that your shares will be represented and voted at the special meeting. Submitting a proxy will not affect the right of any TBI shareholder to vote in person at the special meeting.

Q:    What happens if I do not vote or I abstain?

A:
Because the required vote of TBI shareholders to approve the merger proposal is based upon the number of outstanding shares of TBI common stock entitled to vote rather than upon the number of shares actually voted, if you fail to vote or abstain from voting on the merger proposal, it will have the same effect as a vote against the merger. An abstention will have no effect on the adjournment proposal.

Q:    What happens if I return my proxy card without indicating how to vote?

A:
All shares represented by valid proxies that TBI receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you return a properly signed proxy card but do not indicate how you want to vote on any particular proposal, then your proxy will be counted as a vote FOR approval of the merger proposal and FOR approval of the adjournment proposal.

Q:    When and where is the TBI special meeting?

A:
The special meeting of TBI shareholders will be held at the Crestwood branch of THE BANK—Oldham County located at 6317 West Highway 146, Crestwood, Kentucky, on April 22, 2013, at 2:00 p.m. local time.

Q:    What are the tax consequences of the merger to me?

A:
We have structured the merger as a tax-free reorganization, so that SYB, TBI, and their respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of TBI shares of common stock for shares of SYB common stock in the merger. TBI shareholders generally will be taxed on any gain that they may have with respect to the cash portion of the merger consideration. Additionally, taxable income will result to the extent that a TBI shareholder receives cash in lieu of a fractional share of SYB common stock and that cash received exceeds the TBI shareholder's adjusted basis in the surrendered stock. See "Material Federal Income Tax Consequences" beginning on page 71. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:    Will I have dissenters' rights?

A:
Yes. Under Kentucky law, you have the right to dissent from the merger and receive, in lieu of the consideration you would otherwise be entitled to receive as a result of the merger, payment in cash for the fair value of your shares of TBI common stock if the merger is completed. The fair value of your shares may be more or less than the merger consideration that you would receive in the merger if you do not dissent. This cash payment would be taxable to you. To exercise dissenters' rights, you must strictly follow the procedures prescribed by the Kentucky Business Corporation Act ("KBCA"). To review these procedures in more detail, see "Dissenters' Rights" beginning on page 66 of this proxy statement/prospectus and Annex D.

Q:    Are SYB shareholders required to vote on the merger agreement?

A:
No. A vote of SYB shareholders is not required to approve the merger agreement.

Q:    How does the TBI board of directors recommend that I vote?

A:
The TBI board of directors unanimously recommends that you vote "FOR" approval of the merger proposal and "FOR" approval of the adjournment proposal.

Q:    What do I need to do now?

A:
After carefully reading this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted. Then sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares can be voted at the special meeting.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
If your shares are held in the name of a broker, bank, or other nominee, then you are considered the "beneficial holder" of the shares held for you in what is known as "street name." In this case, you are not the record holder of the shares. As the beneficial holder, you generally have the right to instruct the broker or other nominee as to how to vote the shares. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the merger proposal, then your broker will not be able to vote your shares on that proposal, which will have the same effect as voting against the merger proposal.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. All TBI shareholders are invited to attend the special meeting. Only those persons who are holders of record of TBI common stock on March 19, 2013, the record date established by the TBI board of directors for the special meeting, may vote in person at the meeting. If you are not a shareholder of record, then you must obtain a proxy, executed in your favor, from the recordholder of your shares, such as a broker, bank or other nominee, to be able to vote your shares in person at the special meeting.

  Regardless of whether you plan to attend the special meeting, we encourage you to return your signed proxy card promptly to ensure that a quorum exists at the special meeting and that your vote will be counted if you later choose not to attend the meeting. You may revoke any previously submitted proxy and vote your shares in person at the special meeting.

Q:    Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•
First, you can send a written notice stating that you revoke your proxy;

•
Second, you can complete and submit a new proxy card, dated as of a date later than the first proxy card; and

•
Third, you can attend the special meeting and vote in person.

  Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q:    What if some or all of my TBI shares are held in the TBI 401(k) plan?

A:
If you are a participant in the THE BANK—Oldham County Profit Sharing Plan, which we refer to as the "401(k) plan," then you may be receiving this material because of the TBI common stock held in your account in the 401(k) plan. In that case, the new trustee of the 401(k) plan will distribute to participants a voting instruction card prior to the special meeting. If you properly complete and execute the voting instruction card and return it as directed, then the trustee will vote the shares allocated to your 401(k) plan account in accordance with your instructions, subject to the trustee's fiduciary obligations under the Employee Retirement Income Security Act of 1974. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the special meeting, the trustee will vote the shares in its discretion. Please note that you will not be able to vote the shares of TBI common stock held for you in the 401(k) plan in person at the special meeting because the shares may only be voted by the plan trustee.

  If your shares of common stock are held by you both in your name as the record holder and for your account in the 401(k) plan, then you must use the enclosed proxy card only to vote the shares held in your record name. You should separately provide voting instructions to the 401(k) plan trustee for your plan shares by returning the voting instruction card provided by the trustee.

Q:    Should I send in my stock certificates now?

A:
No. You should not send your stock certificates with your proxy card. As soon as practicable after the completion of the merger, you will receive written instructions and a letter of transmittal describing how you may exchange your shares for your merger consideration. At that time, you must send your completed letter of transmittal to Registrar and Transfer Company, which will serve as the exchange agent, in order to receive your merger consideration. You should not send your share certificate until you receive the letter of transmittal.

Q:    What if I cannot find my stock certificates?

A:
There will be a procedure for you to receive your merger consideration, even if you have lost one or more of your TBI stock certificates. This procedure, however, may take time to complete and could involve an additional expense to you. In order to ensure that you will be able to receive your merger consideration promptly after the merger is completed, we urge you to confirm that you either hold stock certificates for your shares of TBI common stock or that your shares are held by a broker, depository or another financial institution. If you cannot locate your TBI stock certificates, then we urge you to contact Stephen M. Norton, President and Chief Executive Officer of TBI, as soon as possible to arrange for replacement stock certificates. Mr. Norton can be reached at the address and telephone number listed below.

Q:    Where can I find more information about SYB?

A:
You can find more information about SYB from the sources described under the section entitled "Where You Can Find More Information" in the forepart of this document.

Q:    Whom should I contact if I have other questions about the merger proposal or the procedures for voting my shares at the special meeting?

A:
If you have more questions about the merger proposal or the procedures for voting your shares at the special meeting, or if you need additional copies of this document or a replacement proxy card, then you should contact:

    THE BANCorp, Inc.
    515 S. First Street
    P.O. Box 500
    La Grange, Kentucky 40031
    Attn: Stephen M. Norton,
    President and Chief Executive Officer
    (502) 222-2100

SUMMARY

        This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption "Incorporation of Certain Documents by Reference" beginning on page 86. Each item in this summary includes a page reference directing you to a more complete description of that item.

        Except where the context indicates otherwise, references to "SYB" refer to S.Y. Bancorp, Inc. and its consolidated subsidiaries, and references to "TBI" refer to THE BANCorp, Inc. and its consolidated subsidiaries. References to "SYB Bank" refer to Stock Yards Bank & Trust Company, SYB's wholly-owned subsidiary bank, and references to "Merger Sub" refer to Sanders Merger Sub, LLC, a wholly-owned subsidiary of SYB. References to "TBI Bank" refer to THE BANK—Oldham County, TBI's wholly-owned subsidiary bank. References to "we," "us," or "our" refer to both SYB and TBI.

 The Companies (page 28)

  S.Y. Bancorp, Inc.
  P.O. Box 32890
  Louisville, Kentucky 40232-2890
  (502) 582-2571

        S.Y. Bancorp, Inc. (or SYB, as it is referred to in this document) is a bank holding company which was incorporated in Kentucky in 1988 and is headquartered in Louisville, Kentucky. SYB provides a broad range of banking services in the Louisville, Kentucky, Indianapolis, Indiana, and Cincinnati, Ohio markets through its bank subsidiary, Stock Yards Bank & Trust Company, which operates 31 full service offices, 25 of which are located in and around metropolitan Louisville. As of December 31, 2012, Stock Yards Bank & Trust Company (or SYB Bank, as it is referred to in this document) had total assets of $2.148 billion, total loans of $1.585 billion, total deposits of $1.782 billion, and total shareholders' equity of $205 million. SYB's common stock is listed on the NASDAQ Global Select Market under the trading symbol "SYBT."

  Sanders Merger Sub, LLC
  c/o S.Y. Bancorp, Inc.
  P.O. Box 32890
  Louisville, Kentucky 40232-2890
  (502) 582-2571

        Sanders Merger Sub, LLC (or Merger Sub, as it is referred to in this document) is a Kentucky limited liability company and a wholly-owned subsidiary of SYB. Merger Sub was formed as a Kentucky corporation in December 2012 and was converted to a limited liability company in February 2013. Merger Sub was formed solely for the purpose of entering into the merger agreement with TBI and completing the merger and has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

  THE BANCorp, Inc.
  515 S. First Street
  P.O. Box 500
  La Grange, Kentucky 40031
  (502) 222-2100

        THE BANCorp, Inc. (or TBI, as it is referred to in this document) is a Kentucky corporation headquartered in La Grange, Kentucky and a registered bank holding company. THE BANK—Oldham County (or TBI Bank, as it is referred to in this document) is its wholly-owned bank subsidiary. THE

BANK—Oldham County was established in 1993 in La Grange, Kentucky and operates four full-service banking facilities in the area of Oldham County, Kentucky. As of December 31, 2012, THE BANK—Oldham County had total assets of $141.5 million, total loans of $45.5 million, total deposits of $121.5 million, and total shareholders' equity of $17.0 million. TBI's common stock is not traded on any securities exchange, nor is there an established trading market for TBI's common stock.

Special Meeting of Shareholders; Required Vote (page 25)

        The special meeting of TBI shareholders is scheduled to be held on April 22, 2013, at 2:00 p.m. local time, at the Crestwood branch of THE BANK—Oldham County located at 6317 West Highway 146, Crestwood, Kentucky. At the TBI special meeting, you will be asked to vote to approve the merger proposal and the adjournment proposal. Only TBI shareholders of record as of the close of business on March 19, 2013 are entitled to notice of, and to vote at, the TBI special meeting. As of the record date, there were 41,933 shares of TBI common stock issued and outstanding.

        In connection with signing the merger agreement, TBI's directors, who then collectively owned approximately 20% of the outstanding shares of TBI stock, signed Voting and Support Agreements that, among other things, require them to vote all of their shares of TBI stock in favor of the merger proposal. A copy of the form of Voting and Support Agreement signed by these TBI shareholders is attached to this proxy statement/prospectus as Annex C.

        The affirmative vote of a majority of the shares of TBI common stock outstanding is required for the approval of the merger proposal. Approval of the adjournment proposal requires that more votes be cast in favor of that proposal than are cast against it. No approval by SYB shareholders is required on any of the proposals.

The Merger and the Merger Agreement (page 51)

        SYB's acquisition of TBI is governed by the merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, TBI will be merged with and into Merger Sub, with Merger Sub surviving. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus, as it is the primary legal document governing the merger.

What TBI Shareholders Will Receive in the Merger (page 51)

        If the merger is completed, then each share of TBI common stock will be converted into the right to receive the "merger consideration," which is comprised of 12.7557 shares of SYB common stock (which we refer to as the "stock portion" of the merger consideration) plus, subject to certain potential adjustments described below, $185.81 in cash (which we refer to as the "cash portion" of the merger consideration.) The stock portion of the merger consideration is fixed. The aggregate cash portion of the merger consideration will be decreased on a dollar for dollar basis if, and to the extent by which, TBI shareholders' equity is less than $17,860,000. For purposes of determining whether there will be such a decrease in the aggregate cash portion of the merger consideration, TBI shareholders' equity will be calculated not more than three business days prior to the closing date of the merger in accordance with the formula set forth in the merger agreement. As of December 31, 2012, TBI's shareholders' equity, net of accumulated other comprehensive income or loss and estimated transaction expenses (which are both excluded under the formula), would have exceeded $17,860,000. The aggregate merger consideration to be paid by SYB will increase if the number of shares of TBI common stock outstanding at the effective time of the merger exceeds the number of shares outstanding as of the date of the merger agreement as a result of the exercise of TBI stock options. As a result, the merger consideration applicable to each share of TBI common stock will not be changed by the exercise of TBI stock options prior to the closing date. SYB will not issue any fractional shares of SYB common stock as part of the merger consideration. Instead, SYB will pay to each former TBI shareholder who otherwise would have received a fraction of a share an amount of cash (rounded to the nearest cent) determined by multiplying the fraction of a share to which such holder would otherwise be entitled by $21.85.

What Holders of TBI Stock Options Will Receive (page 53)

        If the merger is completed, each holder of a TBI stock option will be entitled to receive an amount in cash equal to the excess, if any, of the per share merger consideration minus the exercise price of the option and less applicable withholding taxes.

Risk Factors (page 18)

        TBI shareholders should carefully consider the risks identified in the "Risk Factors" section beginning on page 18 in evaluating whether to approve the proposals. These risks should be considered along with the information incorporated by reference into this proxy statement/prospectus, including risk factors, from the reports of SYB filed with the SEC and any other information included in this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Note About Forward-Looking Statements" on page 23.

Recommendation of TBI Board of Directors (page 34)

        The TBI board of directors approved the merger agreement and the proposed merger. The TBI board believes that the merger is advisable and fair to, and in the best interests of, TBI and its shareholders, and therefore recommends that TBI shareholders vote "FOR" the merger proposal. The TBI board also recommends that you vote "FOR" the adjournment proposal.

TBI Reasons for the Merger (page 34)

        TBI's board, with the assistance of outside financial and legal advisors, has evaluated the financial, legal, and market considerations bearing on its decision to approve and recommend the merger agreement. In reaching its conclusion that the merger agreement is in the best interests of TBI and the TBI shareholders, the TBI board carefully considered several material factors, which are discussed under the section captioned "Proposal 1—The Merger—TBI's Reasons for the Merger and Board Recommendation" beginning on page 34. Because of the wide variety of factors considered, the TBI board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Dissenters' Rights (page 66)

        Dissenters' rights are statutory rights that, if available under law, enable shareholders to demand that the corporation pay the fair value for their shares instead of receiving the consideration offered to shareholders in connection with an extraordinary transaction such as a merger. Under Kentucky law, you have the right to exercise dissenters' rights in connection with the merger. To exercise dissenters' rights of appraisal, or appraisal rights, you must strictly follow the procedures prescribed by the KBCA. To review these procedures in more detail, see "Dissenters' Rights" beginning on page 66 and Annex D.

Opinion of TBI's Financial Advisor (page 35)

        In deciding to approve the merger agreement, the board of directors of TBI considered, among other things, the opinion of its financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), an investment banking and financial advisory firm specializing in advising financial institutions, that the merger consideration provided in the merger agreement is fair, from a financial point of view, to the

TBI shareholders. The opinion is based on and subject to procedures, matters, and limitations described in the opinion and other matters that Sandler O'Neill deemed relevant. The opinion is attached to this proxy statement/prospectus as Annex B. We urge all TBI shareholders to read the entire opinion, which describes the procedures followed, matters considered, and limitations on the review undertaken by Sandler O'Neill in providing its opinion. The opinion of Sandler O'Neill is directed to the TBI board of directors and does not constitute a recommendation to any TBI shareholder as to how to vote at the TBI special meeting or any other matter relating to the proposed merger.

TBI's Directors and Executive Officers Have Interests in the Merger (page 48)

        When you consider the TBI board of directors' recommendation that you vote in favor of the merger proposal, you should be aware that the executive officers of TBI and the members of TBI's board of directors have interests in the merger that may be different from, or in addition to, the interests of TBI shareholders generally that may present actual or apparent conflicts of interest. TBI's board of directors was aware of these interests when it approved the merger agreement. Such material interests are as follows:

  Change of Control Agreements (page 48)

        Alexander Babey and Stephen Norton each have Change in Control Security Agreements in place with TBI which, subject to the closing of the merger and to agreements by Babey and Norton, respectively, to sign release and waiver agreements acceptable to TBI and SYB, entitle each of them to receive lump sum cash severance payments from SYB within 30 days after their employment ends, if it ends within certain time windows and for certain reasons after the effective time of the merger. Each of these severance payments would be in an amount equal to a multiple of each officer's average total taxable compensation from TBI for the five calendar years prior to the Effective time of the merger. Babey's multiple is 1.5, and Norton's multiple is 2.99. Also, as a condition to SYB's obligations under the merger agreement, TBI must amend these two Change in Control Security Agreements principally to include covenants that restrict each of Mr. Babey and Mr. Norton from engaging in activities that would be competitive with SYB.

  Consulting Arrangement with Stephen Norton (page 49)

        SYB and Stephen M. Norton, current President and Chief Executive Officer of TBI, have agreed in principle on an arrangement pursuant to which Mr. Norton's employment would continue with SYB for 30 days after the effective time of the merger at his existing base salary compensation, after which time Mr. Norton would be available to provide SYB with consulting services for an additional four months following the effective time at an hourly rate of $100.

  Indemnification and Continuation of Directors' and Officers' Insurance (page 49)

        Each present and former director, officer and employee of TBI and TBI Bank will be indemnified to the fullest extent permitted by law for any acts arising out of or pertaining to matters existing or occurring at or prior to the closing. Additionally, prior to the closing of the merger, TBI will purchase an extended reporting period or "tail" endorsement under TBI's existing directors' and officers' liability insurance policy for TBI's directors and officers that will provide insurance coverage for a period of six years following the completion of the merger.

Regulatory Approvals (page 49)

        Under the terms of the merger agreement, the merger cannot be completed until SYB receives all necessary regulatory approvals or waivers, including approvals or waivers from the FDIC, the KDFI and the Federal Reserve Board. SYB and TBI have received all such approvals and waivers required to complete the merger.

New SYB Shares Are Expected to Be Eligible for Trading (page 50)

        The shares of SYB common stock to be issued in the merger are expected to be eligible for trading on the NASDAQ Global Select Market upon issuance.

Conditions to the Merger (page 61)

        The obligation of SYB and TBI to consummate the merger is subject to the satisfaction or waiver of a number of conditions, on or before the completion of the merger, including the following material conditions:

  •
  The approval of the merger agreement by a majority of the outstanding shares of TBI common stock;

  •
  Authorization of the listing on the NASDAQ Global Select Market of the shares of SYB common stock to be issued in the merger;

  •
  The continued effectiveness of the registration of the SYB common stock to be issued in the merger;

  •
  No order, injunction, or decree issued by any court or agency and no other laws making the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect;

  •
  All regulatory approvals required to consummate the transactions contemplated by the merger agreement being obtained and remaining in full force and effect and all statutory waiting periods in respect of such regulatory approvals having expired;

  •
  The representations and warranties of TBI in the merger agreement must be true and correct, subject to the standards set forth in the merger agreement and described below, and SYB must receive a certificate signed on behalf of TBI to such effect;

  •
  TBI must have performed in all material respects all obligations required to be performed by TBI under the merger agreement at or prior to the effective time of the merger, and SYB must receive a certificate signed on behalf of TBI to such effect;

  •
  There having been no any action taken, determination made, or law enacted applicable to the transactions contemplated by the merger agreement by any governmental authority, in connection with the grant of a required regulatory approval or otherwise, imposing any restriction, requirement, or condition that the SYB board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by the merger agreement or restrict or burden TBI's business or operations to the extent that SYB would not have entered into the merger agreement if such conditions, restrictions, or requirements had been known at the time the merger agreement was executed;

  •
  The receipt of certain consents, approvals, and terminations to certain contracts must have been obtained and remain in full force and effect;

  •
  Messrs. Norton and Babey, the executive officers of TBI, must have executed and delivered amendments to their change in control agreements to include new non-solicitation and confidentiality agreements with SYB;

  •
  Dissenting shares of TBI common stock must not represent 10% or more of the outstanding shares of TBI common stock;

  •
  As of the close of business on the third business day immediately preceding the closing date of the merger, TBI Bank must have "Core Deposits" (as defined in the merger agreement) of not less than $80,000,000, pursuant to calculations set forth in the merger agreement;

  •
  The representations and warranties of SYB and Merger Sub in the merger agreement must be true and correct, subject to the standards set forth in the merger agreement and described below, and TBI must receive a certificate signed on behalf of SYB to such effect; and

  •
  SYB must have performed in all material respects all obligations required to be performed by SYB under the merger agreement at or prior to the effective time, and TBI must have received a certificate signed on behalf of SYB to such effect.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination (page 62)

        The merger agreement may be terminated by TBI and/or SYB under a number of circumstances, including:

  •
  By mutual written consent of TBI and SYB;

  •
  The merger not having been consummated on or before July 31, 2013;

  •
  Failure to obtain required regulatory approvals;

  •
  Failure to obtain TBI shareholder approval;

  •
  Breach by TBI of any of its covenants, agreements, or representations and warranties under the merger agreement in a manner that would result in the failure of the conditions to closing of the merger, subject to the rights of TBI to cure the breach;

  •
  Breach by SYB of any of its covenants, agreements, or representations and warranties under the merger agreement in a manner that would result in the failure of the conditions to closing of the merger, subject to the rights of SYB to cure the breach;

  •
  Failure to satisfy any of the conditions described above in the section entitled "Conditions to the Merger"; and

  •
  Withdrawal, failure to give, or change of the recommendation of the TBI board of directors, the approval by the TBI board of directors of any acquisition proposal (discussed below) or the making of any announcement by the TBI board of directors of any agreement to enter into an alternative acquisition agreement (discussed below), or, subject to the prior payment of the applicable termination fee, TBI entering into an alternative acquisition agreement.

TBI may also terminate the merger agreement if SYB's stock price falls below thresholds set forth in the merger agreement and described below in the section entitled "The Merger Agreement—Termination," and SYB elects not to increase the stock portion of the merger consideration pursuant to a prescribed formula. Please note that approval of the merger proposal by TBI shareholders authorizes the TBI board of directors to terminate the merger agreement under certain circumstances or proceed with the merger at its sole discretion if the board of directors believes such action to be in the best interests of its shareholders, regardless of the then-current value of the merger consideration to be received by the TBI shareholders.

 Termination Fee (page 64)

        In general, all fees and expenses incurred by SYB and TBI in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

        However, upon termination of the merger agreement under specified circumstances, SYB or TBI may be required to pay the other a termination fee of $750,000 or reimburse the other for its reasonable, documented out-of-pocket expenses (up to a maximum of $250,000) incurred in connection with the merger agreement.

        TBI will be required to pay SYB a termination fee of $750,000 in the following circumstances:

  •
  if the merger agreement is terminated:

  •
  by SYB if the TBI board submits the merger agreement to its shareholders without a recommendation for approval, changes its recommendation, approves an alternative acquisition proposal, or makes any announcement of an agreement to enter into an alternative acquisition agreement, or

  •
  by TBI to enter into an alternative acquisition agreement;

  •
  if (i) a third party has publicly disclosed or made known to management of TBI an acquisition proposal (or an intention to make an acquisition proposal), (ii) the merger agreement is subsequently terminated because the merger has not been consummated by July 31, 2013, and approval of the TBI shareholders has not been obtained by that date, or because the TBI shareholders fail to approve the merger agreement and, (iii) within 12 months of such termination, TBI consummates an acquisition proposal or enters into an alternative acquisition agreement; or

  •
  the merger agreement is terminated either by SYB due to an uncured breach by TBI of one of its covenants, agreements, representations or warranties under the merger agreement that would result in the failure of the closing conditions described in the section entitled "The Merger Agreement—Conditions to the Merger."

        TBI will be required to reimburse SYB for up to $250,000 in out-of-pocket expenses if SYB terminates the merger agreement as a result of the TBI shareholders failing to approve the merger agreement at a meeting called for that purpose.

        SYB will be required to pay TBI the termination fee of $750,000 if the merger agreement is terminated by TBI due to an uncured breach by SYB of one of its covenants, agreements, representations, or warranties under the merger agreement that would result in the failure of the closing conditions described in the section entitled "The Merger Agreement—Conditions to the Merger."

        SYB will be required to reimburse TBI for up to $250,000 in out-of-pocket expenses if SYB terminates the merger agreement because a governmental entity imposes a restriction, requirement, or condition on SYB which the SYB board of directors reasonably determines in good faith would materially reduce the benefits of the transactions contemplated by the merger agreement or would restrict or burden the business or operations of SYB or any of its subsidiaries to such a degree that, had they been known, SYB would not have entered into the merger agreement.

        See the section entitled "The Merger Agreement—Termination Fee" beginning on page 64 for a discussion of the circumstances under which the termination fee will be required to be paid.

 Accounting Treatment of the Merger (page 50)

        The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executor contracts and other commitments) of TBI as of the effective time will be recorded at their respective fair values and added to those of SYB. Any excess of purchase price over the fair values will be recorded as goodwill. Consolidated financial statements of SYB issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of TBI.

Rights of TBI Shareholders after the Merger (page 78)

        If the merger is completed, TBI shareholders (other than those who exercise dissenters' rights) will become SYB shareholders, and their rights would then be governed by SYB's articles of incorporation and bylaws and by applicable law. Both SYB and TBI are organized under Kentucky law. To review the differences in the rights of shareholders under each company's governing documents, see "Comparison of Shareholders' Rights" beginning on page 78.

Material Federal Income Tax Consequences of the Merger (page 71)

        SYB and TBI expect the merger to qualify as a "reorganization" for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

  •
  neither TBI nor its shareholders will recognize gain or loss with respect to the shares of SYB common stock received in the merger;

  •
  TBI shareholders generally will be taxed on any gain that they may have with respect to the cash that they receive in exchange for their shares of TBI common stock; and

  •
  TBI shareholders will recognize gain or loss, if any, on any fractional shares of TBI common stock for which cash is received equal to the difference between the amount of cash received and the TBI shareholder's allocable tax basis in the fractional shares.

        To review the tax consequences of the merger to TBI shareholders in greater detail, please see the section "Material Federal Income Tax Consequences" beginning on page 71.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF S. Y. BANCORP, INC.

        The following table presents selected historical consolidated financial information of SYB. The selected balance sheet and statement of income data, insofar as they relate to the years ended December 31, 2012, 2011, 2010, and 2009, are derived from SYB's audited consolidated financial statements. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and SYB's consolidated financial statements and the related notes incorporated by reference into this proxy statement/prospectus from SYB's Annual Report on Form 10-K for the year ended December 31, 2012. See "Where You Can Find More Information" in the forepart of this document for a description of where you can find this information. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	As of and for the year ended December 31
	2012	2011	2010	2009
	(In thousands, except per share data)
Income Statement Data
Interest income	$86,901	$86,039	$86,146	$83,856
Interest expense	12,951	15,307	19,267	25,181
Net interest income	73,950	70,732	66,879	58,675
Provision for loan losses	11,500	12,600	11,469	12,775
Non-interest income	38,457	33,244	33,739	30,036
Non-interest expenses	65,472	59,581	57,131	52,695
Income before income taxes	35,435	31,795	32,018	23,241
Net income	25,801	23,604	22,953	16,308
Per Common Share Data
Diluted earnings per share	$1.85	$1.71	$1.67	$1.19
Dividends per share	.77	.72	.69	.68
Book value per share	14.74	13.58	12.37	11.29
Weighted average common and common equivalent shares—diluted	13,932	13,834	13,779	13,689
Balance Sheet Data
Total assets	$2,148,262	$2,053,097	$1,902,945	$1,791,479
Loans	1,584,594	1,544,845	1,508,425	1,435,462
Allowance for loan losses	31,881	29,745	25,543	20,000
Securities	386,440	352,185	245,352	228,260
Deposits	1,781,693	1,617,739	1,493,468	1,418,184
Federal Home Loan Bank advances	31,882	60,431	60,442	60,453
Subordinated debentures	30,900	40,900	40,900	40,930
Stockholders' equity	205,075	187,686	169,861	153,614

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE BANCORP, INC.

        The following table presents selected historical consolidated financial information of TBI. The selected balance sheet and statement of income data, insofar as they relate to the years ended December 31, 2012, 2011, 2010, and 2009, are derived from TBI's audited consolidated financial statements. See "Where You Can Find More Information" in the forepart of this document for a description of how you can obtain copies of these financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	As of and for the year ended December 31
	2012	2011	2010	2009
	(In thousands, except per share data)
Income Statement Data
Interest income	$3,868	4,527	5,130	6,023
Interest expense	176	316	562	873
Net interest income	3,692	4,211	4,568	5,150
Provision for loan losses	—	60	285	335
Non-interest income	1,460	1,460	1,507	1,413
Non-interest expenses	4,779	4,963	5,005	4,974
Income before income taxes	373	648	785	1,254
Net income	295	563	666	1,014
Per Common Share Data
Diluted earnings per share	$7.06	13.33	15.76	23.82
Dividends per share	—	—	—	—
Book value per share	459.64	455.64	423.76	418.61
Weighted average common and common equivalent shares—diluted	41,780	42,221	42,258	42,562
Balance Sheet Data
Total assets	$143,350	144,444	146,962	140,249
Loans	45,463	49,946	59,446	64,755
Allowance for loan losses	1,163	859	1,391	1,299
Securities	79,276	70,396	68,377	53,395
Deposits	120,995	120,617	125,135	116,928
Federal Home Loan Bank advances	—	—	—	—
Subordinated debentures	—	—	—	—
Stockholders' equity	19,274	18,926	17,757	17,402

 MARKET PRICES AND DIVIDENDS OF SYB COMMON STOCK

        SYB common stock is traded on the NASDAQ Global Select Market under the ticker symbol "SYBT." The following table sets forth, for the periods indicated, the high and low market closing prices of shares of SYB common stock as reported on the NASDAQ Global Select Market and the quarterly cash dividends declared per share of SYB common stock.

	SYB Common Stock
	High	Low	Dividend
2011
First Quarter	$25.16	$23.71	$0.18
Second Quarter	25.76	22.50	0.18
Third Quarter	23.97	18.06	0.18
Fourth Quarter	21.24	18.25	0.18
2012
First Quarter	$23.65	$20.60	$0.19
Second Quarter	23.95	21.96	0.19
Third Quarter	24.98	22.45	0.19
Fourth Quarter	24.12	21.08	0.20
2013
First Quarter (through March 13, 2013)	$23.29	$22.10	$0.20

        On December 18, 2012, the last trading day before the announcement of the merger agreement, the high and low sales prices of shares of SYB common stock as reported on the NASDAQ Global Select Market were $22.06 and $21.82, respectively. On March 13, 2013, the latest practicable date before the date of this document, the high and low sales prices of shares of SYB common stock as reported on the NASDAQ Global Select Market were $22.86 and $22.70, respectively.

        As of December 31, 2012, there were approximately 5,350 holders of SYB common stock, including beneficial owners holding shares in nominee or "street" name.

        Under the terms of the merger agreement, the transaction is currently valued at $476.00 per TBI common share, based on the closing price per share of SYB's common stock on March 13, 2013. In the merger, each share of TBI common stock owned by a TBI shareholder (except for dissenting shares) will be converted into the right to receive 12.7557 shares of SYB common stock and $185.81 in cash.

        TBI shareholders are advised to obtain current market quotations for SYB common stock before voting. Although the exchange ratio is fixed, the market price of SYB common stock will fluctuate between the date of this document and the effective date. As a result, the value of the stock portion of the merger consideration that TBI shareholders will receive upon completion of the merger will depend on the market price of SYB common stock at the time of the merger. No assurance can be given concerning the market price of SYB common stock before or after the effective date.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see "Where You Can Find More Information" in the forepart of this document and "Incorporation of Certain Documents By Reference" on page 86), including the risk factors included in the reports filed by SYB with the SEC, you should consider carefully the risk factors described below in deciding whether to vote for approval of the merger agreement, as we believe these risk factors to be material to a decision on how to vote your shares. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. If any of the following risks and uncertainties develops into actual events, the combined company, its results of operations or its financial condition could be adversely impacted. Please also refer to the section of this proxy statement/prospectus entitled "Cautionary Note About Forward-Looking Statements" on page 23.

 Risks Related to the Merger

TBI shareholders cannot be certain of the market value of the merger consideration that they will receive because the market price of SYB common stock will fluctuate and the cash portion of the merger consideration is subject to adjustment as a result of certain factors.

        Upon completion of the merger, each share of TBI common stock will be converted into merger consideration consisting of 12.7557 shares of SYB common stock and, subject to certain potential adjustments, $185.81 in cash. The stock portion of the merger consideration is subject to a fixed exchange ratio of 12.7557 shares of SYB common stock for each share of TBI common stock. The market value of the stock portion of the merger consideration may vary after the date on which we announced the merger, on the date on which this document was mailed to TBI shareholders, on the date of the special meeting of the TBI shareholders, and on the date on which the merger is completed. Any change in the market price of SYB common stock prior to completion of the merger will affect the market value of the stock portion of the merger consideration that TBI shareholders will receive upon completion of the merger. In addition, the aggregate amount of the cash portion of the merger consideration to be paid by SYB will be decreased on a dollar for dollar basis to the extent by which TBI shareholders' equity is less than $17,860,000, as calculated not more than three business days prior to the closing date of the merger in accordance with the formula set forth in the merger agreement and described under the section entitled "The Merger Agreement—Consideration to be Received in the Merger." Accordingly, at the time of the special meeting, TBI shareholders will not know or be able to calculate the value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. We urge you to obtain current market quotations for shares of SYB common stock before you vote your shares at the TBI special meeting.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on TBI.

        The merger agreement is subject to a number of conditions that must be fulfilled in order to close the merger. These conditions include, among others: approval by TBI's shareholders; regulatory approval of the merger; continued accuracy of certain representations and warranties by each of TBI and SYB; performance by TBI and SYB of certain covenants and agreements; and TBI Bank having "Core Deposits" (as defined in the merger agreement) of not less than $80,000,000, pursuant to calculations called for under the merger agreement.

        In addition, certain circumstances exist in which SYB and/or TBI may terminate the merger, including if:

  •
  TBI and SYB mutually consent in writing upon authorization by their respective boards of directors;

  •
  the merger has not been consummated on or before July 31, 2013; and

  •
  the TBI board of directors withdraws or changes its recommendation, resolves to approve any alternative acquisition proposal, or makes any announcement of an agreement to enter into an alternative acquisition agreement.

        In addition, the TBI board may terminate the merger agreement if the following two conditions have not been met and SYB has elected not to increase the stock portion of the merger consideration pursuant to a prescribed formula:

  •
  the volume weighted average price per share of SYB's common stock for the 20 consecutive trading days immediately before the first date on which both all required regulatory approvals have been received and TBI's shareholders have approved the merger agreement has declined by more than 15% from the volume weighted average price per share of SYB's common stock for the 20 consecutive trading days immediately preceding the date of the execution of the merger agreement; and

  •
  SYB's common stock underperforms the NASDAQ Bank Index by more than 15% during the same period.

        There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed. If the merger agreement is terminated, there may be various consequences to TBI, including that TBI may have incurred substantial expenses in connection with the merger and/or had its business adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, in each case without realizing any of the anticipated benefits of completing the merger. A termination of the merger agreement may also damage the reputation and franchise value of TBI. If the merger agreement is terminated and TBI's board of directors seeks another merger or business combination, TBI shareholders cannot be certain that TBI will be able to find a party willing to pay the equivalent or greater consideration than that which SYB has agreed to pay in the merger. In addition, in certain circumstances, TBI may be required to reimburse SYB for expenses incurred by SYB up to a maximum of $250,000 or to pay a termination fee of $750,000.

TBI shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        TBI's shareholders currently have the right to vote in the election of the TBI directors and on other significant matters affecting TBI, such as the proposed merger with SYB. If the merger occurs, then each TBI shareholder (other than shareholders exercising dissenters' rights) will become a shareholder of SYB with a percentage ownership of the combined organization that is much smaller than the shareholder's percentage ownership of TBI. Based on the anticipated number of SYB common shares to be issued in the merger, it is anticipated that the TBI shareholders will only own approximately 3.69% of all of the outstanding shares of SYB's common stock. As a result, TBI's shareholders will have less influence on the management and policies of SYB than they now have on the management and policies of TBI. Furthermore, shareholders of SYB do not have pre-emptive or similar rights, and therefore, SYB can sell additional voting securities in the future without offering them to the prior TBI shareholders, which will further reduce their ownership percentage in, and voting control over, SYB.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire TBI.

        Until the completion of the merger, with some exceptions, TBI is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition by any person or entity other than SYB. In addition, TBI has agreed that in certain circumstances, the termination of the merger agreement will require TBI to reimburse SYB for up to $250,000 of expenses incurred by SYB or to pay a termination fee of $750,000 to TBI. These provisions could discourage other companies from trying to acquire TBI even though such other companies might be willing to offer greater value to TBI's shareholders than SYB has offered in the merger agreement. The reimbursement of SYB's expenses and the payment of the termination fee could have a material adverse effect on TBI's financial condition.

Certain of TBI's officers and directors have interests that are different from, or in addition to, the interests of TBI's shareholders generally.

        Certain of TBI's directors and executive officers have interests in the merger that are different from, or in addition to, your interest as a shareholder that may present actual or apparent conflicts of interest. These include payments to be made to two executive officers under existing change in control agreements, a proposed consulting agreement involving TBI's current President and Chief Executive Officer, Stephen M. Norton, and the continuation of director and officer indemnification and liability insurance protections. See "Proposal 1—The Merger—Interests of Certain Directors and Executive Officers of TBI in the Merger" beginning on page 48.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your TBI shares.

        SYB and TBI intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"). The Internal Revenue Service (the "IRS") will not provide a ruling on this matter, and it is possible that the IRS could adopt a contrary position. If the merger fails to qualify as a reorganization, then you generally would recognize gain or loss on each share of TBI common stock exchanged for SYB common stock in the merger in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the SYB common stock received in exchange for that share upon completion of the merger.

The shares of SYB common stock to be received by TBI shareholders as a result of the merger will have different rights from the shares of TBI common stock.

        The rights associated with TBI common stock are different from the rights associated with SYB common stock. See the section entitled "Comparison of the Rights of Shareholders" beginning on page 78 for a discussion of the different rights associated with SYB common stock.

If the merger is not completed, then TBI will have incurred substantial expenses without its shareholders realizing the expected benefits of the merger.

        TBI has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. The merger may not be completed, and if the merger is not completed, TBI expects that it will have incurred approximately $550,000 in expenses related to the merger. These expenses would likely have a material adverse impact on the operating results of TBI because it would not have realized the expected benefits of the merger.

The fairness opinion obtained by TBI will not reflect changes in circumstances that may occur before the closing date of the merger.

        TBI has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from its financial adviser. Changes in the operations and prospects of TBI, general market and economic conditions, and other factors that may be beyond the control of TBI, and on which the fairness opinion was based, may alter the value of TBI and/or SYB or the prices of shares of TBI common stock and shares of SYB common stock by the time the merger is completed. The fairness opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that TBI received from its financial adviser, please refer to "Proposal 1—The Merger—Opinion of Financial Advisor to TBI" on page 35.

Risks Related to the Business of SYB upon Completion of the Merger

SYB may be unable to successfully integrate TBI Bank's operations and retain TBI Bank's employees.

        Simultaneous with the closing of the merger, TBI Bank will be merged with and into SYB Bank, and these two companies have previously operated independently of each other. The possible difficulties and challenges of merging the operations of TBI Bank with SYB Bank include:

  •
  integrating personnel with diverse business backgrounds;

  •
  combining different corporate cultures;

  •
  integrating systems, technologies, policies and procedures; and

  •
  retaining key employees and customers.

        The process of integrating operations may also be time consuming and costly and could cause an interruption of, or loss of momentum in, the activities of one or more of SYB, SYB Bank, TBI, or TBI Bank, and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger of TBI Bank into SYB Bank could have an adverse effect on the business and results of operations of SYB or SYB Bank and, therefore, the stock price of SYB.

SYB may be unable to retain TBI customers or grow the TBI business.

        TBI operates in geographic markets, and with customers primarily located, in and around Oldham County, Kentucky, while SYB's markets and customers are located primarily in Louisville, Kentucky, Cincinnati, Ohio, and Indianapolis, Indiana. Although SYB is not anticipating major differences between the preferences of TBI's customers compared to SYB's customers, any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may choose to obtain some or all of their banking products and services from other banks. SYB believes that the desire of TBI's customers to seek products or services elsewhere as a result of the merger will be lessened because the shareholders of TBI will continue to own a portion of the combined operations after the merger and TBI's geographic market is in close proximity to SYB's geographic market. However, the TBI operations and customers are in a new geographic region for SYB, so there can be no assurances or guarantees that SYB will be able to retain all of TBI's customers or grow the customer base in Oldham County, Kentucky.

Risks Related to SYB's Business

        You should read and consider risk factors specific to SYB's business that will also affect the combined company after the merger, described in Part I, Item 1A of SYB's Annual Report on Form 10-K for the year ended December 31, 2012, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by SYB with the SEC and incorporated by reference into this document. See "Incorporation of Certain Documents By Reference" on page 86 for the location of information incorporated by reference into this proxy statement/prospectus.

 CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

        This document contains or incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about SYB's financial condition, results of operations, earnings outlook, asset quality trends and profitability, and may include statements that relate to the period following the completion of the merger. Forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this document that are not statements of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified.

        In addition, certain statements may be contained in the future filings of SYB with the SEC, in press releases and in oral and written statements made by or with the approval of SYB that are not statements of historical fact and constitute forward-looking statements. Examples of forward-looking statements include, but are not limited to:

  •
  statements about the benefits of the merger between SYB and TBI, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

  •
  statements about the timing or likelihood of completion of the merger;

  •
  statements of plans, objectives and expectations of SYB and TBI or their respective managements or boards of directors;

  •
  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as "believes," "plans," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include those set forth under "Risk Factors" beginning on page 18, as well as, among others, the following:

  •
  fluctuations in the market price of SYB common stock and the related effect on the market value of the merger consideration that TBI shareholders will receive upon completion of the merger;

  •
  the risk that the businesses of SYB and TBI will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

  •
  the possibility that the merger may be more costly to complete than anticipated, including as a result of unexpected factors or events;

  •
  revenues or earnings following the merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

  •
  the failure of TBI's shareholders to approve the merger;

  •
  local, regional, national and international economic conditions and the impact they may have on SYB and TBI and their customers and SYB's and TBI's assessment of that impact;

  •
  changes in asset quality and credit risk, including changes in the level of non-performing assets, delinquent loans, and charge-offs;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  the risk that management's assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

  •
  inflation;

  •
  securities market and monetary fluctuations;

  •
  changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

  •
  sources of liquidity;

  •
  competitive pressures among depository and other financial institutions may increase and negatively affect pricing, third-party relationships and revenues;

  •
  changes in laws and regulations with which SYB and TBI must comply;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

  •
  governmental and public policy changes;

  •
  the availability of financial resources in the amounts, at the times and on the terms required to support SYB's and TBI's future businesses;

  •
  the impact on SYB's or TBI's businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and

  •
  potential disruptions to operations caused by infrastructure failures, information systems breaches or cyber-attacks.

        Additional factors that could cause SYB's results to differ materially from those described in the forward-looking statements can be found in SYB's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to SYB or TBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. SYB and TBI undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

        We caution you not to place undue reliance on the forward-looking statements.

 SPECIAL MEETING OF TBI'S SHAREHOLDERS

        This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the TBI board of directors for the special meeting of TBI shareholders. This section contains information about the special meeting and matters related to voting of shares at the meeting.

Date, Time and Place

        The special meeting will be held on Monday, April 22, 2013 at 2:00 p.m. local time, at the Crestwood branch of THE BANK—Oldham County located at 6317 West Highway 146, Crestwood, Kentucky.

Purpose of the Special Meeting

        At the special meeting, the TBI board of directors will ask you to vote on proposals to:

  •
  approve the merger agreement, a copy of which is attached as Annex A to this document; and

  •
  permit the adjournment of the special meeting, if necessary or appropriate, including an adjournment to permit the further solicitation of proxies to approve the merger proposal.

Record Date and Voting Rights

        TBI has set the close of business on March 19, 2013, as the record date for the special meeting. Only TBI shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 41,933 shares of TBI common stock outstanding and entitled to vote at the special meeting. Holders of record of shares of TBI common stock on the record date are entitled to one vote per share at the special meeting on all matters to be considered at that meeting.

Quorum

        A quorum of shareholders is necessary to hold a valid shareholders' meeting. A majority of TBI's issued and outstanding shares on the record date must be present in person or by proxy at the special meeting before any action may be taken at the special meeting. If a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

        Approval of the merger proposal will require the affirmative vote of at least a majority of TBI's issued and outstanding shares. Brokers holding shares in street name will not have authority to vote on either the merger proposal or the adjournment proposal unless they receive voting instructions from their customer account holders. Broker non-votes and abstentions from voting will have the same effect as a vote against the merger proposal.

        The adjournment proposal requires that more votes cast be in favor of it than are cast against it. Abstentions and broker non-votes will, therefore, have no effect on the adjournment proposal.

Shares of TBI Subject to Voting Agreements

        TBI's directors, who collectively as of the signing date of the merger agreement, owned approximately 20% of the outstanding shares of TBI common stock, executed Voting and Support Agreements pursuant to which they agreed to vote all of their TBI stock in favor of the merger. A copy of the form of the Voting and Support Agreement is attached to this proxy statement/prospectus as Annex C.

 Recommendation of TBI's Board of Directors

        After careful consideration, the board of directors of TBI unanimously voted in favor of the merger agreement and the merger. The TBI board of directors believes that these items and the transactions that they contemplate are in the best interests of TBI and its shareholders and therefore recommends that TBI shareholders vote "FOR" approval of the merger agreement and the transactions contemplated thereby. The TBI board also recommends a vote "FOR" the approval of adjournment of the special meeting, if it becomes necessary or appropriate.

        See "Proposal 1—The Merger—Background of the Merger" and "TBI's Reasons for the Merger and Board Recommendation" beginning on pages 31 and 34, respectively, for a more detailed discussion of the TBI board of directors' recommendation with regard to the merger proposal.

Voting of Proxies

        You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting by revoking your proxy and voting in person.

        TBI shareholders whose shares are held in "street name" by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares. If a shareholder does not provide his or her broker with voting instructions, then the broker will not be authorized to vote on either proposal. Broker non-votes will have the same effect as a vote against the merger proposal but will have no effect on the adjournment proposal.

        Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger proposal and the adjournment proposal. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the merger proposal and, if necessary, "FOR" the adjournment proposal. If a shareholder marks the "abstain" box on the proxy card, then that submission will have the same effect as a vote against the merger proposal but will have no effect on the adjournment proposal.

Revocation of Proxies

        You may revoke your proxy before it is voted by (i) filing with the Secretary of TBI a duly executed revocation of proxy prior to the vote being taken stating that the proxy is revoked, (ii) submitting a new proxy with a later date, or (iii) voting in person at the special meeting.

        Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: THE BANCorp, Inc., 515 S. First Street, P.O. Box 500, La Grange, Kentucky 40031, Attention: Secretary.

401(k) Plan Voting Instructions

        TBI maintains the THE BANK—Oldham County Profit Sharing Plan, originally effective April 1, 1995, and the trust related thereto (referred to as the "401(k) plan") which holds approximately 5.72% of TBI common stock as of the record date for the special meeting. Each participant in the 401(k) plan may instruct the designated fiduciary on how to vote the shares of TBI common stock allocated to his or her account under the 401(k) plan. If a participant properly executes the voting instruction card distributed by the designated fiduciary, the designated fiduciary will vote such participant's shares in accordance with the participant's instructions, subject to the fiduciary's obligations under the Employee Retirement Income Security Act of 1974. Where incomplete voting instruction cards are returned to the designated fiduciary or no card is timely returned, the designated fiduciary will vote the 401(k) plan shares in that participant's account in its discretion.

Solicitation of Proxies

        TBI will bear the costs of the distribution of this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of TBI may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. TBI will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

INFORMATION ABOUT THE COMPANIES

S.Y. Bancorp, Inc.

  S.Y. Bancorp, Inc.
  P.O. Box 32890
  Louisville, Kentucky 40232-2890
  (502) 582-2571

        S.Y. Bancorp, Inc. (or SYB, as it is referred to in this document) is a bank holding company incorporated in Kentucky and headquartered in Louisville, Kentucky. SYB provides a broad range of banking services in the Louisville, Kentucky, Indianapolis, Indiana, and Cincinnati, Ohio markets through its bank subsidiary, Stock Yards Bank & Trust Company (or SYB Bank, as it is referred to in this document), which operates 31 full service banking offices. In addition to its banking operations, SYB Bank has an investment management and trust department operating under the name Stock Yards Trust Company offering a wide range of trust administration, investment management, employee benefit plan services, estate administration, and financial planning services. SYB Bank also originates and sells single-family residential mortgages through Stock Yards Mortgage Company. Additionally, SYB Bank offers securities brokerage services in the name of Stock Yards Financial Services through an arrangement with a third party broker-dealer. As of December 31, 2012, SYB had total assets of $2.148 billion, total loans of $1.585 billion, total deposits of $1.782 billion, and total shareholders' equity of $205 million. SYB's common stock trades on the NASDAQ Global Select Market under the ticker symbol "SYBT."

        Additional information about SYB and SYB Bank is included in documents incorporated by reference into this document. For more information, please see the section entitled "Incorporation of Certain Documents By Reference" beginning on page 86.

Sanders Merger Sub, LLC

  Sanders Merger Sub, LLC
  c/o S.Y. Bancorp, Inc.
  P.O. Box 32890
  Louisville, Kentucky 40232-2890
  (502) 582-2571

        Sanders Merger Sub, LLC (or Merger Sub, as it is referred to in this document) is a Kentucky limited liability company and a wholly-owned subsidiary of SYB. Merger Sub was formed as a Kentucky corporation in December 2012 and was converted to a limited liability company in February 2013. Merger Sub was formed solely for the purpose of entering into the merger agreement with TBI and completing the merger and has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

THE BANCorp, Inc.

  THE BANCorp, Inc.
  515 S. First Street
  P.O. Box 500
  La Grange, Kentucky 40031
  (502) 222-2100

        THE BANCorp, Inc. (or TBI, as it is referred to in this document), is a Kentucky corporation and a registered bank holding company headquartered in La Grange, Kentucky. THE BANK—Oldham County (or TBI Bank, as it is referred to in this document) is its wholly-owned bank subsidiary. THE BANK—Oldham County was established in 1993 in La Grange, Kentucky and operates four full-service banking offices that offer a wide range of commercial and consumer banking services to its customers in and adjacent to Oldham County, Kentucky. As of December 31, 2012, THE BANK—Oldham County had total assets of $141.5 million, total loans of $45.5 million, total deposits of $121.5 million and total shareholders' equity of $17.0 million. As of February 15, 2013, TBI had 41 full-time equivalent employees.

Market for TBI's Common Stock and Related Shareholder Matters

        No established public trading market exists for TBI's common stock, and no brokerage or other firm makes a market in shares of TBI common stock. TBI's bylaws restrict shareholders from selling, giving away, or otherwise disposing of any TBI common stock shares until that shareholder has delivered to TBI an irrevocable written offer to sell those shares to TBI at a stated price. TBI is not aware of any sales of TBI common stock by a shareholder to any buyer other than TBI. For the past several years, TBI Bank's 401(k) plan has purchased shares from TBI annually at a price determined each year by an independent appraiser, which also becomes the price at which TBI will repurchase shares from any selling shareholders for the following twelve months. The appraised prices per share for the two most recent years were $360 for 2012 and $335 for 2011.

        TBI has not declared or paid any cash dividends on its common shares at any time. As of March 13, 2013, there were 41,933 shares of TBI common stock outstanding and held of record by approximately 155 holders.

Management of TBI

        The following table sets forth information about the current directors and executive officers of TBI:

Name	Age	Positions
Gregory J. Esposito	70	Director
William G. Howard	65	Director
William L. S. Landes III	63	Director
Arvel J. "Jerry" McMahan	66	Director
Stephen M. Norton	61	President and Chief Executive Officer, Director
R. Alex Rankin	57	Chairman of the Board
Jonathan P. Westbrook	62	Director and Secretary/Treasurer
Alexander Babey	44	Executive Vice President of THE BANK—Oldham County

Securities Ownership of TBI's Management

        The following table shows the number of shares of common stock beneficially owned by each director and executive officer of TBI and by all of TBI's directors and executive officers as a group. The table shows beneficial ownership as of March 13, 2013. To the best of TBI's knowledge, there are no five percent or greater beneficial owners of TBI common stock other than as included in the table below.

	Shares of TBI Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Percentage of class
Gregory J. Esposito(2)	1,300	3.1%
William G. Howard(3)	1,500	3.6
William L. S. Landes III(4)	935	2.2
Arvel J. "Jerry" McMahan(5)	1,300	3.1
Stephen M. Norton(6)	1,400	3.3
R. Alex Rankin(7)	2,500	5.9
Jonathan P. Westbrook(8)	1,300	3.1
Alexander Babey(9)	1,000	2.3
All executive officers and directors as a group (8 persons)(10)	11,235	25.1%

(1)
Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares. Under SEC rules, a person is considered to be the beneficial owner of shares that the person may acquire within 60 days through the exercise of options. Shares underlying exercisable options are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or a group. The shares are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group.

(2)
Includes exercisable options to purchase 135 shares, 960 shares Mr. Esposito holds jointly with his wife, and 20 shares held solely by his wife.

(3)
Includes exercisable options to purchase 135 shares.

(4)
Includes exercisable options to purchase 135 shares and 150 shares held by Mr. Landes' wife.

(5)
Includes exercisable options to purchase 135 shares and 980 shares held by Mr. McMahan's wife.

(6)
Includes exercisable options to purchase 1,000 shares and 200 shares Mr. Norton holds jointly with his wife.

(7)
Includes exercisable options to purchase 135 shares and 20 shares held by Mr. Rankin's wife.

(8)
Includes exercisable options to purchase 135 shares and 380 shares Mr. Westbrook holds jointly with his wife, and 300 shares held solely by his wife.

(9)
Represents exercisable options to purchase 1,000 shares.

(10)
Includes exercisable options to purchase 2,810 shares.

 PROPOSAL 1—THE MERGER

Terms of the Merger

        Each of SYB's and TBI's respective boards of directors has approved the merger agreement. The merger agreement provides for the merger of TBI with and into Merger Sub, a wholly-owned subsidiary of SYB, with Merger Sub continuing as the surviving entity. In the merger, each share of TBI common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive merger consideration consisting of 12.7557 shares of SYB common stock and $185.81 in cash. The cash portion of the merger consideration is subject to possible reduction under certain circumstances specified in the merger agreement. No fractional shares of SYB common stock will be issued in connection with the merger, and holders of TBI common stock will be entitled to receive cash in lieu of fractional shares of SYB common stock.

        TBI shareholders are being asked to approve the merger agreement. See the section entitled "The Merger Agreement" included elsewhere in this proxy statement/prospectus for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating and amending the merger agreement.

Background of the Merger

        In August 2009, the board of directors of TBI concluded that it was an appropriate time to undertake an evaluation of TBI's long-term strategic alternatives. The environment for community banks operating in the midst of a severe recession was becoming more and more challenging. Economic conditions had begun to adversely affect loan customers. Regulatory directives to preserve capital and liquidity regarding community banks also limited opportunities for earnings growth and risk tolerance. Increased regulation that would increase operating expenses appeared inevitable, particularly with the adoption of the Dodd-Frank Act, with a disproportionate impact on smaller banks that lacked the scale to absorb higher compliance costs. In addition, TBI faced succession issues, with several members of senior management anticipating retirement within five years.

        The board of directors of TBI initially identified three potential long-term strategies for consideration beyond weathering the recession:

  •
  a status quo approach, with a goal of eventually achieving annual loan growth of 8% to 10%;

  •
  a more aggressive growth approach, including possible entry into new markets or new lines of business; and

  •
  positioning TBI for a strategic combination or to be sold at an optimal price within a reasonable period of time.

        Although the TBI board initially favored a strategy focused on growth, the pressures facing TBI and other community banks had not significantly subsided by July 2010. While generally preferring that TBI remain independent, the board of directors of TBI was also concerned about enhancing shareholder value in a difficult operating environment that presented numerous obstacles. Remaining independent was likely to require safely growing TBI to substantially more than its present $140 million in total assets in a relatively short time frame to increase market share and absorb higher technology and compliance costs. However, such growth would require raising a substantial amount of additional capital, and conditions in the capital markets were not favorable for community banks. The board of directors of TBI concluded at its July 2010 meeting that TBI should explore the option of a sale to a larger financial institution and begin to position TBI for such an eventuality.

        At the October 2010 meeting of the TBI board of directors, Chairman Alex Rankin and Chief Executive Officer Stephen Norton reported that they had met with two banking executives and two financial advisory firms experienced in bank merger activities. At the meeting, the board of directors of TBI directed Messrs. Rankin and Norton to gather additional information with a view to engaging a financial advisor.

        Representatives of Sandler O'Neill made a presentation to the board of directors of TBI at its February 22, 2011 meeting. The representatives provided background information on their firm, explained the acquisition process and timeline, and discussed the current banking environment and hurdles facing community banks, particularly institutions with total assets of less than $1 billion. After the Sandler O'Neill representatives left the meeting, a representative of Frost Brown Todd LLC ("Frost Brown Todd"), TBI's legal counsel, discussed a number of factors the TBI board should consider in engaging a financial advisor and evaluating the possible sale of the TBI Bank. After further discussion, the board of directors of TBI directed Messrs. Rankin and Norton to negotiate the terms of an engagement letter with Sandler O'Neill. An engagement letter was executed on April 7, 2011.

        At the June 2011 meeting of the board of directors of TBI, representatives of Sandler O'Neill reported on the responses of prospective acquirers they had identified and contacted on behalf of TBI Bank. Of the thirteen prospects contacted, seven had signed confidentiality agreements and conducted preliminary due diligence, and of those seven, three had submitted indications of interest. One submitting an indication was SYB. The representatives of Sandler O'Neill provided background on each of the three prospects and a preliminary pro forma analysis of the financial and other terms of each preliminary proposal. The board of directors of TBI authorized Sandler O'Neill to continue discussions with two of the prospects, one of which was SYB.

        On August 16, 2011, representatives of Sandler O'Neill reported on their discussions with the two prospects since the June meeting of the board of directors of TBI. One prospect expressed continuing interest but would not commit to a timetable for a transaction. The board of directors of TBI advised Sandler O'Neill that it would only consider an offer at or above a certain minimum purchase price. Discussions with SYB continued, but the parties were not able to reach an agreement.

        After these discussions ended, the board of directors and management of TBI focused for several months on strategic initiatives intended to improve TBI's operations and profitability.

        At its July 23, 2012 meeting, the board of directors of TBI revisited the viability of TBI remaining an independent community bank. Representatives of Sandler O'Neill attended a portion of the meeting to provide updates on the banking industry and the market for mergers and acquisitions. The board of directors of TBI then discussed the uncertainty of the current community bank business model, noting that future earnings depended upon success in attracting sustainable loan growth and gaining scale to offset rising regulatory expenses. Agreeing that their primary goal was to protect shareholder interests, the board of directors of TBI determined to again explore the identification of parties who might be interested in acquiring the Bank. Alex Rankin, Jon Westbrook, and Stephen Norton were appointed to a special committee to oversee this project. TBI signed a new engagement letter with Sandler O'Neill on August 23, 2012.

        Following the July 2012 meeting of the board of directors of TBI, Sandler O'Neill contacted the three bidders and one other party contacted in 2011, plus two additional prospects, to explore their continued interest in considering a potential acquisition of TBI. In response to these discussions, SYB and one other potential acquirer expressed an interest in proceeding to the next step of conducting a preliminary due diligence review of TBI.

        On September 25, 2012, Messrs. Norton and Rankin met with David P. Heintzman, the Chairman and Chief Executive Officer of SYB, to further discuss a potential acquisition of TBI by SYB.

        In early October 2012, SYB and the other potential acquirer each executed a new confidentiality agreement with TBI. TBI then provided certain books and records to allow SYB and the other potential acquirer to conduct a preliminary due diligence review of TBI.

        In late October 2012, TBI received written, non-binding indications of interest from SYB and the other potential acquirer that outlined the basic financial and other terms of a merger transaction. Each proposal was contingent upon completion of the due diligence process and subject to the negotiation of a mutually agreeable definitive merger agreement and related agreements. SYB's non-binding indication of interest was also contingent upon TBI agreeing to negotiate a potential merger transaction exclusively with SYB for a period of 45 days. After submitting their non-binding indications of interest, SYB and the other potential acquirer conducted extensive due diligence on TBI, including on-site reviews of TBI's loan portfolio. Following this round of due diligence, each of the bidders revised its bid. The TBI board believed that the revised SYB proposal was superior and directed management and TBI's advisors to initiate preliminary discussions with SYB toward negotiating the terms of a transaction.

        During the first two weeks of November 2012, SYB and TBI, together with their respective outside legal and financial advisors, negotiated certain material terms of a potential transaction that were set forth in SYB's non-binding indication of interest. On November 14, 2012, SYB delivered a revised non-binding written indication of interest to TBI which reflected these preliminary negotiations and discussions.

        Later in the day on November 14, 2012, the board of directors of TBI met with representatives of Sandler O'Neill to review, discuss, and analyze the recent solicitation process and the terms of the revised proposals submitted by each of SYB and the other potential acquirer. SYB's non-binding indication of interest proposed a price that was significantly higher than that proposed by the other potential acquirer. SYB's proposed price also met the threshold price established by the board of directors of TBI. During this discussion, the representatives of Sandler O'Neill also noted other advantages and potential issues relating to SYB's non-binding indication of interest. After discussing SYB's non-binding indication of interest at length with their financial and legal advisors, and noting several issues to be addressed, the board of directors of TBI voted to move forward with negotiations with SYB.

        On November 19, 2012, TBI and SYB entered into an exclusivity agreement, pursuant to which TBI agreed to exclusively negotiate a potential transaction with SYB until December 24, 2012.

        On November 21, 2012, Stites & Harbison, PLLC, SYB's outside legal counsel, distributed a proposed draft of the definitive merger agreement to TBI's outside legal counsel. Over the following weeks, TBI and SYB, together with their respective outside legal counsel, negotiated the terms of the definitive merger agreement and a number of ancillary documents, including the form of support agreement to be executed by the directors and executive officers of TBI who are also shareholders of TBI. During this time, SYB also continued its due diligence review of TBI, and TBI conducted reverse due diligence on SYB.

        On December 17, 2012 and December 18, 2012, the board of directors of TBI met and received an update on the discussions with SYB. Representatives of Frost Brown Todd reviewed the terms of the proposed definitive merger agreement. Representatives of Sandler O'Neill reviewed their analysis of the financial fairness of the proposed merger to TBI's shareholders and orally delivered the opinion of Sandler O'Neill that the financial terms of the proposed merger were fair from a financial point of view to TBI and its shareholders. The board of directors of TBI met again at a regularly scheduled meeting the following day, at which time Sandler O'Neill confirmed its fairness opinion in writing. After reviewing Sandler O'Neill's opinion and further discussion of the terms of the merger agreement, the TBI board of directors unanimously (a) determined that the merger agreement and the transactions contemplated thereby were in the best interests of TBI and its shareholders, (b) voted to approve the merger agreement, and (c) recommended that TBI's shareholders approve the merger agreement.

        Later in the day on December 19, 2012, SYB and TBI executed the merger agreement. In addition, the directors and executive officers of TBI who are also shareholders of TBI executed Voting and Support Agreements with respect to the proposed merger. The proposed merger was announced on the evening of December 19, 2012 in a press release issued jointly by SYB and TBI.

TBI's Reasons for the Merger and Board Recommendation

        The board of directors of TBI considered several factors in determining that the merger with SYB is fair to, and in the best interests of, TBI and its shareholders. The board of directors of TBI did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the board of directors of TBI included the following:

        The financial terms of the merger, including the purchase price per TBI share and the exchange ratio. The merger consideration of $464.52 per share of TBI common stock (based on the market value of SYB's common stock on December 19, 2012) is approximately equal to the TBI's book value per share as of September 30, 2012, and represents a multiple of 35.4 times TBI's earnings per share of $13.14 for the twelve months ended September 30, 2012. The board of directors of TBI believed these multiples compared favorably to recent comparable transactions. A purchase price comprised of 40% cash and 60% in publicly traded shares of a strong financial institution offers shareholders an immediate cash return on their investment and an opportunity for longer-term appreciation while also providing the liquidity of SYB's publicly traded shares.

        An assessment of the current banking environment and TBI's strategic alternatives to the merger.     As described under the section titled "Background," the board of directors of TBI believes the merger presents an opportunity to receive an attractive return on investment, compared to the less certain prospects for enhancing shareholder value if TBI remains independent in a challenging operating environment for community banks of its size. Remaining independent would require safely growing TBI substantially above its present $140 million in total assets in a relatively short time frame to increase market share and absorb higher technology and compliance costs. The board of directors of TBI does not believe conditions in the capital markets are likely to be favorable in the near future for small community banks with illiquid stock to raise the capital needed to support such growth.

        SYB's financial performance, asset quality, and prospects.     The merger provides TBI shareholders the opportunity to exchange their shares for stock of a financial institution that offers a strong balance sheet, strong financial performance, diversified sources of revenue, and less dependence on interest margin. With total assets of $2.1 billion, SYB has sufficient scale to compete effectively and absorb the fixed costs of regulatory compliance. In addition, SYB will be able to enhance the financial products and services available to residents of Oldham County by providing trust and other services not offered by TBI.

        Greater liquidity.     Unlike TBI shares, SYB common stock is traded on the NASDAQ Global Select Market. With an average trading volume of more than 30,000 shares per day, SYB common stock offers meaningful liquidity to shareholders who need or desire to sell their shares.

        SYB's current policy to pay a quarterly dividend.     SYB's current quarterly dividend of $.20 per share represents a yield of approximately 3.6% on the $22.00 closing price per share of SYB stock on December 18, 2012. In contrast, TBI has not paid a dividend on its shares.

        Opinion of the financial advisor to TBI.     Sandler O'Neill has delivered to the board of directors of TBI its opinion that, as of December 19, 2012 and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $464.52 per TBI share, comprised of $185.81 (40%) in cash and 12.7557 SYB shares (60%), was fair from a financial point of view to the TBI's shareholders. The full text of the written opinion of Sandler O'Neill, dated December 19, 2012, which sets forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Sandler O'Neill provided its opinion for the information and assistance of the TBI board of directors in connection with the board of directors of TBI's consideration of the merger. Sandler O'Neill's opinion does not constitute a recommendation as to whether or not any holder of TBI shares should vote with respect to the merger or any other matter. Pursuant to an engagement letter between TBI and Sandler O'Neill, TBI has agreed to pay Sandler O'Neill a transaction fee of approximately $300,000, the principal portion of which is contingent upon consummation of the merger. See the section below titled "Opinion of Financial Advisor to TBI."

        Based on its consideration of the preceding factors, and in light of any other factors that other individual directors considered as appropriate, the board of directors of TBI approved the merger, determined the merger consideration is fair to TBI's shareholders, and recommended that TBI shareholders approve the merger. In view of the variety of factors considered in connection with their evaluation of the merger, the board of directors of TBI did not find it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching its conclusions. In addition, individual directors may have given different weight to different factors.

SYB's Reasons for the Merger

        SYB's board of directors concluded that the merger agreement is in the best interests of SYB and its shareholders. In deciding to approve the merger agreement, SYB's board of directors considered a number of factors, including, without limitation, the following:

  •
  TBI's community banking orientation, culture, and compatibility with SYB and SYB Bank;

  •
  a review of the demographic, economic, and financial characteristics of the markets in which TBI operates, including existing and potential competition and history of the market areas with respect to financial institutions;

  •
  SYB's desire to expand its operations and customer base in Oldham County, Kentucky;

  •
  the opportunity to invest capital in a transaction expected to be accretive to earnings in the long-term and accretive to book value immediately;

  •
  the ability of SYB Bank to expand its strong, local shareholder base through the issuance of common stock;

  •
  the complementary fit of the businesses of SYB and TBI, which SYB's management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

  •
  the ability of SYB Bank to cross sell its larger product base across TBI's customer base and market primarily through its investment management and trust department;

  •
  the pro forma financial effects of the proposed merger; and

  •
  the cost savings that will be realized by combining the two companies and integrating TBI Bank with SYB Bank, which savings are expected to enhance SYB's earnings.

        The foregoing discussion of the information and factors considered by the SYB board of directors is not intended to be exhaustive, but includes all material factors they considered. In arriving at its determination to approve the definitive merger agreement and the transactions it contemplates, the SYB board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given different weights to different factors.

Opinion of Financial Advisor to TBI

        By letter dated August 23, 2012, TBI retained Sandler O'Neill to act as its financial advisor in connection with a sale of TBI to SYB. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to TBI in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At a meeting of the TBI board of directors on December 18, 2012, Sandler O'Neill delivered to the TBI board of directors its oral opinion, followed by delivery of its written opinion, that, as of such date, the merger consideration was fair to the holders of TBI common stock from a financial point of view. The full text of Sandler O'Neill's written opinion dated December 19, 2012 is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. TBI stockholders are urged to read the entire opinion carefully in connection with their consideration of the merger proposal.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the TBI board of directors and is directed only to the fairness of the common stock consideration to be paid to the holders of TBI common stock from a financial point of view. It does not address the underlying business decision of TBI to engage in the merger or any other aspect of the merger and is not a recommendation to any TBI stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with its opinion on December 19, 2012, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the merger agreement;

  (2)
  certain financial statements and other historical financial information of TBI that were provided by senior management of TBI and that Sandler O'Neill deemed relevant;

  (3)
  certain publicly available financial statements and other historical financial information of SYB that Sandler O'Neill deemed relevant;

  (4)
  certain internal financial projections for TBI for the years ending December 31, 2012 through 2015 as provided by and discussed with senior management of TBI;

  (5)
  median publicly available earnings estimates for SYB for the year ended December 31, 2012 and 2013 and a median publicly available long term earnings growth rate for the years thereafter;

  (6)
  the pro forma financial impact of the merger on SYB, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings and other synergies as determined by the senior management of SYB;

  (7)
  a comparison of certain financial and other information for TBI and SYB with similar institutions for which publicly available information is available;

  (8)
  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

  (9)
  the current market environment generally and the banking environment in particular; and

  (10)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of TBI the business, financial condition, results of operations and prospects of TBI and held similar discussions with certain members of senior management of SYB regarding the business, financial condition, results of operations and prospects of SYB.

        In performing its review, Sandler O'Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by TBI and SYB or their respective representatives or that was otherwise reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill has further relied on the assurances of the respective managements of TBI and SYB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of TBI and SYB or any of their respective subsidiaries. Sandler O'Neill renders no opinion or evaluation on the collectability of any assets or the future performance of any loans of TBI and SYB. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of TBI and SYB, or the combined entity after the merger and has not reviewed any individual credit files relating to TBI and SYB. Sandler O'Neill has assumed, with TBI's consent, that the respective allowances for loan losses for both TBI and SYB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for TBI as provided by senior management of TBI and the management of TBI confirmed those projections reflected the best currently available estimates and judgments of management of the future performance of TBI. For SYB, Sandler O'Neill used the median publicly available earnings estimates and estimated long-term growth rate for SYB. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of SYB and senior management of SYB confirmed those projections represented the best projections available at such time with respect to the future financial performance of SYB. Sandler O'Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill has also assumed that there has been no material change in TBI'S and SYB's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O'Neill has assumed in all respects material to its analysis that TBI and SYB will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with TBI's consent, Sandler O'Neill has relied upon the advice TBI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        Sandler O'Neill's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring after the date hereof could materially affect its opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof. Sandler O'Neill has acted as TBI's financial advisor in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon consummation of the merger. TBI has also agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement. In the ordinary course of Sandler O'Neill's business as a broker-dealer, it may purchase securities from and sell securities to TBI and SYB and their affiliates.

        Sandler O'Neill's opinion is directed to the board of directors of TBI in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of TBI as to how any such shareholder should vote at any meeting of TBI shareholders called to consider and vote upon the merger. Sandler O'Neill's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of TBI common stock and does not address the underlying business decision of TBI to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for TBI or the effect of any other transaction in which TBI might engage. Sandler O'Neill's opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent. The opinion has been approved by Sandler O'Neill's fairness opinion committee. Sandler O'Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholder.

        In rendering its December 19, 2012 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the common stock consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to TBI or SYB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of TBI or SYB and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of TBI, SYB, and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the TBI board of directors at the December 18, 2012 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of TBI's common stock or the prices at which TBI's common stock may be sold at any time. The analysis and opinion of Sandler O'Neill was among a number of factors taken into consideration by the TBI board of directors in making its determination to approve the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision the TBI board of directors with respect to the fairness of the merger.

        At the December 18, 2012 meeting of the TBI board of directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O'Neill or the presentation made by Sandler O'Neill to the TBI board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the proposed transaction. Shares of TBI common stock issued and outstanding immediately prior to the merger will be converted into the right to receive (i) 12.7557 shares of SYB common stock and (ii) $185.81 in cash. The aggregate transaction value of approximately $19.9 million includes $0.4 million of deal value for 3,180 shares subject to stock options exercisable at a weighted average stock price of $337.78. Based upon financial information as or for the quarter ended September 30, 2012, Sandler O'Neill calculated the following transaction ratios:

Transaction Value / Book Value:	100%
Transaction Value / Tangible Book Value:	100%
Transaction Value / Last Twelve Months Earnings Per Share:	35.4x
Core Deposit Premium:	0.4%

TBI—Comparable Company Analysis

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for TBI and a group of financial institutions selected by Sandler O'Neill.

        The TBI peer group was selected by Sandler O'Neill and consisted of the following publicly-traded Midwest commercial banks with total assets between $100 million and $250 million, nonperforming assets to total assets less than 5.0%, tangible common equity to tangible assets greater than 9.0% and last-twelve-month return on average assets less than 0.75%:

BNB Bancorp, Inc.	First Citizens National Bank of Upper Sandusky
Capital Directions, Inc.	FNB, Inc.
Community First Bank of Indiana	Lafayette Community Bancorp
Farmers & Merchants Bancshares, Inc.	Peoples National Bancshares, Inc.

        The analysis compared publicly available financial information for TBI and the median financial and market trading data for the TBI peer group as of and for the last twelve months ended September 30, 2012. The table below sets forth the data for TBI and the median data for the TBI peer group as of and for the last twelve months ended September 30, 2012, with pricing data as of December 18, 2012.

(Dollars in millions)	TBI	Comparable Group Median	Comparable Group High	Comparable Group Low
Total Assets	$137	$159	$219	$106
Tangible Common Equity / Tangible Assets	14.11%	10.24%	17.96%	9.09%
Tier 1 Risk Based Capital Ratio	25.28%	15.16%	31.32%	12.66%
Total Risk Based Capital Ratio	26.54%	16.37%	32.57%	13.93%
Return on Average Assets	0.39%	0.50%	0.62%	0.27%
Return on Average Equity	3.28%	3.83%	6.72%	2.61%
Net Interest Margin	2.80%	3.64%	4.42%	2.60%
Efficiency Ratio	86.4%	77.0%	84.5%	56.0%
Loan Loss Reserve / Gross Loans	2.46%	1.67%	3.28%	0.48%
Non-performing Assets / Assets	0.76%	1.27%	4.94%	0.00%
Net Charge-Offs / Average Loans	(0.60)%	0.31%	2.59%	0.00%
Price / Tangible Book Value	NA	84%	159%	23%
Price / LTM EPS	NA	22.2x	37.8x	6.1x
Current Dividend Yield	NA	0.1%	4.3%	0.0%
Last-Twelve-Month Dividend Payout Ratio	NA	14.1%	60.4%	0.0%
Market Capitalization	NA	$14	$26	$4

Financial Data as of or for the Period Ending September 30, 2012
Pricing data as of December 18, 2012
Dollar Values in Millions

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Tier 1 RBC Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs(1)/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	Current Dividend Yield (%)	LTM Dividend Ratio (%)	Market Value ($)
First Citizens National Bank of Upper Sandusky	Upper Sandusky, OH	FSDK	219	17.96	31.32	32.57	0.61	3.53	3.56	80.9	1.40	0.00	0.11	67	19.0	2.6	24.6	26
FNB, Inc.(2)	Dennison, OH	FIDS	203	9.09	15.82	17.07	0.62	6.72	3.47	75.3	1.94	0.15	0.10	84	12.7	4.3	60.4	16
Farmers & Merchants Bancshares, Inc.(2)	Burlington, IA	FMBN	196	9.39	12.66	13.93	0.36	3.83	3.72	83.6	2.87	4.94	0.59	23	6.1	0.0	0.0	4
Community First Bank of Indiana	Kokomo, IN	CFHW	175	10.96	12.68	13.95	0.28	2.61	4.23	56.0	3.28	3.42	0.50	60	23.8	0.0	13.6	12
Lafayette Community Bancorp	Lafayette, IN	LFYC	143	11.35	14.41	15.67	0.43	3.83	4.07	69.0	2.25	2.80	2.59	84	22.6	0.0	0.0	14
Capital Directions, Inc.(2)	Mason, MI	CTDN	119	10.87	18.77	19.46	0.58	5.35	3.15	77.6	0.48	1.37	0.10	159	29.2	0.0	0.0	21
Peoples National Bancshares, Inc.	New Lexington, OH	PBLX	110	9.60	14.50	15.52	0.58	5.58	4.42	76.4	0.88	1.18	0.75	133	21.8	0.2	14.6	14
BNB Bancorp, Inc.(2)	Brookville, OH	BNBK	106	9.58	21.67	25.56	0.27	2.90	2.60	84.5	1.06	0.00	0.00	108	37.8	1.6	55.1	11
		High	219	17.96	31.32	32.57	0.62	6.72	4.42	84.5	3.28	4.94	2.59	159	37.8	4.3	60.4	26
		Low	106	9.09	12.66	13.93	0.27	2.61	2.60	56.0	0.48	0.00	0.00	23	6.1	0.0	0.0	4
		Mean	159	11.10	17.73	19.22	0.47	4.29	3.65	75.4	1.77	1.73	0.59	90	21.6	1.1	21.0	15
		Median	159	10.24	15.16	16.37	0.50	3.83	3.64	77.0	1.67	1.27	0.31	84	22.2	0.1	14.1	14
Bancorp			137	14.11	25.28	26.54	0.39	3.28	2.80	86.4	2.46	0.76	(0.60)

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(2)
Financial data as of June 30, 2012.

Sandler O'Neill noted that TBI had similar financial and performance metrics to the TBI peer group selected by Sandler O'Neill.

SYB—Comparable Company Analysis

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for SYB and a group of financial institutions selected by Sandler O'Neill.

        The SYB peer group as selected by Sandler O'Neill consisted of the following high performing publicly traded commercial banks with total assets between $1.0 billion and $4.0 billion, nonperforming assets to total assets less than 3.0%, tangible common equity to tangible assets greater than 7.0%, last-twelve-month return on average assets greater than 1.0% and last-twelve-month return on average equity greater than 11.5%.

Arrow Financial Corporation	Community Trust Bancorp, Inc.
Bank of Marin Bancorp	German American Bancorp, Inc.
Bank of the Ozarks, Inc.	Home BancShares, Inc.
Center Bancorp, Inc.	Lakeland Financial Corporation
Citizens & Northern Corporation	National Bankshares, Inc.
City Holding Company	Southside Bancshares, Inc.
CNB Financial Corporation	Washington Trust Bancorp, Inc.
CoBiz Financial Inc.	West Bancorporation, Inc.

        The analysis compared publicly available financial information for SYB and the median financial and market trading data for the SYB peer group as of and for the last twelve months ended September 30, 2012. The table below sets forth the data for SYB and the median data for the SYB peer group as of and for the last twelve months ended September 30, 2012, with pricing data as of December 18, 2012.

(Dollars in millions)	SYB	Comparable Group Median	Comparable Group High	Comparable Group Low
Total Assets	$2,103	$2,300	$3,888	$1,081
Tangible Common Equity / Tangible Assets	9.55%	9.26%	13.14%	7.45%
Tier 1 Risk Based Capital Ratio	13.09%	14.97%	21.85%	11.40%
Total Risk Based Capital Ratio	14.35%	16.29%	23.11%	12.25%
Return on Average Assets	1.25%	1.21%	1.95%	1.02%
Return on Average Equity	13.27%	12.48%	17.01%	11.61%
Net Interest Margin	3.97%	3.85%	5.97%	3.27%
Efficiency Ratio	55.5%	53.2%	72.8%	40.0%
Loan Loss Reserve / Gross Loans	1.96%	1.37%	2.56%	0.91%
Non-performing Assets / Assets	1.75%	1.38%	2.65%	0.36%
Net Charge-Offs / Average Loans	0.77%	0.30%	0.94%	(0.02)%
Price / Tangible Book Value	152%	154%	245%	130%
Price / LTM EPS	11.9x	12.2x	15.6x	7.7x
Current Dividend Yield	3.6%	3.7%	5.2%	1.1%
Last-Twelve-Month Dividend Payout Ratio	41.6%	39.4%	53.5%	7.4%
Market Capitalization	$306	$296	$1,148	$182

Financial Data as of or for the Period Ending September 30, 2012
Pricing data as of December 18, 2012
Dollar Values in Millions

				Capital Position			LTM Profitability					Asset Quality			Valuation
															Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Tier 1 RBC Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	Net Interest Margin (%)	NII Operating Revenue (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs(1)/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	LTM EPS (x)	Current Dividend Yield (%)	LTM Dividend Ratio (%)	Market Value ($)
Home BancShares, Inc.	Conway, AR	HOMB	3,888	11.13	15.61	16.86	1.56	12.48	4.67	21.6	46.7	2.19	2.42	0.50	221	15.6	1.6	21.1	929
Bank of the Ozarks, Inc.	Little Rock, AR	OZRK	3,823	12.25	17.82	19.07	1.95	16.64	5.97	24.3	45.2	1.44	0.59	0.32	245	15.5	1.7	23.5	1,148
Community Trust Bancorp, Inc.	Pikeville, KY	CTBI	3,642	9.22	14.86	16.12	1.22	11.61	3.98	25.3	53.9	1.30	2.65	0.45	155	11.5	3.8	43.7	513
Southside Bancshares, Inc.	Tyler, TX	SBSI	3,221	7.95	21.85	23.11	1.08	13.51	3.36	13.7	62.7	1.71	0.49	0.87	143	10.0	3.8	52.9	363
Washington Trust Bancorp, Inc.	Westerly, RI	WASH	3,049	7.84	11.93	13.18	1.12	11.69	3.27	40.3	64.4	1.34	1.24	0.05	185	12.9	3.6	34.1	433
Lakeland Financial Corporation	Warsaw, IN	LKFN	2,952	9.84	13.33	14.59	1.19	12.47	3.35	21.8	48.6	2.35	2.03	(0.02)	147	12.3	2.6	39.2	425
City Holding Company	Cross Lanes, WV	CHCO	2,899	9.29	12.90	13.81	1.35	11.78	3.94	35.7	52.8	0.91	1.81	0.28	198	13.9	4.0	41.5	520
CoBiz Financial Inc.	Denver, CO	COBZ	2,560	7.45	15.08	17.35	1.58	17.01	4.08	27.8	72.8	2.56	2.65	0.48	153	7.7	1.1	7.4	292
Arrow Financial Corporation	Glens Falls, NY	AROW	2,041	7.47	15.20	16.45	1.12	12.97	3.29	30.8	58.7	1.32	0.36	0.04	201	13.6	4.0	53.5	300
German American Bancorp, Inc.	Jasper, IN	GABC	1,962	8.30	11.44	14.21	1.22	13.56	3.77	22.1	55.6	1.34	0.72	0.14	176	12.1	2.5	30.3	284
CNB Financial Corporation	Clearfield, PA	CCNE	1,741	7.67	14.10	15.36	1.02	12.50	3.45	17.9	54.0	1.49	1.60	0.54	161	12.3	3.9	47.5	213
Center Bancorp, Inc.	Union, NJ	CNBC	1,612	8.09	11.40	12.25	1.12	11.61	3.36	8.9	50.2	1.18	0.73	0.10	151	12.2	1.8	19.9	195
Bank of Marin Bancorp	Novato, CA	BMRC	1,435	10.27	12.80	14.00	1.16	11.76	4.86	9.7	53.6	1.30	2.43	0.94	130	11.7	2.0	23.0	191
Citizens & Northern Corporation	Wellsboro, PA	CZNC	1,310	12.95	21.74	22.98	1.75	13.39	4.29	24.2	48.7	1.11	0.69	0.06	134	9.8	5.2	44.7	225
West Bancorporation, Inc.	West Des Moines, IA	WTBA	1,268	10.46	15.33	16.59	1.21	12.49	3.47	19.3	51.9	1.82	1.52	0.02	138	11.5	3.8	39.6	182
National Bankshares, Inc.	Blacksburg, VA	NKSH	1,081	13.14	20.80	22.01	1.68	12.35	4.42	17.7	40.0	1.39	0.93	0.47	147	11.6	3.8	42.6	208
		High	3,888	13.14	21.85	23.11	1.95	17.01	5.97	40.3	72.8	2.56	2.65	0.94	245	15.6	5.2	53.5	1,148
		Low	1,081	7.45	11.40	12.25	1.02	11.61	3.27	8.9	40.0	0.91	0.36	(0.02)	130	7.7	1.1	7.4	182
		Mean	2,405	9.58	15.39	16.75	1.33	12.99	3.97	22.6	53.7	1.55	1.43	0.33	168	12.1	3.1	35.3	401
		Median	2,300	9.26	14.97	16.29	1.21	12.48	3.85	21.9	53.2	1.37	1.38	0.30	154	12.2	3.7	39.4	296
S.Y. Bancorp, Inc.		SYBT	2,103	9.55	13.09	14.35	1.25	13.27	3.97	33.8	55.5	1.96	1.75	0.77	152	11.9	3.6	41.6	306

Sandler O'Neill noted that SYB had similar financial and performance metrics to the SYB peer group as selected by Sandler O'Neill.

SYB—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of SYB's common stock for the one-year period ended December 18, 2012. Sandler O'Neill also reviewed the history of the publicly reported trading prices of SYB's common stock for the three-year period ended December 18, 2012. Sandler O'Neill then compared the relationship between the movements in the price of SYB's common stock against the movements in the prices of its peer group, the S&P 500 Index and the NASDAQ Bank Index.

SYB One Year Stock Performance

	Beginning Index Value December 18, 2011	Ending Index Value December 18, 2012
SYB	100%	108%
NASDAQ Bank Index	100%	120%
SYB Peer Group	100%	116%
S&P 500 Index	100%	119%

SYB Three Year Stock Performance

	Beginning Index Value December 18, 2009	Ending Index Value December 18, 2012
SYB	100%	102%
NASDAQ Bank Index	100%	115%
SYB Peer Group	100%	143%
S&P 500 Index	100%	131%

Sandler O'Neill noted that the above analysis showed that SYB stock underperformed the indices to which it was compared for the one year period and for the three year period.

TBI—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the present value of TBI through December 31, 2016.

        Sandler O'Neill based the analysis on TBI's projected earnings stream as derived from the internal financial projections provided by TBI management for the years ending December 31, 2012 through 2016. To approximate the terminal value of TBI's common stock at December 31, 2016, Sandler O'Neill applied price to forward earnings multiples of 8.0x to 18.0x and multiples of tangible book value ranging from 50% to 150%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 15.0%, which were assumed deviations, both up and down, as selected by Sandler O'Neill based on the TBI discount rate of 13.6% as determined by Sandler O'Neill. The discount rate is determined by adding the 10 year Treasury Bond rate (1.78%), the published Ibbotson 60 year equity risk premium (5.70%), the published Ibbotson size premium (3.89%) and the published Ibbotson Industry Premium (2.20%).

Earnings Per Share Multiples
(dollars in millions)

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
12.0%	$3.2	$4.1	$4.9	$5.7	$6.5	$7.3
13.0%	$3.1	$3.9	$4.7	$5.5	$6.3	$7.0
13.6%	$3.1	$3.8	$4.6	$5.3	$6.1	$6.9
14.0%	$3.0	$3.8	$4.5	$5.3	$6.0	$6.8
15.0%	$2.9	$3.6	$4.4	$5.1	$5.8	$6.5

Tangible Book Value Per Share Multiples
(dollars in millions)

Discount Rate	50%	70%	90%	110%	130%	150%
12.0%	$6.8	$9.5	$12.2	$14.9	$17.6	$20.4
13.0%	$6.5	$9.1	$11.8	$14.4	$17.0	$19.6
13.6%	$6.4	$8.9	$11.5	$14.0	$16.6	$19.1
14.0%	$6.3	$8.8	$11.3	$13.8	$16.4	$18.9
15.0%	$6.1	$8.5	$10.9	$13.3	$15.8	$18.2

        Sandler O'Neill also considered and discussed with the TBI board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming TBI's net income varied from 30% above projections to 30% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for TBI's common stock, using a discount rate of 13.6%:

Earnings Per Share Multiples
(dollars in millions)

Annual Budget Variance	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
(30.0)%	$2.1	$2.7	$3.2	$3.7	$4.3	$4.8
(20.0)%	$2.4	$3.1	$3.7	$4.3	$4.9	$5.5
(10.0)%	$2.7	$3.4	$4.1	$4.8	$5.5	$6.2
0.0%	$3.1	$3.8	$4.6	$5.3	$6.1	$6.9
10.0%	$3.4	$4.2	$5.0	$5.9	$6.7	$7.6
20.0%	$3.7	$4.6	$5.5	$6.4	$7.3	$8.2
30.0%	$4.0	$5.0	$6.0	$6.9	$7.9	$8.9

SYB—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the present value of SYB through December 31, 2016. Sandler O'Neill based the analysis on SYB's median publicly available analyst estimates for December 31, 2012 and 2013 and a long term earnings growth rate for the years thereafter.

        To approximate the terminal value of SYB's common stock at December 31, 2016, Sandler O'Neill applied price to forward earnings multiples of 10.0x to 16.0x and multiples of tangible book value ranging from 120% to 200%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 15.0%. Dollar amounts in the following tables represent SYB per share amounts.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x
12.0%	$17.92	$20.97	$24.02	$27.06
13.0%	$17.30	$20.23	$23.17	$26.10
13.6%	$16.92	$19.78	$22.65	$25.51
14.0%	$16.70	$19.53	$22.35	$25.18
15.0%	$16.13	$18.86	$21.58	$24.30

Tangible Book Value Per Share Multiples

Discount Rate	120%	140%	160%	180%	200%
12.0%	$17.48	$19.94	$22.40	$24.86	$27.32
13.0%	$16.87	$19.24	$21.61	$23.98	$26.35
13.6%	$16.50	$18.82	$21.13	$23.44	$25.76
14.0%	$16.29	$18.57	$20.86	$23.14	$25.42
15.0%	$15.74	$17.94	$20.13	$22.33	$24.53

        Sandler O'Neill also considered and discussed with the TBI board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming SYB's net income varied from 30% above projections to 30% below projections. This analysis resulted in the following reference ranges of indicated per share values for SYB's common stock, using a discount rate of 13.6%:

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x
(30.0)%	$12.62	$14.63	$16.63	$18.64
(20.0)%	$14.05	$16.35	$18.64	$20.93
(10.0)%	$15.49	$18.06	$20.64	$23.22
0.0%	$16.92	$19.78	$22.65	$25.51
10.0%	$18.35	$21.50	$24.65	$27.80
20.0%	$19.78	$23.22	$26.66	$30.10
30.0%	$21.22	$24.94	$28.66	$32.39
(Dollar amounts represent SYB per share amounts.)

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed two sets of comparable mergers and acquisitions.

        The first set of mergers and acquisitions included 7 transactions announced from December 1, 2011 through December 18, 2012 in which the targets were Midwest commercial banks having nonperforming assets to total assets less than 5%, tangible common equity to tangible assets greater than 9%, last-twelve-month return on average assets less than 0.75% and announced transaction values between $5 and $50 million. Sandler O'Neill deemed these transactions to be reflective of the proposed TBI and SYB combination. Sandler O'Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months' earnings per share and core deposit premium. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

	SYB/TBI	Comparable Transactions Median	Comparable Transactions High	Comparable Transactions Low
Transaction Value / Book Value	100%	100%	141%	71%
Transaction Value / Tangible Book Value	100%	100%	155%	71%
Transaction Value / Last Twelve Months Earnings Per Share	35.4x	18.6x	34.7x	9.9x
Core Deposit Premium	0.4%	0.0%	5.1%	(3.8)%

Transactions Announced with a Midwest Bank Target with Target NPAs/Assets < 5.0%, TCE/TA > 9.0% and LTM ROAA < 0.75%
Announced Deal Value $5MM—$50MM
Dollars in millions

Recent Midwest Precedent Bank Transactions

Announce Date	Buyer / Target	Target Headquarters	Target Assets	Deal Value	Target TCE/TA	LTM Target ROAA	Target NPAs / Assets	Price / LTM EPS	Price / Book	Price / TBV	Core Dep. Prem.
10/9/2012	LCNB Corp. / First Capital Bancshares Inc.	Chillicothe, OH	$152.7	$19.6	9.33%	0.61%	0.65%	21.6x	1.41x	1.55x	5.1%
9/28/2012	Pontiac Bancorp / Bluestem Financial Corp.	Fairbury, IL	93.2	16.4	15.54	0.59	1.09	29.8	1.13	1.13	2.5
7/31/2012	Heartland Financial USA Inc. / First Shares Inc.	Platteville, WI	130.0	11.0	11.00	0.26	1.96	34.7	0.85	0.85	(1.8)
5/24/2012	Investor group / First Bancshares Inc.	Kansas City, KS	78.2	7.5	10.35	0.62	3.34	NM	1.33	1.33	4.3
3/15/2012	PSB Holdings Inc. / Marathon State Bank	Marathon, WI	108.4	5.6	18.42	0.54	0.00	9.9	1.00	1.00	0.0
3/12/2012	National Australia Bank / North Central Bancshares Inc.	Fort Dodge, IA	433.0	41.5	9.62	0.59	3.61	15.7	0.99	1.00	(0.0)
12/5/2011	River Valley Bancorp / Dupont State Bank	Dupont, IN	81.2	5.7	9.87	0.56	3.44	11.1	0.71	0.71	(3.8)
			High		18.42%	0.62%	3.61%	34.7x	1.41x	1.55x	5.1%
			Low		9.33	0.26	0.00	9.9	0.71	0.71	(3.8)
			Mean		12.02	0.54	2.01	20.5	1.06	1.08	0.9
			Median		10.35	0.59	1.96	18.6	1.00	1.00	0.0

        The second set of mergers and acquisitions included 20 transactions announced from December 1, 2011 through December 18, 2012 in which the targets were commercial banks having nonperforming assets to total assets less than 5%, tangible common equity to tangible assets greater than 9%, last-twelve-month return on average assets less than 0.75% and announced transaction values between $5 and $50 million. Sandler O'Neill deemed these transactions to be reflective of the proposed TBI and SYB combination. Sandler O'Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months' earnings per share and core deposit premium. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

	SYB/TBI	Comparable Transactions Median	Comparable Transactions High	Comparable Transactions Low
Transaction Value / Book Value	100%	109%	234%	66%
Transaction Value / Tangible Book Value	100%	114%	234%	66%
Transaction Value / Last Twelve Months Earnings Per Share	35.4x	28.5x	38.3x	9.9x
Core Deposit Premium	0.4%	1.8%	16.6%	(8.0)%

 Transactions Announced with a Bank Target with NPAs/Assets < 5.0%, TCE/TA > 9.0% and LTM ROAA < 0.75%
Announced Deal Value $5MM—$50MM
Dollars in millions

Recent Nationwide Precedent Bank Transactions

Announce Date	Buyer / Target	Target Headquarters	Target Assets	Deal Value	Target TCE/TA	LTM Target ROAA	Target NPAs / Assets	Price / LTM EPS	Price / Book	Price / TBV	Core Dep. Prem.
11/27/2012	Coronado First Bank / San Diego Private Bank	La Jolla, CA	$129.2	$15.5	10.11%	8.43%	8.28%	NMx	1.18x	1.19x	2.4%
10/9/2012	LCNB Corp. / First Capital Bancshares Inc.	Chillicothe, OH	152.7	19.6	9.33	8.61	8.65	21.6	1.41	1.55	5.1
9/28/2012	Pontiac Bancorp / Bluestem Financial Corp.	Fairbury, IL	93.2	16.4	15.54	8.59	1.09	29.8	1.13	1.13	2.5
9/20/2012	CapStone Bank / Patriot State Bk	Fuquay-Varina, NC	138.7	10.6	11.51	0.59	3.30	NM	0.66	0.66	(5.3)
8/3/2012	Midsouth Bancorp Inc. / PSB Financial Corporation	Many, LA	495.1	40.0	9.57	0.60	1.59	13.7	1.04	1.14	1.2
8/1/2012	New Hampshire Thrift Bncshrs / Nashua Bank	Nashua, NH	118.3	19.1	11.43	0.35	1.27	NM	1.16	1.16	2.9
7/31/2012	Heartland Financial USA Inc. / First Shares Inc.	Platteville, WI	130.0	11.0	11.0	0.26	1.96	34.7	0.85	0.85	(1.8)
5/24/2012	Investor group / First Bancshares Inc.	Kansas City, KS	78.2	7.5	10.35	0.62	3.34	NM	1.33	1.33	4.3
5/2/2012	Community Bancshares of MS / Community Holding Co. of FL	Miramar Beach, FL	87.1	22.1	10.76	0.32	0.91	NM	2.34	2.34	16.6
4/26/2012	Prosperity Bancshares Inc. / Community National Bank	Bellaire, TX	182.8	25.7	9.54	0.44	2.51	38.3	1.42	1.42	6.2
3/29/2012	S&T Bancorp Inc. / Gateway Bank of Pennsylvania	McMurray, PA	120.3	21.3	12.62	0.51	0.00	34.2	1.40	1.40	10.2
3/28/2012	Green Bancorp Inc. / Opportunity Bancshares Inc.	Richardson, TX	51.9	10.0	14.62	(1.28)	1.39	NM	0.96	1.03	0.8
3/25/2012	FNB Bancorp / Oceanic Bank Holding Inc.	San Francisco, CA	169.4	27.8	18.94	0.73	2.75	27.4	0.86	0.86	(8.0)
3/15/2012	PSB Holdings Inc. / Marathon State Bank	Marathon, WI	108.4	5.6	18.42	0.54	0.00	9.9	1.00	1.00	0.0
3/12/2012	National Australia Bank / North Central Bancshares Inc.	Fort Dodge, IA	433.0	41.5	9.62	0.59	3.61	15.7	0.99	1.00	(0.0)
3/1/2012	First Community Bancshares Inc / Peoples Bank of Virginia	Richmond, VA	285.9	40.6	13.68	0.71	2.14	19.4	1.00	1.00	0.09
1/19/2012	Prosperity Bancshares Inc. / Bank Arlington	Arlington, TX	37.3	5.8	11.86	0.49	2.42	29.5	1.31	1.31	4.3
1/19/2012	Grandpoint Capital Inc. / California Community Bank	Escondido, CA	243.8	30.0	10.58	0.37	3.37	34.7	1.16	1.16	2.5
12/8/2011	California United Bank / Premier Commercial Bancorp	Anaheim, CA	449.8	38.1	9.18	0.29	0.80	34.6	0.92	0.92	(1.1)
12/5/2011	River Valley Bancorp / Dupont State Bank	Dupont, IN	81.2	5.7	9.87	0.56	3.44	11.1	0.71	0.71	(3.8)
			High		18.94%	0.73%	3.61%	38.3x	2.34x	2.34x	16.6%
			Low		9.18	(1.28)	0.00	9.9	0.66	0.66	(8.0)
			Mean		11.93	0.42	1.84	25.3	1.14	1.16	2.0
			Median		10.88	0.53	1.78	28.5	1.09	1.14	1.8

Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the second quarter of 2013; (2) the deal value per share is equal to $464.52 per TBI share, given an exchange ratio of 12.7557 shares of SYB common stock for each share of TBI common stock and $185.81 in cash per share is received by holders of TBI common stock; (3) 41% cost savings of TBI projected operating expense, fully phased-in in 2014; (4) approximately $2.5 million in pre-tax transaction costs and expenses; (5) TBI's performance was calculated in accordance with TBI management's prepared earnings projections; (6) SYB's performance was calculated in accordance with SYB's public earnings projections and guidance; (7) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2013 and 2014, the merger (excluding transaction expenses) would be accretive to SYB's projected earnings per share and tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O'Neill's Compensation and Other Relationships with TBI

        Sandler O'Neill has acted as financial advisor to the TBI board of directors and senior management of TBI and its subsidiaries in connection with the merger. The TBI board of directors and senior management of TBI and its subsidiaries agreed to pay Sandler O'Neill a transaction fee based on aggregate consideration received of which $49,704 was paid upon signing of the definitive merger agreement, $50,000 was paid upon delivery of Sandler O'Neill's opinion, and the remainder of which is contingent upon completion of the merger. TBI has also agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement and to reimburse Sandler O'Neill for certain of its reasonable out-of-pocket expenses.

        In the ordinary course of their respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to TBI and SYB and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of TBI and SYB or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of TBI Directors and Executive Officers in the Merger

        When you consider the recommendation of the TBI board of directors to approve the merger proposal, you should be aware that certain of TBI's directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder generally, which may present actual or apparent conflicts of interest. The members of the TBI board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that TBI shareholders approve the merger proposal.

  Change in Control Agreements for Stephen M. Norton and Alexander Babey

        Stephen M. Norton, TBI's President and Chief Executive Officer, and Alexander Babey, Executive Vice President of THE BANK—Oldham County, have each entered into a change of control security agreement with TBI. Subject to the closing of the merger, termination of their employment within a certain window of time thereafter, and to each executive's execution of an irrevocable release and waiver agreement in form acceptable to TBI and SYB, Messrs. Norton and Babey would each receive a lump sum cash severance payment from SYB within 30 days following their termination. Mr. Norton's severance payment would equal approximately $489,169, or 2.99 times his average total taxable compensation from TBI for the five calendar years prior to the effective date. Mr. Babey's severance payment would equal approximately $173,288, or 1.5 times his average total taxable compensation from TBI for the five calendar years prior to the effective date. The severance payments would be subject to certain limitations imposed by federal income tax laws, as required by the agreements, and to tax withholding requirements. In addition, as a condition to SYB's obligations under the merger agreement, TBI must deliver executed amendments to the change of control security agreements with

Messrs. Norton and Babey that would restrict the two executives from engaging in activities that would be competitive with SYB.

  Consulting Arrangement with Stephen M. Norton

        SYB and Stephen M. Norton have agreed in principle on an arrangement pursuant to which Mr. Norton's employment would continue with SYB for 30 days after the effective time at his existing base salary compensation, after which time Mr. Norton would be available to provide SYB with consulting services for an additional four months following the effective time at an hourly rate of $100.

  Indemnification of TBI Directors and Officers and Continuation of Directors' and Officers' Insurance

        Each present and former director, officer and employee of TBI and TBI Bank (when acting in such capacity) will be indemnified to the fullest extent permitted by law for any acts arising out of or pertaining to matters existing or occurring at or prior to the closing. Additionally, prior to the closing of the merger, TBI will purchase an extended reporting period or "tail" endorsement under TBI's existing directors' and officers' liability insurance policy for TBI's directors and officers that will provide insurance coverage for a period of six years following the completion of the merger and will contain at least the same coverage and amounts, and contains terms and conditions no less advantageous to the insured persons than the coverage currently provided by TBI, at an aggregate cost not to exceed 250% of the annual premiums currently paid by TBI for such insurance.

Treatment of TBI's 401(k) Plan

        Prior to the execution date of the merger agreement, SYB Bank served as trustee of the TBI 401(k) plan. Upon execution of the merger agreement, SYB Bank resigned as trustee of the 401(k) plan, and TBI will be required to appoint a successor trustee for the Plan. Additionally, TBI and TBI Bank will freeze the TBI stock fund under the TBI 401(k) plan to prevent new contributions or assets from being deposited in or transferred to the TBI stock fund and will prevent any further sale or issuance of TBI common stock to the TBI 401(k) plan. TBI and TBI Bank will also direct, or allow participants and beneficiaries to direct, that any assets previously accumulated for purchase of TBI common stock be reinvested in other available investment options under the TBI 401(k) plan. TBI will also amend the TBI 401(k) plan to enable the TBI common stock currently held by the 401(k) plan to be voted by the 401(k) plan's new trustee at the special shareholder meeting in accordance with directions provided by each participant or beneficiary. TBI or the new trustee will also obtain an opinion of a qualified financial advisor as to whether the merger consideration is at least equal to "fair market value" (as defined in Proposed Department of Labor Regulation Section 2510.3-18) and the merger is fair to the Plan's participants and beneficiaries from a financial point of view.

Regulatory Approvals Required for the Merger

        Under the terms of the merger agreement, the merger cannot be completed until all regulatory approvals or waivers required to consummate the transactions contemplated by the merger agreement have been obtained and all related statutory waiting periods have expired (with such approvals remaining in full force and effect). These include approvals from the FDIC, the KDFI, and the Federal Reserve Board. SYB and TBI have filed applications with each of these governmental authorities to obtain the required regulatory approvals and waivers.

        SYB and TBI have received all regulatory approvals and waivers required to complete the merger. None of these approvals or waivers imposes any condition or requirement on our ability to complete the merger in accordance with the terms of the merger agreement or that has, or could be reasonably expected to have, a material adverse effect on SYB following the merger. The approval of any application or notice merely implies satisfaction of regulatory criteria for approval and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, TBI shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Voting and Support Agreements

        TBI's directors have executed Voting and Support Agreements, in the form attached as Annex C to this proxy statement/prospectus, pursuant to which they agreed to vote all of their shares of TBI stock in favor of the merger proposal. The TBI directors together owned approximately 20% of the outstanding shares of TBI stock as of the date of the merger agreement.

Accounting Treatment of the Merger

        The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executor contracts and other commitments) of TBI as of the effective time will be recorded at their respective fair values and added to those of SYB. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of SYB issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of TBI.

NASDAQ Global Select Market Listing

        SYB's common stock is listed on the NASDAQ Global Select Market under the symbol "SYBT." The shares of SYB common stock to be issued to the TBI shareholders in the merger are expected to be eligible for trading on the NASDAQ Global Select Market upon issuance.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. This description is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        On February 26, 2013, we amended the merger agreement to reflect the conversion of Merger Sub from a Kentucky corporation to a Kentucky limited liability company. All references in this document to the merger agreement are to the merger agreement as so amended. The amendment is included as part of Annex A to this proxy statement/prospectus.

 Explanatory Note Regarding the Merger Agreement

        The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about TBI and SYB contained in this proxy statement/prospectus or in SYB's public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about TBI or SYB contained in the merger agreement. The representations, warranties, and covenants made in the merger agreement by TBI, SYB, and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by TBI, SYB, and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the disclosure schedules that TBI delivered to SYB in connection with the merger agreement, which disclosures were not included in the merger agreement attached to this proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus, and reports, statements and filings that SYB files with the SEC from time to time. See the sections entitled "Where You Can Find More Information" in the forepart of this document and "Incorporation of Certain Documents By Reference" beginning on page 86.

The Merger

        The merger agreement provides for the merger of TBI with and into Merger Sub, with Merger Sub as the surviving entity. The separate existence of TBI will terminate, and Merger Sub shall continue its existence under the laws of Kentucky. The shares of SYB common stock will continue to be listed on the NASDAQ Global Select Market under the symbol "SYBT."

Consideration to be Received in the Merger

        If the merger is completed, then each share of TBI common stock will be converted, into the right to receive merger consideration consisting of 12.7557 shares of SYB common stock and, subject to certain potential adjustments described below, $185.81 in cash. The aggregate cash portion of the merger consideration will be decreased on a dollar for dollar basis if, and to the extent by which, TBI shareholders' equity is less than $17,860,000. For purposes of determining whether there will be such a decrease in the aggregate cash portion of the merger consideration, TBI shareholders' equity will be calculated not more than three business days prior to the closing date of the merger in accordance with the formula set forth in the merger agreement. The merger agreement provides that for this purpose TBI shareholders' equity will be calculated in a manner consistent with the TBI's balance sheet, reflecting accrual of expenses through the closing date of the merger, including all expenses related to the merger. However, the calculation will not include:

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  aggregate net gains or losses realized by TBI from the sale or disposition of any debt security or equity investment between September 30, 2012 and the effective time;

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  accumulated other comprehensive income or loss; or

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  any amounts received by TBI as a result of the exercise of stock options after December 19, 2012, and before the effective time of the merger.

        As of December 31, 2012, TBI's total shareholders' equity, net of accumulated other comprehensive income or loss and estimated transaction expenses of $550,000, was approximately $18,080,000.

        The aggregate merger consideration to be paid by SYB will increase if the number of shares of TBI common stock outstanding at the effective time exceeds the number of shares outstanding as of the date of the merger agreement as a result of the exercise of TBI stock options. As a result, the merger consideration per share of TBI common stock will not be impacted by the exercise of TBI stock options prior to the closing date of the merger.

        SYB will not issue fractional shares of SYB common stock as part of the merger consideration. Instead, SYB will pay to each former TBI shareholder who otherwise would have received a fraction of a share of SYB common stock an amount of cash (rounded to the nearest cent) determined by multiplying the fraction of a share to which such holder would otherwise be entitled by $21.85.

        It is possible that the stock portion of the merger consideration may be adjusted prior to the effective date. The merger agreement provides that:

  •
  if the volume weighted average price per share of SYB's common stock for the 20 consecutive trading days immediately preceding the first date on which all regulatory approvals have been received and TBI's shareholders have approved the merger agreement has declined by more than 15% from the volume weighted average price per share of SYB's common stock for the 20 consecutive trading days immediately preceding the date of the execution of the merger agreement; and

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  SYB's common stock has also underperformed the NASDAQ Bank Index by more than 15% during such period;

then TBI may elect to terminate the merger agreement. However, TBI may not terminate the merger agreement if SYB elects to increase the stock portion of the merger consideration pursuant to a prescribed formula to offset any reduction in the value of the merger consideration that exceeds the 15% decline permitted by the merger agreement, as is discussed in greater detail below in the section entitled "Termination."

        Please note that approval of the merger agreement by TBI shareholders also authorizes TBI's board of directors to terminate the merger agreement in the circumstances described below under "Termination" or to proceed with the merger at its sole discretion, if the board of directors believes such action to be in the best interests of its shareholders, regardless of the-then current value of the consideration to be received by the TBI shareholders.

 Treatment of TBI Stock Options

        Prior to the closing date of the merger, TBI is required to obtain the agreement of each holder of an option to purchase shares of TBI common stock (the "TBI stock options") outstanding immediately prior to the effective time under the TBI's 1995 Amended and Restated Stock Option Plan, as restated in the 1999 and 2005 Stock Option Plans, that such TBI stock option will either (a) terminate if not exercised by the effective time or (b) whether vested or unvested, be cancelled at the effective time. Pursuant to such agreements, if the merger is completed, then each holder of a TBI stock option will be entitled to receive an amount in cash equal to the excess, if any, of the aggregate merger consideration per share (calculated as a dollar figure in accordance with the merger agreement) minus the exercise price payable upon the exercise in full of such TBI stock option, less required withholding taxes.

Holding Company Merger and Bank Merger

        Immediately following the merger, SYB will cause Merger Sub to merge with and into SYB (the "holding company merger"), with SYB surviving the holding company merger and continuing to exist as in effect immediately prior to such holding company merger. Immediately following the holding company merger, SYB will cause TBI Bank to merge with and into SYB Bank (the "bank merger"), with SYB Bank surviving the bank merger and continuing to exist as in effect immediately prior to such bank merger.

Exchange and Payment Procedures

        At and after the effective time, each certificate representing shares of TBI common stock will represent only the right to receive the merger consideration per share in accordance with the terms of the merger agreement. SYB will deposit or cause to be deposited with Registrar and Transfer Company (the "exchange agent") a sufficient number of shares of SYB common stock for payment of the aggregate stock portion of the merger consideration, cash representing the aggregate cash portion of the merger consideration, and to the extent then determinable, any cash payable in lieu of fractional shares (collectively, the "exchange fund"). Within five business days of the effective time, the exchange agent will mail to each holder of record of TBI stock certificates as of the effective time a letter of transmittal specifying that delivery will be effected and risk of loss and title to TBI stock certificates will pass only upon delivery of TBI stock certificates (or lost security affidavits in lieu of such TBI stock certificates) to the exchange agent and instructions for use in surrendering TBI stock certificates (or lost security affidavits in lieu of such TBI stock certificates).

        Upon surrender to the exchange agent of its TBI stock certificates (or lost security affidavits) along with a properly completed letter of transmittal, a holder of TBI common stock will be entitled to receive within ten business days of such surrender the applicable merger consideration and any cash in lieu of fractional shares of SYB common stock in respect of the shares of TBI common stock represented by its certificates (or lost security affidavits). Until such surrender, each TBI stock certificate will represent, after the effective time, only the right to receive, without interest, the applicable merger consideration per share and any cash in lieu of fractional shares to be issued in consideration for those shares of TBI common stock.

        No interest will be paid on any merger consideration that any such holder shall be entitled to receive. No dividends or other distributions on SYB common stock with a record date occurring after the effective time will be paid to the holder of any non-surrendered old certificate representing shares of TBI common stock converted into the right to receive shares of SYB common stock until the holder surrenders such old certificate in accordance with the merger agreement.

        The stock transfer books of TBI will be closed immediately at the effective time, and after the effective time, there will be no transfers on the stock transfer records of TBI of any shares of TBI common stock other than to settle transfers of TBI common stock occurring prior to the effective time. Any TBI stock certificates presented to the exchange agent for transfer after the effective time will be cancelled and exchanged for the applicable merger consideration and any cash in lieu of fractional shares in accordance with the merger agreement.

        Any portion of the exchange fund remaining unclaimed by the TBI shareholders as of the one-year anniversary of the effective time will be transferred to SYB, after which any former TBI shareholders who have not previously surrendered their shares for merger consideration will look only to SYB for the merger consideration, any cash in lieu of fractional shares, and unpaid dividends and distributions on the SYB common stock, in each case, without interest. None of SYB, Merger Sub, nor the exchange agent will be liable to any former TBI shareholder for any amount delivered to a public official in good faith pursuant to applicable abandoned property, escheat, or similar laws.

        Regarding any TBI stock certificate that has been lost, stolen, or destroyed, upon completion of an affidavit of such fact by the person making such claim, and if reasonably required by SYB or the exchange agent, the posting by such person of a bond in such amount as SYB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for those submittals the applicable merger consideration.

Dissenters' Rights

        Shares of common stock of held by TBI shareholders who have properly exercised and preserved dissenters' rights pursuant to the KBCA will not be converted or represent a right to receive shares of SYB. Instead, these shares will be entitled to appraisal rights. See the section entitled "Dissenters' Rights" beginning on page 66.

Dividends and Distributions

        Until TBI common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to SYB common shares into which shares of TBI common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, SYB will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of TBI of any shares of TBI common stock. When certificates representing shares of TBI common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration.

Representations and Warranties

        The merger agreement contains customary representations and warranties that TBI, SYB, and Merger Sub made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that TBI, SYB, and Merger Sub have exchanged in connection with signing the merger agreement. None of the representations and warranties of the parties will survive the consummation of the merger.

        The merger agreement contains representations and warranties of TBI, on the one hand, and SYB and Merger Sub, on the other hand, to each other, as to, among other things:

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  Their corporate organization and qualification as Kentucky corporations and bank holding companies (with respect only to TBI and SYB);

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  Their respective capitalization structures;

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  The fact that the execution and delivery by TBI, SYB, and Merger Sub of the merger agreement and the consummation by each of those parties of the merger have been duly adopted and approved in accordance with Kentucky law, are valid and binding obligations of such parties enforceable against them, and do not violate or conflict with their respective articles of incorporation or bylaws, any contract or agreement to which any of them is a party, or any law, statute, rule or judgment applicable to any of them;

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  The regulatory consents and approvals required in connection with the merger agreement or the merger;

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  The sufficiency of the financial statements of TBI, TBI Bank, and SYB and the filings by SYB with the SEC;

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  Litigation relating to TBI, TBI Bank, SYB, SYB Bank, and Merger Sub;

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  Any broker's or finder's fees to any agent, broker, person, or firm acting on behalf of TBI, TBI Bank, or SYB;

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  The compliance by TBI, TBI Bank, SYB, and SYB Bank with existing laws and the possession by each of them of required franchises, permits, licenses, certificates, and consents;

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  The facts that, since December 31, 2011, TBI, SYB, and SYB Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice, each of them has not engaged in certain specified activities, and no event has occurred or circumstance arisen that, individually or collectively, has had or is reasonably likely to have a "material adverse effect" (as defined in the merger agreement) with respect to any of them;

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  The liabilities of TBI and SYB (other than those reflected or reserved on TBI's December 31, 2011 balance sheet and those reflected in the documents filed by SYB with the SEC);

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  The compliance by TBI, TBI Bank, SYB, and SYB Bank with the Community Reinvestment Act; and

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  The instruments, agreements, certificates, and other documents provided by TBI, TBI Bank, SYB, or Merger Sub in connection with the merger agreement and the merger.

        In addition, the merger agreement contains representations and warranties of TBI to SYB and Merger Sub as to:

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  TBI's and TBI Bank's corporate power and authority to conduct their respective businesses, own or use their respective properties and assets, and perform their respective contractual obligations;

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  The ownership by TBI of its subsidiaries and investments;

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  The sufficiency of the books of account and other financial records of TBI and TBI Bank;

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  The sufficiency of the tax returns and tax reporting by TBI and TBI Bank;

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  The assets owned or leased by TBI and TBI Bank;

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  The participation by TBI and TBI Bank in "derivatives contracts" (as defined in the merger agreement);

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  Labor and employment matters related to TBI and TBI Bank;

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  Matters related to employee benefit plans of TBI and TBI Bank;

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  Insurance policies pertaining to the properties, assets, and businesses of TBI and TBI Bank;

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  The contracts to which TBI or TBI Bank is a party;

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  The properties and assets reflected on the December 31, 2011 balance sheet of TBI as being owned by TBI or TBI Bank;

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  The intellectual property owned, licensed, or utilized by TBI or TBI Bank;

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  The fact that none of TBI, TBI Bank, TBI's directors or officers, or TBI's Bank's directors or officers, and, to TBI's knowledge, none of TBI's employees or TBI Bank's employees, have, directly or indirectly, engaged in certain specified practices;

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  The use of proprietary information of parties other than TBI and TBI Bank;

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  Environmental matters relating to TBI and TBI Bank;

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  Transactions by TBI or TBI Bank with parties having certain affiliations with TBI or TBI Bank;

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  The nonperforming and classified assets of TBI and TBI Bank;

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  The accounts for which TBI and TBI Bank acts as a fiduciary;

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  Any acts or service by TBI or TBI Bank in the capacity of an "investment adviser" under the Investment Company Act of 1940;

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  The compliance by TBI and TBI Bank with Kentucky's "takeover laws" (as defined in the merger agreement);

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  Any actions by TBI or TBI Bank that would prevent or impede the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  The securities held by TBI and TBI Bank;

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  The insurance by the FDIC of the deposits of TBI Bank in accordance with the Federal Deposit Insurance Act ("FDIA") and TBI Bank's compliance with the FDIA; and

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  Matters related to the disclosure of customer information and certain specified rules and regulations, including, without limitation, the Bank Secrecy Act, the Patriot Act, the orders of the U.S. Department of the Treasury's Office of Foreign Assets Control relating to money laundering.

        In addition, the merger agreement contains representations and warranties of SYB to TBI as to:

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  The shares of SYB common stock to be issued pursuant to the merger agreement; and

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  The sufficiency of SYB's cash to be paid or deposited into the exchange fund pursuant to the merger agreement.

Conduct of Business Prior to Completion of the Merger

        Under the merger agreement, TBI has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, until the effective time and except with the prior written consent of SYB or as otherwise provided in the merger agreement, TBI shall, and shall cause TBI Bank to:

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  Conduct its business in the ordinary course consistent with past practice;

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  Use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous business relationships; and

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  Not take any action that is intended to or would be reasonably expected to adversely affect or materially delay the ability of TBI, Merger Sub, or SYB to obtain any necessary regulatory approvals to perform its covenants and agreements under the merger agreement or consummate the transactions contemplated under the merger agreement.

        The following is a summary of the more significant restrictions imposed on TBI and TBI Bank, subject to the exceptions set forth in the merger agreement. Specifically, until the effective time and except with the prior written consent of SYB or as otherwise provided in the merger agreement, TBI shall not, and shall not permit TBI Bank to:

  •
  Issue additional shares of TBI or TBI Bank capital stock or rights to acquire additional shares of TBI or TBI Bank capital stock, except for additional shares of TBI common stock that are issued and become outstanding as a result of the exercise of a TBI stock option between December 19, 2012 and the effective date;

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  Permit any additional shares of stock to become subject to grants of employee or director stock options or other rights to acquire capital stock of TBI or TBI Bank;

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  Make, declare, pay, or set aside for payment any dividend or distribution on any shares of capital stock of TBI or TBI Bank;

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  Split, adjust, combine, redeem, reclassify, purchase, or otherwise acquire any shares of TBI capital stock;

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  Enter into or amend or renew any employment, consulting, severance, or similar agreements or arrangements with any director, officer, or employee of TBI or TBI Bank or grant any salary or wage increase or increase any employee benefit;

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  Hire as an employee of TBI or TBI Bank or promote any employee who would have a base salary, including any guaranteed bonus, of more than $30,000 on an annual basis;

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  Enter into, establish, adopt, or amend, or make any contributions to, any pension, retirement, stock option, or other plan or arrangement in respect of any director, officer, or employee of TBI or TBI Bank;

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  Sell, transfer, mortgage, encumber, or otherwise dispose of or discontinue any of its assets, deposits, business, or properties, except in the ordinary course of business consistent with its past practice and at a price of at least 80% of book value;

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  Acquire all or any portion of the assets, business, deposits, or properties of any other entity;

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  Make any capital expenditures except in the ordinary course of business consistent with past practice in amounts not exceeding $5,000 individually or $10,000 in the aggregate;

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  Except in the ordinary course of business consistent with past practice, enter into or terminate any contract to which TBI or TBI Bank is a party or amend or modify any such contract in any material respect;

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  Enter into any settlement or similar agreement regarding any suit or proceeding to which TBI or TBI Bank is a party involving payment by TBI or TBI Bank that would exceed $5,000 or impose any material restriction on the business of TBI or TBI Bank or create precedent for claims that are reasonably likely to be material to TBI or TBI Bank;

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  Make, renew, or otherwise modify any loan meeting certain specified qualifications, except within certain specified parameters; and

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  Materially alter its interest rate or pricing fee or fee pricing policies with respect to depository accounts of TBI Bank or waive any material fees with respect thereto.

 Covenants and Agreements

  Regulatory Matters

        SYB and TBI have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions, and filings, to obtain as practicable all permits, consents, approvals, and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement as soon as practicable.

  Employee Matters

        Following the effective time, SYB has agreed to offer to any employee of TBI or TBI Bank who does not continue in employment with SYB and who was not offered employment by SYB the opportunity to enter into a severance agreement. SYB has agreed to pay each such employee a severance payment equal to two weeks' pay for each full year of service of such employee with TBI or TBI Bank, which shall be payable upon the termination of employment and execution by the employee of SYB Bank's standard 18-month non-solicitation agreement.

  Director and Officer Indemnification and Insurance

        TBI has agreed to purchase an extended reporting period or "tail" endorsement under TBI's existing directors' and officers' liability insurance coverage for TBI's directors and officers that provides insurance coverage for a period of six-years following the closing of the merger or, if such term of coverage is not available, such other maximum period of coverage that is available (we refer to the period for which such coverage is purchased as the "tail-coverage period"). Such insurance coverage must contain at least the same coverage and amounts and contain terms and conditions no less advantageous to insured persons than TBI's current directors' and officers' insurance policy, and the cost of purchasing such coverage may not exceed 250% of the annual premiums paid by TBI for such insurance. During the tail-coverage period, SYB has agreed to indemnify each present and former director, officer, and employee of TBI and TBI Bank against any costs or expenses arising out of matters existing or occurring at or prior to the closing of the merger.

  Certain Additional Agreements

        The merger agreement also contains additional covenants, including, among other things, covenants relating to:

  •
  each party's use of its reasonable best efforts to take all actions and to do all things necessary or desirable to consummate the merger, including with respect to making any filing with or obtaining the approval of a governmental entity or other agency or organization;

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  the filing of this joint proxy statement/prospectus;

  •
  obtaining required consents;

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  the listing of the shares of SYB common stock to be issued in the merger;

  •
  SYB's access to information of TBI; and

  •
  public announcements with respect to the transactions contemplated by the merger agreement, the filing of TBI's 2012 tax returns.

 Shareholder Approval; TBI Board Recommendation; Change in Recommendation

        TBI has agreed to hold a meeting of its shareholders as soon as is reasonably practicable following the effectiveness of this Form S-4 registration statement and the receipt of all required regulatory approvals, for the purpose of obtaining shareholder approval of the merger proposal.

        Pursuant to the merger agreement and except in the circumstances described below in "Acquisition Proposals by Third Parties", the TBI board of directors must recommend that TBI shareholders approve the merger proposal, include its recommendation in the joint prospectus/proxy statement, and use its reasonable best efforts to obtain approval of the merger proposal by the TBI shareholders. The TBI board of directors may not withdraw, modify or qualify, in a manner adverse to SYB, such recommendation or take any other action or make any other public statement, filing or release inconsistent with such recommendation, except in the circumstances described below in "Acquisition Proposals by Third Parties."

No Solicitation

        TBI has agreed that neither TBI nor TBI Bank nor any of their respective directors, officers, employees, and representatives will, directly or indirectly:

  •
  Initiate, solicit, seek, or encourage any inquiries or expressions of interest of the making of any proposal or offer that constitutes, or could be reasonably expected to lead to, any acquisition proposal (as defined below);

  •
  Participate in any discussions or negotiations regarding any acquisition proposal;

  •
  Furnish to any third party any non-public information that could be used for developing or furthering any acquisition proposal;

  •
  Approve or enter into any agreement relating to an acquisition proposal or requiring TBI to abandon, terminate, or fail to consummate the merger; or

  •
  Submit any acquisition proposal, or any matter related thereto, to the vote of the TBI shareholders.

        TBI has also agreed to immediately terminate any and all existing discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal. TBI is required to promptly notify SYB if any inquiries, proposals, or offers with respect to an acquisition proposal are received by TBI or any of its representatives and thereafter keep SYB informed of the status and terms of any such proposals, offers, discussions, or negotiations.

Acquisition Proposals by Third Parties

        If prior to the TBI shareholder approval, the TBI board of directors (i) receives a bona fide written acquisition proposal that was not solicited in violation of the merger agreement, (ii) determines in good faith after consultation with its outside legal counsel such action is necessary in order for the board of directors of TBI to comply with its fiduciary duties under applicable law, and (iii) determines in good faith after consultation with outside legal and financial advisors that such acquisition proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to result in a superior proposal, then the board of directors of TBI may:

  •
  provide information in response to a request from the person or entity making such acquisition proposal pursuant to a confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between SYB and TBI; and

  •
  participate in discussions or negotiations regarding the acquisition proposal.

        In general, the board of directors of TBI may not (i) withhold, withdraw, modify or qualify, in a manner adverse to SYB, its recommendation that TBI shareholders approve the merger agreement or (ii) approve or permit TBI to enter into any agreement relating to an acquisition proposal.

        However, if TBI receives a superior proposal, the board of directors of TBI may (i) effect of change in its recommendation or (ii) authorize TBI to terminate the merger agreement to enter into an alternative acquisition agreement (as defined below), each with respect to the superior proposal, if and only if:

  •
  the board of directors of TBI determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable law;

  •
  TBI has complied in all material respects with its non-solicitation obligations under the merger agreement; and

  •
  (1) TBI has provided SYB six business days prior written notice of its decision to take such action, which notice must identify the person making the superior proposal, the material terms of the superior proposal, and a copy of all documents relating to the superior proposal, (2) prior to taking such action, TBI and its financial and legal advisors have negotiated in good faith to make adjustments to the merger agreement as would result in the acquisition proposal no longer constituting a superior proposal, and (3) at the end of the six-day period, the board of directors of TBI again makes the determination in good faith, taking into account any modifications to the merger agreement proposed by SYB, that the acquisition proposal constitutes a superior proposal; and

  •
  TBI has validly terminated the merger agreement and paid to SYB a termination fee of $750,000, as discussed below in the section entitled "Termination Fee".

        As used in the merger agreement, "acquisition proposal" means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving TBI or any of its subsidiaries; or (ii) any other direct or indirect acquisition involving 40% or more of the total voting power of any class of equity securities of TBI or those of any of its subsidiaries, or 40% or more of the fair market value of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of TBI.

        As used in the merger agreement, "alternative acquisition agreement" means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

        As used in the merger agreement, "superior proposal" means an unsolicited bona fide written acquisition proposal involving 100% of the assets (on a consolidated basis) or total voting power of the equity securities of TBI that the board of directors of TBI has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to TBI's shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement, (A) after receiving the advice of its financial advisors, (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (C) after taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to the merger agreement agreed to by SYB.

 Conditions to the Merger

        The respective obligations of SYB, Merger Sub, and TBI to effect the merger are subject to the satisfaction at or prior to the effective time of a number of conditions, including but not limited to:

  •
  The approval of the merger agreement and the merger by a majority of the outstanding shares of TBI common stock;

  •
  Authorization of the listing on the NASDAQ Global Select Market of the shares of SYB common stock to be issued in the merger;

  •
  The continued effectiveness of the registration of the SYB common stock to be issued in the merger;

  •
  No order, injunction, or decree issued by any court or agency and no other laws making the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect; and

  •
  All regulatory approvals required to consummate the transactions contemplated by the merger agreement being obtained and remaining in full force and effect and all statutory waiting periods in respect of such regulatory approvals having expired.

        The obligations of Merger Sub and SYB to effect the merger are also subject to the satisfaction, or waiver by SYB, at or prior to the effective time, of a number of conditions, including but not limited to:

  •
  The representations and warranties of TBI contained in the merger agreement will be true and correct as of December 19, 2012 and as of the effective time of the merger as though such representations and warranties had been made on and as of the effective time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except , in the case of representations and warranties other than certain representations and warranties regarding corporate matters, capitalization, authority and absence of conflicts with organizational documents, absence of certain changes or events, taxes, regulatory agreements, title to owned branches, brokers' fees and state takeover statutes, where the failure to be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) has had or would reasonably be expected to have a material adverse effect on TBI, and subject to the other materiality standards set forth in the merger agreement, and SYB must receive a certificate signed on behalf of TBI to such effect;

  •
  TBI must have performed in all material respects all obligations required to be performed by TBI under the merger agreement at or prior to the effective time, and SYB must receive a certificate signed on behalf of TBI to such effect;

  •
  There having been any action taken, determination made, or law enacted applicable to the transactions contemplated by the merger agreement by any governmental authority, in connection with the grant of a required regulatory approval or otherwise, imposing any restriction, requirement, or condition that the SYB board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by the merger agreement or restrict or burden TBI's business or operations to the extent that SYB would not have entered into the merger agreement if such conditions, restrictions, or requirements had been known at the time the merger agreement was executed;

  •
  The receipt of certain consents, approvals, and terminations of certain contracts must will have been obtained and remain in full force and effect;

  •
  Stephen Norton and Alexander Babey, the executive officers of TBI, must have executed and delivered amendments to their change in control agreements to include new non-solicitation and confidentiality agreements with SYB;

  •
  Dissenting shares of TBI common stock must not represent 10% or more of the outstanding shares of TBI common stock; and

  •
  As of the close of business on the third business day immediately preceding the closing date, TBI Bank must have "Core Deposits" (as defined in the merger agreement) of not less than $80,000,000, pursuant to calculations set forth in the merger agreement.

The obligation of TBI to effect the merger is also subject to the satisfaction, or waiver by TBI, at or prior to the effective time, of a number of conditions, including but not limited to:

  •
  The representations and warranties of SYB contained in the merger agreement will be true and correct as of December 19, 2012 and as of the effective time of the merger as though such representations and warranties had been made on and as of the effective time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except , in the case of representations and warranties other than certain representations and warranties regarding corporate matters, capitalization, authority and absence of conflicts with organizational documents, absence of SEC review or investigation, and brokers' fees, where the failure to be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) has had or would reasonably be expected to have a material adverse effect on TBI, and subject to the other materiality standards set forth in the merger agreement, and SYB must receive a certificate signed on behalf of TBI to such effect and TBI must receive a certificate signed on behalf of SYB to such effect; and

  •
  SYB must have performed in all material respects all obligations required to be performed by SYB under the merger agreement at or prior to the effective time, and TBI must have received a certificate signed on behalf of SYB to such effect.

Termination

        The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the matters presented in connection with the merger by the TBI shareholders:

  •
  By mutual written consent of TBI and SYB;

  •
  By either TBI or SYB, if:

  •
  The merger has not been consummated by before July 31, 2013 ;

  •
  The grant of a regulatory approval required for consummation of the merger is denied by a final action of the applicable governmental entity or the application therefor has been permanently withdrawn at such governmental entity's request; or

  •
  The TBI shareholders fail to approve the merger agreement and the merger;

  •
  By SYB, if:

  •
  TBI has committed a breach under the merger agreement that would result in the failure of the closing conditions described above in the section entitled "Conditions to the Merger," and which is not curable or, if curable, is not cured by the earlier of (1) July 31, 2013 or (2) 30 days following written notice to TBI;

  •
  Any of the conditions in favor of SYB described above in the section entitled "Conditions to the Merger" has not been satisfied as of July 31, 2013 or becomes impossible to satisfy; or

    •
    The board of directors of TBI withdraws or fails to give its recommendation, effects a change in recommendation, or affirmatively approves any acquisition proposal or makes any announcement of any agreement to enter into an agreement with respect to an acquisition proposal.

  •
  By TBI, if:

  •
  SYB has committed a breach under the merger agreement that would result in the failure of the closing conditions described above in the section entitled "Conditions to the Merger," and which is not curable or, if curable, is not cured by the earlier of (1) July 31, 2013 or (2) 30 days following written notice to SYB;

  •
  Any of the conditions in favor of TBI described above in the section entitled "Conditions to the Merger" has not been satisfied as of July 31, 2013 or becomes impossible to satisfy; or

  •
  Subject to the prior payment of the termination fee described, below, the board of directors of TBI has authorized TBI to enter into an Alternative Acquisition Agreement, TBI has complied with in all respects with the provisions of the merger agreement described above in "No Solicitation", and immediately after termination of the merger agreement, TBI enters into an Alternative Acquisition Agreement with respect to such superior proposal.

        In addition, TBI may terminate the merger agreement during the three business days commencing on the first date on which all regulatory approvals (and waivers, if applicable) have been received and the TBI shareholders have approved the merger agreement (the "determination date"), if both of the following conditions are satisfied:

  •
  The average volume weighted average price per share of SYB's common stock for the 20 consecutive trading days immediately preceding the determination date (the "determination date SYB market value") is less than $18.57; and

  •
  The quotient obtained by dividing (i) the determination date SYB market value by (ii) $21.85 (the average volume weighted average price per share of SYB's common stock for the twenty consecutive trading days immediately preceding date of the merger agreement (the "initial SYB market value") is less than the quotient obtained by dividing (x) the average of the closing price of the NASDAQ Bank Index (the "index") on each of the 20 consecutive trading days immediately preceding the determination date (the "final index price") by (y) the average of the closing prices of the index for the 20 consecutive trading days immediately preceding the date of the merger agreement (the "initial index price"), minus 0.15 (the "index ratio").

        If TBI elects to exercise its termination right described above, it must give prompt written thereof to SYB. During the three business days commencing with its receipt of such notice, SYB will have the option, exercisable in its sole discretion, to increase the stock portion of the merger consideration to the lesser of: (i) a quotient, the numerator of which is equal to the product of the initial SYB market value, the stock portion of the merger consideration (as then in effect), and the index ratio, and the denominator of which is equal to the determination date SYB market value; or (ii) the quotient determined by dividing the initial SYB market value by the determination date SYB market value, and multiplying the quotient by the product of the stock portion of the merger consideration (as then in effect) and 0.85. If SYB so elects, it shall give, within such three business day period, written notice to TBI of such election, and as a result no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect, except as the stock portion of the merger consideration shall have been so modified.

        Because the formula is dependent on the future price of SYB's common stock and that of the Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of SYB common stock would be issued to either (a) take into account the extent by which a decline in the 20-day volume weighted average price per share of SYB's common stock between the date of the merger agreement and the determination date exceeded the decline in the average price of the common stock of the Index between the date of the merger agreement and the determination date or (b) cap the decline in the value of the stock portion of the merger consideration that the TBI shareholders would be required to accept at 15%.

Termination Fee

        TBI is required to pay SYB a termination fee of $750,000 if:

  •
  the merger agreement is terminated: (i) by SYB if the TBI board submits the merger agreement to its shareholders without a recommendation for approval, effects a change in recommendation, or approves an acquisition proposal or makes any announcement of an agreement to enter into an alternative acquisition agreement; or (ii) by TBI to enter into an alternative acquisition agreement;

  •
  any person has publicly disclosed or made known to management of TBI an acquisition proposal (or an intention to make an acquisition proposal), and the merger agreement is subsequently terminated:

  •
  by either party because the merger has not been consummated by July 31, 2013, without the approval by the TBI shareholders of the merger agreement and the merger; or

  •
  by either party because the TBI shareholders failed to approve the merger agreement and the merger at a meeting called for such purpose;

    and, within 12 months of such termination, TBI consummates an acquisition proposal or enters into an alternative acquisition agreement; or

  •
  the merger agreement is terminated either (i) by SYB due to an uncured breach by TBI of one of its covenants, agreements, representations or warranties under the merger agreement that would result in the failure of the closing conditions described above in the section entitled "Conditions to the Merger," or (ii) by either party after the outside date at a time when SYB could also have terminated the merger agreement due to an uncured breach by TBI, in each case other than with respect to a breach by TBI at closing of the merger with respect to its title to the its owned branches.

        TBI is required to reimburse SYB for its reasonable, documented out-of-pocket expenses (up to a maximum of $250,000) incurred in connection with the merger agreement if SYB terminates the merger agreement as a result of the TBI shareholders failing to approve the merger agreement and the merger at a meeting called for such purpose.

        SYB is required to pay TBI a termination fee of $750,000 if the merger agreement is terminated either (i) by TBI due to an uncured breach by SYB of one of its covenants, agreements, representations or warranties under the merger agreement that would result in the failure of the closing conditions described above in the section entitled "Conditions to the Merger," or (ii) by either party after the outside date at a time when TBI could also have terminated the merger agreement due to an uncured breach by SYB.

        SYB is required to reimburse TBI for its reasonable, documented out-of-pocket expenses (up to a maximum of $250,000) incurred in connection with the merger agreement if SYB terminates the merger agreement as the result of any governmental entity taking any action with results in the imposition of a restriction, requirement, or condition on SYB which the SYB board of directors reasonably determines in good faith would materially reduce the benefits of the transactions contemplated by the merger agreement or restrict or burden the business or operations of SYB or any of its subsidiaries to such a degree that SYB would not have entered into the merger agreement if such conditions, restrictions or requirements been known at that the merger agreement was executed.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect, except that (i) each of SYB and TBI will remain liable for any knowing, willful or intentional breach of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payments of fees and expenses and the confidential treatment of information.

Fees and Expenses

        All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, except with respect to the termination fees above.

Management and Operations after the Merger

        SYB's officers and directors serving at the effective time shall continue to serve as SYB's officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. SYB's articles of incorporation and bylaws in existence as of the effective time shall remain SYB's articles and bylaws following the effective time, until such articles of incorporation and bylaws are further amended as provided by applicable law.

Effective Time of the Merger

        The effective time will occur upon the date and at the time when the articles of merger are executed, delivered to, and filed with the Secretary of State of Kentucky or such later time as may be specified as the effective time in such articles of merger.

 DISSENTERS' RIGHTS

        Kentucky law entitles you to dissent from consummation of the merger and, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement, receive payment in cash for the fair value of your shares of TBI common stock following completion of the merger. To exercise your dissenters' rights, you must strictly comply with the procedures specified in Subtitle 13 of the KBCA. The following discussion is intended as a brief summary of the material provisions of the Kentucky statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect dissenters' rights. This summary, however, is not a complete statement regarding your dissenters' rights under Kentucky law and is qualified in its entirety by reference to the text of the relevant provisions of Kentucky law, which are attached to this proxy statement/prospectus as Annex D. Shareholders intending to exercise dissenters' rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

        If you are contemplating the possibility of exercising your right to dissent in connection with the merger, you should carefully review the text of the dissenters' rights statute attached as Annex D, particularly the procedural steps required to perfect dissenters' rights, which are complex. We also encourage you to consult your legal counsel, at your expense, before attempting to exercise your right to dissent. If you do not fully and precisely satisfy the procedural requirements of Kentucky law, you may lose your right to dissent. If you demand dissenters' rights under Kentucky law and withdraw or lose (through failure to perfect or otherwise) the right to dissent, then your shares will no longer be dissenting shares and will automatically be converted into the right to receive the applicable merger consideration, without interest and less any applicable withholding taxes, at the effective time of the merger. We will not give you any notice of your right to dissent from consummation of the merger other than as described in this document.

Requirements for Exercising Dissenters' Rights

        To preserve your right to dissent from the merger:

  •
  You must deliver to TBI before the vote is taken on the merger agreement at the TBI special meeting written notice of your intent to exercise your right to dissent and demand payment for your shares of TBI common stock if the merger is completed. Your notice must be in addition to and separate from your vote (by proxy or in person) against approval of the merger agreement or your abstention from voting. Your vote against the merger agreement or your abstention or failure to vote alone will not constitute written notice of your intent to exercise your dissenters' rights;

  •
  You cannot vote your shares in favor of the merger agreement; and

  •
  You must follow the statutory procedures for perfecting dissenters' rights under Kentucky law, which are described below and under the captions "Payment Procedures" and "Judicial Appraisal of Shares."

        If you do not satisfy each of the requirements, you cannot exercise your right to dissent and, if the merger agreement is approved by the TBI shareholders and the merger occurs, your shares of TBI common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.

        The right to dissent may be asserted either by a shareholder of record or a beneficial owner. A record holder may assert the right to dissent as to fewer than all shares registered in his name only if he dissents as to all shares beneficially owned by any one person and notifies TBI in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For purposes of determining the rights of such record holder, he will be treated as if the shares to which he dissents and his other shares are registered in the names of different shareholders. A beneficial owner may assert the right to dissent as to shares held on his behalf only if he submits to us the record holder's written consent before or at the time he asserts the right to dissent and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.

        Vote.     Your shares must either not be voted at the special meeting (including a decision to abstain from voting) or must be voted against the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of TBI common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory right to dissent. A vote in favor of the approval of the merger agreement, either by proxy or in person at the special meeting, will constitute a waiver of your right to dissent and will nullify any previously filed written notice of your intent to exercise your right to dissent.

        Notice.     Written notice of your intent to exercise dissenters' rights must be filed with TBI at:

  THE BANCorp, Inc.
  515 S. First Street
  P.O. Box 500
  La Grange, Kentucky 40031
  Attn: Corporate Secretary

        TBI must receive all written notices before the vote is taken with respect to the merger proposal at the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of TBI common stock you own, and that you intend to demand cash payment for your shares of TBI common stock if the merger agreement is approved.

        Termination of Dissenters' Rights.     Your right to dissent and obtain payment of the fair value of your shares of TBI common stock under Subtitle 13 of the KBCA will terminate if:

  •
  the merger is abandoned or rescinded;

  •
  a court having jurisdiction permanently enjoins or sets aside the merger;

  •
  you fail to perfect or otherwise lose your right to dissent; or

  •
  your demand for payment is withdrawn with TBI's written consent.

Payment Procedures

        If the merger agreement is approved by the TBI shareholders, within ten days after the approval, we will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger as described above. The notice will contain:

  •
  the address where the demand for payment and certificates representing shares of TBI common stock must be sent and the date by which certificates must be deposited;

  •
  the date by which your payment demand must be received by us, which date will not be fewer than thirty nor more than sixty days after the date the written notice is delivered to you;

  •
  a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger (December 19, 2012) and requires certification from the person asserting dissenters' rights of whether or not the person acquired beneficial ownership of our common stock before the date of the first announcement;

  •
  a copy of Subtitle 13 of the KBCA; and

  •
  information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the demand for payment is received.

        If you wish to assert your right to dissent, you must demand payment, certify whether you acquired beneficial ownership of your shares before December 19, 2012, and deposit your stock certificates representing shares of TBI common stock within the specified number of days after the notice is given. If you fail to make demand for payment and deposit your stock certificates within the time period set forth in the written notice, you will lose the right to demand payment for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

        If we do not consummate the merger within 60 days after the date set for demanding payment, we will return all deposited certificates and release transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates and release transfer restrictions, we wish to consummate the merger, we must send a new dissenters' notice and repeat the payment demand procedure. If we do not consummate the merger and do not return the deposited certificates or release the transfer restrictions on uncertificated shares within 60 days after the date which we had set for demanding payment, you may notify us in writing of your estimate of the fair value of your TBI common stock plus the amount of interest due and demand payment of your estimated amount.

        Except as provided below, as soon as the proposed corporate action is taken or upon receipt by us of your valid demand for payment, we will remit to you, if you complied with the requirements of Kentucky law, the amount we estimate to be the fair value of your common stock, plus accrued interest, and will include the following information with the payment:

  •
  financial data relating to TBI, including a balance sheet, an income statement and a statement of changes in shareholders' equity as of and for a fiscal year ended not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

  •
  an explanation of how we estimated the fair value of the shares;

  •
  an explanation of how we calculated interest due;

  •
  a statement regarding your right to demand supplemental payment if you believe that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

  •
  a copy of Subtitle 13 of the KBCA.

        For dissenting shareholders who were not the beneficial owners of their shares of TBI common stock before December 19, 2012, we may withhold payment and instead send a statement setting forth our estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of such dissenting shareholders' demands for payment. Payment of the fair value of these after-acquired shares may be conditional upon a dissenting shareholder's waiver of other rights under Subtitle 13 of the KBCA. We will also include in such statement an explanation of how we estimated the fair value of the shares and how the interest was calculated and a notice of the dissenter's right to demand payment of the dissenter's estimate of the fair value of the shares and the amount of interest due if such dissenting shareholder believes that the amount offered is less than the fair value of the shares, or that the interest is incorrectly calculated, or under certain other circumstances enumerated in the statute and described below.

Judicial Appraisal of Shares

        If you believe the payment we make, or offer to make, is less than the fair value of your shares or believe that the interest due is incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify us in writing, and demand payment of, your estimate of the fair value of your shares and the amount of interest due. You may also demand payment of your estimate of the fair value of the shares if we fail to make payment for your shares within 60 days after the date set for demanding payment or do not consummate the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. If your demand for payment of your own estimate of the fair value of the shares is not settled within 60 days after we receive your demand, Kentucky law requires us to commence a proceeding in Jefferson County Circuit Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.

        The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders whose demands remain unsettled and may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for their TBI common stock under the terms of the merger agreement if the merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under the KBCA. The fair value of your shares as determined under the dissenters' rights provisions of the KBCA could be greater than, the same as, or less than the value of the merger consideration. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted by us, then the court will enter a judgment for cash in favor of such dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of our common stock before December 19, 2012, and for which we withheld payment pursuant to Section 271B.13-270 of the KBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders' after-acquired shares.

        The court will also determine the costs and expenses of the court proceeding and assess them against us, except that the court may assess the costs against all or some of the dissenters whose actions in demanding payment of their own estimates of value are found by the court to be arbitrary, vexatious, or not in good faith. If the court finds that we did not substantially comply with the relevant provisions of Sections 271B.13-200 through 271B.13-280 of the KBCA, the court may also assess against us any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously, or not in good faith with respect to dissenters' rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        For purposes of Kentucky law, fair value means the value of TBI common stock immediately before the effective time, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 271B.13-020 of the KBCA, you do not have a right, at law or in equity, to challenge the approval of the merger agreement or the consummation of the merger unless the merger is unlawful or fraudulent to the shareholders or to us.

        If you elect to exercise your dissenters' rights, the payment in cash of the fair value of your shares of TBI common stock will be a taxable transaction to you as described in the section of this proxy statement/prospectus entitled "Material Federal Income Tax Consequences" beginning on page 71. Shareholders considering exercising dissenters' rights should consult with their own tax advisors with regard to the tax consequences of such actions.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

        In addition to the proposal to approve the merger agreement, the shareholders of TBI also are being asked to approve a proposal to adjourn or postpone the special meeting to a later date or dates to permit further solicitation of proxies if an insufficient number of shares is present in person or by proxy to constitute a quorum or approve the merger agreement.

        The KBCA and the articles of incorporation of TBI require the affirmative vote of the holders of a majority of the outstanding shares of TBI common stock to approve the merger. However, to have a quorum necessary to conduct business at the special meeting, only a majority of the holders of the outstanding shares of TBI common stock need be present in person or by proxy at the meeting. Therefore, if shareholder participation at the special meeting is lower than expected, we could find that although a majority of the shares present at the special meeting favor the merger, the number of shares actually present and voting in favor of the merger is still less than the majority of all of the outstanding shares required for approval. If that were to happen, the TBI board of directors (which unanimously recommends the merger) would like to have the flexibility to postpone or adjourn the meeting in order to attempt to solicit broader shareholder participation and support for the merger. If TBI elects to adjourn the special meeting, the chair of the meeting will request a motion that the special meeting be adjourned and the vote on the proposal to approve the merger agreement be delayed until the special meeting can be reconvened. If TBI adjourns the special meeting for 30 days or less, TBI will not set a new record date and will announce the date, time and location at which the special meeting will be reconvened prior to adjournment. No other notice will be provided. If a new record date is fixed for the adjourned meeting, TBI will give notice of the adjourned meeting as in the case of an original meeting. Unless revoked, any proxy solicited for the special meeting will continue to be valid for the adjourned and reconvened special meeting and will be voted in accordance with your instructions or, if no contrary instructions are given, for the proposal to approve the merger agreement.

        In order to permit proxies that have been received by TBI at the time of the special meeting to be voted for an adjournment, if necessary, TBI has submitted this proposal as a separate matter for consideration by TBI shareholders. We refer to this proposal as the adjournment proposal. If approved, the adjournment proposal will authorize the holder of any proxy solicited by the TBI board of directors to vote in favor of adjourning the special meeting and any later adjournments. If the TBI shareholders approve the adjournment proposal, TBI could adjourn the special meeting and use the additional time to solicit additional proxies to gain a quorum for the special meeting or approve the merger agreement, including the solicitation of proxies from TBI shareholders who have previously voted against the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a number of votes sufficient to defeat the merger proposal have been received at the time of the special meeting, TBI could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

Vote Required

        Approval of the adjournment proposal (Proposal 2 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Accordingly, if you fail to submit a proxy or if you abstain, then the shares of TBI common stock not voted or abstaining will have no effect on the adjournment proposal. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate how you wish your shares to be voted on the merger proposal (including a choice that your shares be voted against the merger proposal) but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

        TBI's board of directors unanimously recommends that shareholders vote "FOR" the adjournment proposal.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        Frost Brown Todd LLC has delivered an opinion as to the material anticipated United States federal income tax consequences generally applicable to a "U.S. holder" (as defined below) of TBI common stock with respect to the exchange of TBI common stock for SYB common stock and cash pursuant to the merger. Those material consequences are described in the following discussion, which assumes that U.S. holders hold their TBI common stock as capital assets within the meaning of Section 1221 of the Code. The opinion is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. A copy of the tax opinion is included as an exhibit to the registration statement on Form S-4 of which this proxy statement/prospectus is a part, filed by SYB with the SEC.

        The opinion does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the income tax consequences applicable to participants in the TBI 401(k) plan or with respect to employee benefits generally, nor the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. holders of TBI common stock. In addition, the opinion does not address all aspects of United States federal income taxation that may apply to U.S. holders of TBI common stock in light of their particular circumstances or U.S. holders that are subject to special rules under the Code, such as holders of TBI common stock that are partnerships or other pass-through entities (and persons holding their TBI common stock through a partnership or other pass-through entity), persons who acquired shares of TBI common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a "functional currency" other than the U.S. dollar and persons holding their TBI common stock as part of a straddle, hedging, constructive sale or conversion transaction.

        For purposes of the opinion and this summary, a "U.S. holder" is a beneficial owner of TBI common stock that is for United States federal income tax purposes:

  •
  a United States citizen or resident alien;

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  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

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  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

  •
  an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

        If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds TBI common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

        SYB and TBI have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. SYB and TBI have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each TBI shareholder should consult his or her own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Federal Income Tax Consequences of the Merger

        Provided the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, upon exchanging your TBI common stock for SYB common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the SYB common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of TBI common stock surrendered) or (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). Unless the redemption is treated as a dividend under the Internal Revenue Code, any recognized gain generally will be long-term capital gain if, as the effective date, your holding period with respect to the TBI common stock surrendered exceeds one year.

        The aggregate tax basis in the shares of SYB common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, generally will equal your aggregate adjusted tax basis in the TBI common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of SYB common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of TBI common stock that you surrender in the exchange.

Cash Received Instead of a Fractional Share of SYB Common Stock

        A U.S. holder of TBI common stock who receives cash will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by SYB of the fractional share. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. holder's fractional share interest as set forth above. Subject to the provisions and limitations of Section 302 of the Internal Revenue Code, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date, the holding period for such shares is greater than one year.

Cash Received Due to Exercise of Dissenters' Rights

        A U.S. holder of TBI common stock who receives cash for TBI common stock because such U.S. holder exercised dissenters' rights pursuant to Subtitle 13 of Chapter 271B of the KBCA will be treated for United States federal income tax purposes as if the SYB common stock had been received and then redeemed for cash by SYB. Such U.S. holder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in the SYB common stock, unless such payment, under each such holder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code.

 Backup Withholding and Information Reporting

        Payments of cash to a U.S. holder of TBI common stock instead of a fractional share of SYB common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number (Form W-9), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability to the extent that they exceed such U.S. holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, TBI shareholders should consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

 DESCRIPTION OF SYB CAPITAL STOCK

        As a result of the merger, TBI shareholders who receive shares of SYB common stock in the merger will become shareholders of SYB. Your rights as shareholders of SYB will be governed by Kentucky law and the amended and restated articles of incorporation of SYB (the "SYB articles") and the amended and restated bylaws of SYB (the "SYB bylaws.") The following description briefly summarizes the material terms of SYB's capital stock that will be in effect if the merger is completed. We refer you to the SYB article and the SYB bylaws for more detail on the terms and provisions of SYB's capital stock that may be important to you. Copies of SYB's governing documents have been filed with the SEC. To learn where copies of these documents can be obtained, see the sections entitled "Where You Can Find More Information" in the forepart of this document and "Incorporation of Certain Documents By Reference" beginning on page 86.

 Authorized Capital Stock

        SYB's authorized capital stock consists of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock, all without par value. As of March 12, 2013, approximately 13,959,221 shares of SYB common stock were issued and outstanding and no shares of SYB preferred stock were issued and outstanding. All outstanding shares of common stock are, and the shares of common stock to be issued in the merger will be, when issued in accordance with the terms of the merger agreement, validly issued, fully paid, and non-assessable.

Common Stock

        Voting Rights.     The holders of SYB's common stock have the right to one vote per share on all matters which require their vote and do not have the right to cumulate votes in the election of directors. Directors are elected by a plurality of the shares actually voting on the matter, which means that the nominees for SYB directors that receive the largest numbers of votes cast by the SYB shareholders at a shareholders meeting with a quorum present will be considered elected.

        Dividend Rights.     Holders of SYB common stock are entitled to receive and share equally in dividends, if, as, and when such dividends are declared by the SYB board of directors out of assets legally available for such purpose.

        Redemption, Conversion and Preemptive Rights.     Shares of SYB common stock are not redeemable and do not have subscription, conversion or preemptive rights. There are no redemption or sinking fund provisions available to the common stock.

        Liquidation Rights.     If SYB liquidates, dissolves or winds up its business, subject to the rights of its creditors, SYB will distribute its remaining assets to its common shareholders in proportion to the number of shares that each common shareholder holds.

Preferred Stock

        The SYB board of directors may issue shares of the preferred stock from time to time, in one or more series, without shareholder approval. SYB's board of directors may determine the preferences, limitations, and relative rights, to the extent permitted by the KBCA, of any class, or series within a class, of SYB preferred stock that it designates. The holders of SYB preferred stock may have preferences over holders of SYB common stock in the payment of dividends, upon liquidation of SYB, in respect of voting rights and in the redemption of the capital stock of SYB. Series of preferred stock issued by SYB may also, in the discretion of SYB's board of directors, be made convertible into SYB common stock or other securities and may have sinking fund requirements. SYB has designated 400,000 shares of its authorized preferred stock as Series A Junior Participating Preferred Stock in connection with its shareholder rights plan but has not issued any shares of preferred stock.

 Limitation of Liability and Indemnification of Directors

        SYB's articles of incorporation contain certain provisions permitted under Kentucky law relating to the liability of SYB's directors. These provisions eliminate a director's personal liability to SYB or SYB's shareholders for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including:

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  for any transaction in which the director's personal financial interest is in conflict with SYB's financial interests or the financial interests of SYB's shareholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  for any approval of an unlawful distribution to shareholders as prohibited under the KBCA; or

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  for any transaction from which the director derived an improper personal benefit.

        These provisions do not eliminate SYB's right or those of any of SYB's shareholders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. SYB's articles of incorporation and bylaws also contain provisions which obligate SYB to indemnify SYB's directors and officers to the fullest extent permitted by Kentucky law.

Certain Anti-Takeover Matters

        SYB's articles of incorporation and bylaws contain a number of provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shareholders' shares. These provisions include:

        Business Combinations.     SYB's articles of incorporation require that, before certain types of business combination transactions involving SYB and a person who beneficially owns 20% or more of the outstanding voting securities of SYB (an "interested shareholder"), may be completed, the proposed transaction must first be recommended by the SYB board of directors and approved by (i) the holders of at least 80% of the voting power of all outstanding voting securities of SYB, voting together as a single class, and (ii) two-thirds of the outstanding voting power of the SYB stock other than the voting securities owned by the interested shareholder who is a party to the transaction, voting together as a single class. A business combination includes, among other things, a merger, asset sale or a transaction resulting in a financial benefit to the interested shareholder. These special voting requirements do not apply to a business combination with an interested shareholder if the transaction is either approved by a majority of the SYB directors who are not affiliated with the interested shareholder or the proposed transaction meets certain minimum price requirements specified in the articles of incorporation. In addition, SYB is prohibited from engaging in a business combination transaction with an interested shareholder for a period of three years after the date of the transaction or event in which the person became an interested shareholder, unless prior to the time the person became an interested shareholder, a majority of the disinterested members of the SYB board of directors approved either the proposed business combination or the transaction that results in the person becoming an interested shareholder. These provisions of SYB's articles of incorporation are intended to deter abusive takeover tactics and to help assure that all shareholders of SYB will be treated equally in a possible acquisition transaction. They may have the effect of encouraging a party or parties interested in acquiring SYB to negotiate in advance with SYB's board of directors because the shareholder approval requirement would be avoided if a majority of the directors then in office approve the proposed business combination transaction.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations.     SYB's bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of SYB shareholders. In general, notice must be received by SYB not less than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

        Removal of Directors Only for Cause.     SYB's articles of incorporation limit the right of its shareholders to remove directors from office to those circumstances meeting the definition of "cause" under the articles of incorporation. Cause means a director's participation in any transaction in which his or her financial interests conflict with those of SYB or its shareholders; any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or the participation by the director in any transaction from which he or she derived an improper personal benefit.

        Authorized But Unissued Shares.     SYB's authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to limitations imposed by the NASDAQ Stock Market. SYB may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SYB by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Rights Plan

        SYB has 400,000 shares of Series A Junior Participating Preferred Stock, or "Series A preferred stock", authorized and reserved for issuance in connection with SYB's shareholder rights plan set forth in the Rights Agreement (the "SYB rights agreement") dated April 23, 2003, with Wachovia Bank, National Association, as Rights Agent. A copy of the SYB rights agreement has been filed with the SEC and is incorporated by reference in this document. Under the rights plan, each outstanding share of SYB common stock has one right representing the right to purchase 1/100th of a share of Series A preferred stock. The exercise price of the right is $130.00 per right, subject to adjustment as set forth in the SYB rights agreement. The rights will expire on April 24, 2013, unless redeemed or exchanged prior to that date. The SYB board of directors may, in its discretion, extend the expiration date of the rights plan. The shares of SYB common stock issuable to TBI shareholders in the merger will include the associated preferred share purchase rights under the rights plan.

        The rights will not be exercisable until the distribution date described in the plan. The plan distribution date will not occur until the earlier to occur of the following two events (or such later date as may be determined by the SYB board of directors, upon approval by a majority of the "continuing directors" (as defined in the shareholder rights plan):

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  the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired 10% or more of the outstanding shares of SYB common stock; or

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  such date as the SYB board of directors determines, upon approval of a majority of the continuing directors, after the commencement or announcement of a tender or exchange offer by a person or group for 10% or more of the outstanding shares of SYB common stock.

        Until the plan distribution date, the rights will be evidenced by the certificates representing shares of SYB's common stock. On the plan distribution date, the rights agent will mail separate certificates evidencing the rights to common shareholders of record. Until a right is exercised, the holder has no rights as a preferred shareholder of SYB.

        If any person or group acquires 10% or more of SYB's common stock, rights holders will be entitled to buy, upon exercise of a preferred share purchase right, the number of shares of SYB common stock that, at the time, have a market value of twice the purchase price of the right. If SYB is acquired in a business combination, rights holders will be entitled to buy, for the purchase price, that number of shares of the acquiring corporation that, at the time, have a market value of twice the purchase price. The board of directors of SYB has the right to redeem the purchase rights in certain circumstances for $0.01 per right, subject to adjustment.

        The rights plan is designed to protect SYB's shareholders in the event of unsolicited offers to acquire SYB and other coercive takeover tactics, which, in the opinion of the SYB board of directors, would impair its ability to represent shareholder interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer SYB's shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of SYB's shareholders.

Listing

        SYB common stock is listed on the NASDAQ Global Select Market under the symbol "SYBT."

Transfer Agent

        The transfer agent for SYB common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

COMPARISON OF SHAREHOLDERS' RIGHTS

        SYB is incorporated under the laws of Kentucky, and the rights of SYB shareholders are governed by the applicable laws of Kentucky (including the KBCA) and the SYB articles and the SYB bylaws. TBI is also a Kentucky corporation, and the rights of TBI shareholders are governed by the laws of Kentucky (including the KBCA) and the TBI articles and the TBI bylaws. Upon consummation of the merger, TBI's shareholders will become SYB shareholders, and the SYB articles, the SYB bylaws, the KBCA, and the rules and regulations applicable to public companies will govern their rights as SYB shareholders.

        The following summary discusses some of the material differences between the current rights of SYB shareholders and TBI shareholders under the SYB articles and SYB bylaws and the TBI articles and TBI bylaws. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the SYB articles and SYB bylaws and the TBI articles and TBI bylaws, as applicable.

Authorized Capital Stock
SYB	TBI
SYB is currently authorized to issue up to 21,000,000 shares of capital stock, of which 20,000,000 shares are common stock and 1,000,000 shares are preferred stock.	TBI is currently authorized to issue up to 110,000 shares of capital stock, of which 100,000 shares are common stock and 10,000 shares are preferred stock.
Preferred Stock
SYB	TBI

SYB is authorized to issue up to 1,000,000 shares of preferred stock. The SYB board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights and limitations of each such series. SYB has designated 400,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with the SYB shareholder rights agreement. However, SYB has not issued any shares of preferred stock.
TBI is authorized to issue up to 10,000 shares of preferred stock. The TBI board is authorized to issue the preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights and limitations of the shares of each such series. However, the TBI Board has not designated any particular series of preferred stock, nor has TBI issued any shares of preferred stock.
Voting Rights
SYB	TBI

Voting Rights. Each holder of SYB common stock generally has the right to cast one vote for each share of SYB common stock held of record on all matters submitted to a vote of shareholders of SYB. SYB has not issued any shares of preferred stock, with or without voting rights.
Voting Rights. Each holder of TBI common stock generally has the right to cast one vote for each share of TBI common stock held of record on all matters submitted to a vote of shareholders of TBI. TBI has not issued any shares of preferred stock, with or without voting rights.

Special Issues. Certain types of business combination transactions require special voting approvals, as described in the section titled "Anti-Takeover Laws" beginning on page 84.
Special Issues. Certain actions identified in the TBI articles require a vote of the holders of at least 75% of the number of outstanding shares of each class of TBI's capital stock entitled to vote, unless the action has received the approval of a majority of TBI's board.
Dividends

        As Kentucky corporations, each of SYB and TBI may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as their respective board of directors may determine, subject to all statutory restrictions. Neither SYB nor TBI has issued any shares of preferred stock with priority in dividend distributions over the shares of their respective common stock.

Liquidation

        In the event of the liquidation, dissolution, and/or winding-up of SYB or TBI, the holders of shares of their respective common stock are entitled to receive, after the payment or provision of payment for the respective corporation's debts and other liabilities a ratable share of the remaining assets of that corporation.

No Sinking Fund Provisions
Neither SYB nor TBI has any common or preferred shares that are subject to any mandatory redemption, sinking fund, or other similar provisions.

Additional Issuances of Stock; Preemptive Rights
SYB	TBI

Additional Issuances.    Except in connection with the proposed merger with TBI, SYB has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of SYB common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, issuance under a stock incentive plan, or issuance in future underwritten or other public or private offerings. Section 271B.6-210 of the KBCA permits the board of directors of a Kentucky corporation to authorize the issuance of additional shares, unless the corporation's articles of incorporation reserve such a right to the corporation's shareholders. Under the SYB articles, no shareholder approval will be required for the issuance of these shares. As a result, the SYB board may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of SYB's common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Exchange.

Preemptive Rights. Although preemptive rights are permitted by the KBCA, the SYB articles specify that SYB shareholders shall have no preemptive right to acquire unissued or treasury shares of SYB or securities convertible into such shares or carrying a right to subscribe to or acquire shares.
Additional Issuances.    The TBI articles provide that shares of TBI common stock can be issued or sold in such manner and for such amount as determined by the TBI board.

Preemptive Rights. Although preemptive rights to subscribe for any new or additional common or preferred stock are permitted by the KBCA, the TBI articles do not provide for any such rights.

Number of and Restrictions Upon Directors
SYB	TBI

Number of Directors.    The SYB articles state that the SYB board shall be composed of not less than nine nor more than 20 directors. Within those limits, the number of directors will be fixed by resolution of the board, subject to revision by resolution of the shareholders.

Restrictions on Eligibility. A director of SYB is not required to be a resident of Kentucky or a shareholder of SYB. Persons having attained the age of 70 years as of the date of the annual meeting of shareholders at which such person would be nominated for election or reelection will not be eligible for election as a director.
Number of Directors.    The TBI bylaws provide that the TBI board be composed of not less than five nor more than 20 directors, with the exact number to be fixed from time to time by the TBI board of directors or shareholders.

Restrictions on Eligibility. The TBI bylaws state that no person will be elected to serve as a director unless such person not attained the age of 72 on the date of the annual shareholders' meeting at which such person would be nominated for election, except that a maximum age of 77 is applicable to persons serving as a director of TBI on December 20, 2005.
Director Elections and Terms
SYB	TBI

Elections.    The SYB bylaws provide that a plurality of the votes cast by the shareholders at a SYB shareholders meeting with a quorum present will elect the SYB directors. A plurality is defined to mean that the individuals receiving the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election. SYB shareholders do not have cumulative voting rights in the election of directors.

Pursuant to the SYB bylaws, nominations for directors may be made at shareholders meeting by or at the direction of the SYB board or by any SYB shareholder of record at the time of giving notice for such meeting. Shareholder notices are to be delivered in writing to the SYB Secretary at least 90 days prior to the first anniversary of the preceding year's annual meeting (for annual meetings) and at least 10 days before the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.

Terms. The SYB articles provide that each of the SYB directors will be elected to serve a term of one year, which each director's term to expire at the annual meeting of the shareholders next following the director's election as a director.
Elections.    In the election of TBI directors, the nominees receiving the largest number of votes are elected up to the maximum number of directors to be chosen at the election. TBI shareholders do not have cumulative voting rights in the election of directors.

The TBI bylaws provide that nominations for the election of directors at any annual meeting of shareholders or any special meeting of shareholders called for that purpose may be made by the TBI board of directors or by a shareholder entitled to vote generally in the election of directors. To make a nomination, a shareholder must give notice in writing delivered or mailed to the Secretary of TBI not less than 30 days nor more than 60 days before the meeting; provided, however, that if less than 40 days' notice of the meeting is given the shareholders, then the shareholder's written notice must be delivered or mailed to the Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.

Terms. The TBI articles provide that the TBI board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors serve staggered three-year terms, with one class of directors to be elected at each annual meeting of TBI shareholders.

Removal of Directors; Vacancies

        Removal.    Under Kentucky law, directors may be removed with or without cause, unless the corporation's articles of incorporation provide that directors may be removed only for cause. Additionally, the KBCA provides that a director may be removed by the shareholders only at a meeting called for that purpose. The meeting notice must state that removal is the purpose, or one of the purposes, of the meeting.

        Under the SYB articles and the SYB bylaws, at a meeting of SYB shareholders called expressly for that purpose, one or more SYB directors may be removed by a vote of a majority of the SYB shareholders only upon a showing of "cause", which means the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of SYB or its shareholders, any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law, or the participation by a director in any transaction from which the director derived an improper personal benefit.

        Under the TBI articles, any director, or all of the directors, may be removed, with or without cause, by a vote of the holders of at least 75% of the number of outstanding shares of each class of TBI's capital stock entitled to vote, except that if less than the entire TBI board is to be removed, then no one of the directors may be removed if the votes cast against such director's removal would be sufficient to elect the director under cumulative voting at an election of the entire TBI board. The 75% shareholder vote is also superseded by a majority vote of the TBI board. A TBI director may resign at any time by deliver written notice to the TBI board or Chairman or to TBI.

        Vacancies.    Any vacancy on the SYB board by reason of the death, removal, resignation, disqualification, or inability to act of any director may be filled by an affirmative vote of a majority of the remaining directors (even if less than a quorum). According to the TBI bylaws, a vacancy on the TBI board may be filled by the TBI board or, if the directors remaining in office constitute less than a quorum, by the majority vote of all directors remaining in office.

Meetings of the Shareholders; Quorum
SYB	TBI

Annual Meetings.    The SYB bylaws state that annual meetings of the SYB shareholders will be held within 180 days of the SYB fiscal year at such date, time, and place as the SYB board determines for purposes of electing directors and transacting any other business that comes before it.

 Special Meetings.    The SYB bylaws state that special shareholders' meetings may be called by the chief executive officer of SYB, by a majority of the members of the SYB board, or by the holders of not less than 33 1/3% of all the shares entitled to vote on any issued proposed to be considered at such meeting.

Quorum. A majority of outstanding SYB shares entitled to vote, in person or by proxy, constitutes a quorum for any SYB shareholders meeting.
Special Meetings.    The TBI bylaws provide that a special meeting of the TBI shareholders may be called by the President or the TBI board or by TBI shareholders holding at least 33 1/3% of the votes entitled to be cast at such a meeting. TBI must deliver notice of shareholders meetings not fewer than 10 nor more than 60 days before the meeting date, and the notice must describe the purpose or purposes for which that meeting is called, with the only business to be conducted at that meeting to be that described in the purposes identified in the notice.

Quorum. A majority of the outstanding TBI shares entitled to vote in person or by proxy constitutes a quorum for any meeting of TBI shareholders.

Indemnification

        Under the KBCA, a Kentucky corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the best interests of the corporation, and in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual's conduct was lawful, or the individual had no reasonable cause to believe that the individual's conduct was unlawful.

        Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding. The SYB bylaws provide that SYB must indemnify, to the fullest extent authorized by the KBCA, any person made party to any proceeding against all liability incurred by such person because he is or was an SYB director or officer under the same conditions as are found in the KBCA (cited above).

        The TBI bylaws provide that TBI must indemnify its executive officers and directors to the extent permitted by the KBCA regarding proceedings in which such persons were named defendant or respondent because they are or were executive officers or directors of TBI where the proceedings arise from conduct in their official capacity with TBI.

Restrictions on Shares
Neither the SYB articles nor the SYB bylaws impose any transfer or pledge restrictions.

        Transfer of TBI Shares.    Except as provided in the TBI bylaws, TBI shareholders are prohibited from selling, giving away, or otherwise disposing of any TBI common stock shares until that shareholder has delivered to TBI an irrevocable written offer to sell those shares to TBI at a price stated in that offer within 15 days after delivering the offer and TBI has failed to accept the offer. If TBI accepts the offer, then TBI must pay for those shares in cash within 30 days of accepting the offer.

        These restrictions do not apply to the following:

  •
  a transfer by operation of law to a deceased shareholder's personal representative of all of that deceased shareholder's interest in his TBI shares;

  •
  a transfer in a merger, share exchange, or other similar business combination transaction that has been approved by a majority of the independent members of the TBI board;

  •
  a change of the registered holder of TBI shares, such as (i) into the name of a brokerage firm, securities depository or other institutional shareholder for the benefit of the previous registered holder of the TBI shares, or (ii) from the name of one institutional shareholder into the name of a different institutional shareholder for benefit of the same beneficial owner, or (iii) from the name of an institutional shareholder into the name of the beneficial owner; or

  •
  a bona fide gift of TBI shares by a shareholder to a member of the shareholder's immediate family.

        Pledge of TBI Shares.    No TBI shareholder may pledge or encumber his shares without (a) TBI's prior written consent and (b) the pledgee or mortgagee agreeing in writing to be bound by certain covenants with respect to the pledged TBI shares.

Amendment of Articles of Incorporation and Bylaws
SYB	TBI

Amendments to Articles.    Amendments to Article VIII of the SYB articles regarding SYB directors require an affirmative vote of holders of at least 66 2/3% of the SYB voting stock then outstanding. Amendments to Article XI of the SYB articles regarding business combinations require an affirmative vote of holders of at least (i) 80% of the SYB voting stock then outstanding or (ii) 2/3 of the SYB voting stock then outstanding which is not beneficially owned by any "interested shareholder", voting together as a single class, with "interested shareholder" being defined to mean any beneficial owner, directly or indirectly, of 20% or more of the voting stock of SYB or any affiliate of SYB that during the three-year period prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting stock in SYB.

Other than those exceptions, amendments to the SYB articles require recommendation by the SYB board and an affirmative vote by a majority of the votes in a vote of the SYB shareholders, as provided under the KBCA.

Amendments to Bylaws. The SYB bylaws may be amended by the SYB board by vote of a majority of the entire SYB board, subject to repeal or change by an affirmative vote of a majority of the SYB shares entitled to vote at a shareholders' meeting.
Amendment to Articles.    Amendments to the TBI articles must be approved by the holders of at least 75% of the outstanding shares of each class of TBI's voting capital stock, although such shareholder approval is not required if the proposed amendment is approved by a majority of the TBI directors then holding office.

Amendment to Bylaws. The TBI bylaws may be amended or repealed by the TBI board and by the TBI shareholders, even though the TBI bylaws may also be amended or repealed by the TBI board.
Shareholder Rights Plans

        SYB's shareholder rights plan was adopted on February 18, 2003 and is more particularly described in the section above entitled "Description of SYB Capital Stock—Shareholder Rights Plan." TBI is not party to a shareholder rights plan.

Anti-Takeover Laws

        Sections 271B.12-200 through 271B.12-230 of the KBCA prohibit a Kentucky corporation from engaging in a business combination with a 10% or greater shareholder or its affiliate or associate for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approves the combination prior to the 10% or greater acquisition. If not previously approved by the board, the 10% or greater shareholder or its affiliate or associate may effect a business combination only after the expiration of a five-year period and then only with the approval of 80% of the outstanding shares and 66 2/3% of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements.

        Though SYB and TBI are Kentucky corporations, they are also bank holding companies under federal law, and the Kentucky business combination statutes do not automatically apply to bank holding companies. However, in the TBI articles, TBI elects to be governed by these Kentucky business combination statutes. While the SYB articles do not provide that SYB expressly elects to be governed by these statutes, they do include provisions that are substantially similar in nature to the statutes, which provisions are described under the section above entitled "Description of SYB Capital Stock—Certain Anti-Takeover Matters" beginning on page 75.

EXPERTS

        The consolidated financial statements of SYB as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of SYB's internal control over financial reporting as of December 31, 2012, have been incorporated herein by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters pertaining to the validity of the SYB common stock to be issued in the proposed merger will be passed upon by Stites & Harbison, PLLC, Louisville, Kentucky. The tax consequences of the merger will be passed upon by Frost Brown Todd LLC, Louisville, Kentucky.

SHAREHOLDER PROPOSALS FOR SYB ANNUAL MEETINGS

        If the merger is completed, TBI shareholders will become shareholders of SYB. Under the SEC's rules, holders of SYB common stock are entitled to submit proposals for consideration by shareholders at SYB's annual meetings of shareholders and to have their proposals included in SYB's proxy materials for those meetings if they comply with the applicable SEC rules, including Rule 14a-8 under the Securities Exchange Act of 1934. SYB will hold its 2013 annual meeting of shareholders on April 24, 2013, and the deadline for submitting a shareholder proposal for inclusion in SYB's proxy statement and form of proxy pursuant to Rule 14a-8 for the 2013 annual meeting has passed. Any shareholder who wishes to present a proposal at the 2014 annual meeting of shareholders and to have the proposal included in SYB's proxy materials for the meeting must deliver the proposal to SYB's corporate secretary at P.O. Box 32890, Louisville, Kentucky 40232-2890 not later than November 26, 2013. If notice of any shareholder proposal intended to be presented at the 2014 annual meeting is not received by SYB on or before November 26, 2013, it will not appear in SYB's proxy statement and form of proxy for the meeting and the proxy solicited by the SYB board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the SYB proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted by the SEC under the Securities Exchange Act of 1934.

        The SYB bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the annual meeting must give SYB written notice of the nomination or proposed business not fewer than 90 days prior to the first anniversary of the preceding year's annual meeting. Shareholder nominations must include the detailed information about the nominee required by the SYB bylaws and also must comply with the other requirements set forth in the SYB bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the SYB bylaws. Copies of the SYB bylaws are available to shareholders free of charge upon request to SYB's corporate secretary. These requirements apply even if a shareholder does not desire to have his or her nomination or proposal included in SYB's proxy statement.

        If the merger occurs, there will be no TBI annual meeting of shareholders for 2013 or thereafter. In that case, shareholder proposals must be submitted to SYB in accordance with the procedures described above. If the merger is not completed, TBI will hold its 2013 annual meeting in accordance with its current governing documents and as required by Kentucky law.

OTHER MATTERS

        As of the date of this document, the TBI board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proxies solicited by the TBI board of directors will be deemed to confer authority on the individuals named therein to vote the shares represented by the proxy in their discretion as to any such matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows SYB to "incorporate by reference" in this document the information filed by SYB with the SEC, which means that SYB can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

        SYB (File No. 1-13661) incorporates by reference the following documents and information that it has filed previously with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2012; and

  •
  Definitive Proxy Statement on Schedule 14A for the annual meeting of shareholders held on April 25, 2012, and filed on March 23, 2012.

        To the extent that any information contained in any report on Form 8-K or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

        SYB also incorporates by reference any filings it makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this document and prior to the date of TBI's special meeting of shareholders at which the merger is to be presented to a vote. All such documents are considered to be a part of this document from the date of their filing. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

THE BANCORP, INC.,

S.Y. BANCORP, INC.

and

SANDERS MERGER SUB, INC.

Dated as of December 19, 2012

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	A-37
Aggregate Cash Amount	A-2
Aggregate Fully-Diluted Company Common Shares	A-3
Aggregate In-The-Money Stock Option Exercise Price	A-3
Aggregate Merger Consideration	A-3
Aggregate Pre-Adjustment In-The-Money Stock Option Exercise Value	A-3
Aggregate Stock Consideration	A-3
Aggregate Stock Consideration Amount	A-3
Agreement	A-1
Alternative Acquisition Agreement	A-38
Balance Sheet	A-11
Balance Sheet Date	A-11
Bank	A-5
Bank Articles	A-9
Bank Bylaws	A-9
Bank Merger	A-5
Bank Regulator	A-14
Bankruptcy and Equity Exception	A-10
BHC Act	A-8
Board Recommendation	A-34
CERCLA	A-21
CERCLIS	A-22
Certificate	A-4
Change in Recommendation	A-34
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company 401(k) Plan	A-40
Company Articles	A-9
Company Bylaws	A-9
Company Closing Shareholders' Equity	A-3
Company Common Shares Outstanding	A-3
Company Common Stock	A-9
Company Disclosure Schedule	A-8
Company Leased Properties	A-19
Company Owned Properties	A-19
Company Real Property	A-19
Company Regulatory Agreement	A-14
Company Shareholder Approval	A-10
Company Shareholder Meeting	A-34
Company Stock Option	A-4
Company Stock Plan	A-5
Company Support Agreements	A-1
Confidentiality Agreement	A-34
Contract	A-17
Core Deposits	A-42
Derivatives Contract	A-14
Determination Date	A-45

A-iv

Dissenters' Rights Statute	A-4
Dissenting Shares	A-4
Documents	A-24
Effective Time	A-2
Employee Plan	A-15
Encumbrances	A-19
Environmental Law	A-21
Equity Investment	A-31
Equity Security	A-31
ERISA	A-15
ERISA Affiliate	A-15
Exchange Act	A-26
Exchange Agent	A-6
Exchange Agent Agreement	A-6
Exchange Fund	A-6
FDIA	A-23
FDIC	A-11
Final Index Price	A-45
Financial Statements	A-11
Form S-4	A-31
GAAP	A-11
Governmental Entity	A-11
Hazardous Materials	A-21
Holding Company Merger	A-5
Indemnified Parties	A-35
Index	A-45
Index Ratio	A-45
Initial Index Price	A-45
Initial Purchaser Market Value	A-45
Intellectual Property Assets	A-19
In-The-Money Equity Awards	A-3
KBCA	A-1
KDFI	A-8
Kentucky Articles of Merger	A-2
Knowledge of Company	A-48
Knowledge of Purchaser	A-48
Law	A-11
Letter of Transmittal	A-6
Liens	A-9
Loan	A-22
Loans	A-22
Material Adverse Effect	A-11
Merger	A-1
Merger Consideration Per Fully-Diluted Company Common Share	A-3
Merger Sub	A-1
Net Names	A-19
Notice Period	A-39
Option Consideration	A-3
OREO	A-22
Outside Date	A-43
Owned Branches	A-19

A-v

Per Share Cash Consideration	A-3
Per Share Merger Consideration	A-2
Per Share Stock Consideration	A-3
Permitted Encumbrances	A-19
Proxy Statement	A-31
Purchaser	A-1
Purchaser Bank	A-5
Purchaser Capitalization Date	A-25
Purchaser Common Stock	A-25
Purchaser Market Value	A-45
Purchaser Ratio	A-45
Purchaser SEC Documents	A-26
Purchaser Twenty-Day VWAP	A-45
Regulatory Approvals	A-20
Related Person	A-20
Release	A-21
Representatives	A-36
SEC	A-20
Shareholders' Equity Adjustment Amount	A-4
Specified Company Shareholders	A-1
Superior Proposal	A-38
Surviving Company	A-1
Surviving Holding Company	A-5
Tail Coverage Period	A-35
Takeover Laws	A-23
Tax Returns	A-12
Taxes	A-12
Termination Fee	A-46
Trade Secrets	A-19

A-vi

        AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2012 (this "Agreement"), by and among S.Y. BANCORP, INC., a Kentucky corporation ("Purchaser"), SANDERS MERGER SUB, INC., a Kentucky corporation and a direct, wholly owned subsidiary of Purchaser ("Merger Sub"), and THE BANCORP, INC., a Kentucky corporation ("Company").

RECITALS

        A.    The Boards of Directors of Company, Purchaser and Merger Sub have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the "Merger"), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the "Surviving Company").

        B.    Purchaser, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger on the terms and subject to the conditions set forth in this Agreement.

        C.    The parties intend the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

        D.    In connection with the execution and delivery of this Agreement by the parties hereto, the shareholders of the Company set forth on Schedule D to the Company Disclosure Schedule (the "Specified Company Shareholders") have entered into Support Agreements (the "Company Support Agreements"), each dated as of the date hereof, with Purchaser, in the form attached hereto as Exhibit A, pursuant to which each of the Specified Company Shareholders has agreed, among other things, to vote all of the Company Common Stock beneficially owned by such Specified Company Shareholder in favor of the Merger upon the terms and subject to the conditions set forth in the Company Support Agreement.

        E.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.

          (a)   Subject to the terms and conditions of this Agreement, in accordance with the Kentucky Business Corporation Act (KRS Chapter 271B) (the "KBCA"), at the Effective Time, Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the Commonwealth of Kentucky. As of the Effective Time, the separate corporate existence of Company shall cease.

          (b)   Subject to the consent of Company, not to be unreasonably withheld, Purchaser may at any time change the method of effecting the combination if and to the extent requested by Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Per Share Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of the parties pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

        Section 1.2    Closing.     Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stites & Harbison, PLLC, 400 West Market Street, Louisville, Kentucky, at 9:00 a.m. on or before the sixth business day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other time and place as Company and Purchaser shall agree; provided that if the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement prior to March 22, 2013, then the Closing shall occur on April 1, 2013 (the date of the Closing, the "Closing Date").

        Section 1.3    Effective Time.     Subject to the terms and conditions of this Agreement, at the Closing, the parties shall cause Articles of Merger (the "Kentucky Articles of Merger") to be executed, delivered to, and filed with the Secretary of State of the Commonwealth of Kentucky as provided in Section 271B.11-050 of the KBCA. The Merger shall become effective upon the date and at the time when the Kentucky Articles of Merger have been delivered to and duly filed with the Secretary of State of the Commonwealth of Kentucky or such later time as may be specified as the effective time in the Kentucky Articles of Merger (the time when the Merger becomes effective, the "Effective Time").

        Section 1.4    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the KBCA.

        Section 1.5    Conversion of Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

          (a)   The common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding common stock of the Surviving Company.

          (b)   All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by Company, Purchaser or Merger Sub (other than shares of Company Common Stock held by any such party on behalf of third parties or in a fiduciary capacity), shall be cancelled and shall cease to exist, and no Per Share Merger Consideration or cash in lieu of fractional shares of Company Common Stock shall be delivered in exchange therefor.

          (c)   (i)    Subject to Sections 1.5(e) and 2.4, each share of Company Common Stock, except for shares of Company Common Stock owned by Company, Purchaser or Merger Sub (other than shares of Company Common Stock held by any such party on behalf of third parties or in a fiduciary capacity) and Dissenting Shares, shall be converted into the right to receive, without interest, (1) a number of shares of Purchaser Common Stock equal to the Per Share Stock Consideration and (2) an amount in cash equal to the Per Share Cash Consideration (the consideration referred to in clause (1) and clause (2) of this sentence (together with any cash in lieu of fractional shares as specified in Section 2.4) being referred to collectively as the "Per Share Merger Consideration").

            (ii)   For purposes of this Agreement:

              (1)   "Aggregate Cash Amount" means (A) the product of (I) the Company Common Shares Outstanding multiplied by (II) $185.81, plus (B) the Aggregate Pre-Adjustment In-The-Money Stock Option Exercise Value, minus (C) the Shareholders' Equity Adjustment Amount.

              (2)   "Aggregate Fully-Diluted Company Common Shares" means the sum of (A) the Company Common Shares Outstanding plus (B) the aggregate number of shares of Company Common Stock that would be issuable upon the exercise in full of all In-The-Money Equity Awards outstanding immediately prior to the Effective Time.

              (3)   "Aggregate In-The-Money Stock Option Exercise Price" means the sum of the exercise prices that would be payable upon exercise in full immediately prior to the Effective Time of all In-The-Money Equity Awards.

              (4)   "Aggregate Merger Consideration" means the sum of (A) the Aggregate Cash Amount plus (B) the Aggregate Stock Consideration Amount.

              (5)   "Aggregate Pre-Adjustment In-The-Money Stock Option Exercise Value" means (A) the product of (I) the number of In-The-Money Equity Awards multiplied by (II) $464.52, minus (B) the Aggregate In-The-Money Stock Option Exercise Price.

              (6)   "Aggregate Stock Consideration" means 534,885 shares of Purchaser Common Stock; provided, however, that the Aggregate Stock Consideration shall be increased by 12.7557 additional shares of Purchaser Common Stock for each share of Company Common Stock issued upon the exercise of Company Stock Options from and after December 19, 2012 and prior to the Effective Time.

              (7)   "Aggregate Stock Consideration Amount" means the Company Common Shares Outstanding multiplied by $278.71.

              (8)   "Company Common Shares Outstanding" means 41,933 shares of Company Common Stock; provided that the Aggregate Company Share Amount shall be increased share for share for each share of Company Common Stock issued upon the exercise of Company Stock Options from and after December 19, 2012 and prior to the Effective Time.

              (9)   "In-The-Money Equity Awards" means the Company Stock Options that immediately prior to the Effective Time have an exercise price that is less than the Merger Consideration Per Fully-Diluted Company Common Share.

              (10) "Merger Consideration Per Fully-Diluted Company Common Share" means the quotient of (A) the sum of the Aggregate Merger Consideration, plus the Aggregate In-The-Money Equity Award Exercise Price, divided by (B) the Aggregate Fully-Diluted Company Common Shares.

              (11) "Option Consideration" means, for each Company Stock Option, the excess, if any, of (A) the Merger Consideration Per Fully-Diluted Company Common Share, multiplied by the aggregate number of shares of Company Common Stock issuable upon exercise in full of such Company Stock Option, minus (B) the exercise price payable upon exercise in full of such Company Stock Option.

              (12) "Per Share Cash Consideration" shall equal the quotient of (A) (I) the Aggregate Cash Amount, minus (II) the aggregate Option Consideration payable in respect of all Company Stock Options outstanding immediately prior to the Effective Time, divided by (B) the Company Common Shares Outstanding.

              (13) "Per Share Stock Consideration" means a number of shares of Purchaser Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the Company Common Shares Outstanding.

              (14) "Company Closing Shareholders' Equity" means the Company's shareholders' equity, calculated not more than three (3) business days prior to the Closing Date and in a manner consistent with the Balance Sheet (and reflecting accrual of expenses through the Closing Date, including for the avoidance of doubt all expenses related to the transactions contemplated by this Agreement); provided that the Company Closing Shareholders' Equity shall not include (A) aggregate net gains or losses realized by Company from the sale or disposition of any debt security or Equity Investment between September 30, 2012 and the Effective Time, (B) accumulated other comprehensive income or loss, or (C) any amounts received by Company as a result of the exercise of Company Stock Options between the date of this Agreement and the Effective Time.

              (15) "Shareholders' Equity Adjustment Amount" means (A) if the Company Closing Shareholders' Equity is equal to or greater than $17,860,000, then zero ($0), or (B) if the Company Closing Shareholders' Equity is less than $17,860,000, an amount equal to (I) $17,860,000 minus (II) the Company Closing Shareholders' Equity.

          (d)   All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a "Certificate") shall thereafter represent only the right to receive the Per Share Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.4.

          (e)   If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration.

          (f)    Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised such shareholder's right to dissent from the Merger (any such shares being referred to herein as "Dissenting Shares") under Sections 271B.13-010 through 271B.13-310 of the KBCA (the "Dissenters' Rights Statute") shall be converted into the right to receive the Per Share Merger Consideration as provided in Section 1.5(c) and instead shall be entitled to such rights (but only such rights) as are granted by the Dissenters' Rights Statute (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder's right to dissent from the Merger under the Dissenters' Rights Statute) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the Dissenters' Rights Statute. Company shall give Purchaser (i) prompt notice of any notice or demand for payment for shares of Company Common Stock under the Dissenters' Rights Statute, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings occurring after the Closing with respect to any such demand or notices. Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

        Section 1.6    Treatment of Stock Options.

          (a)   The Company shall obtain the agreement of each holder of a stock option to purchase shares of Company Common Stock granted under the Company Stock Plan outstanding immediately prior to the Effective Time (each, a "Company Stock Option") that (1) the Company Stock Option shall terminate if not exercised by the Effective Time, or (2) the Company Stock

  Option, whether vested or unvested, shall at the Effective Time be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, only an amount, if any, in cash, without interest, equal to (i) the Option Consideration applicable to such holder's Company Stock Option as determined pursuant to Section 1.5, less (ii) applicable Taxes required to be withheld with respect to such payment. As used in this Agreement, the term "Company Stock Plans" mean the Company's 1995 Amended and Restated Stock Option Plan, as restated in 1999 and 2005 Stock Option Plan, as amended. To the extent the exercise price of a Company Stock Option is greater than or equal to the Merger Consideration Per Fully-Diluted Company Common Share, such Company Stock Option shall be cancelled for no consideration.

          (b)   At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Company, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Sections 1.6(a), including obtaining the agreement of all holders of Company Options to the treatment under Section 1.6. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Purchaser nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Options after the Effective Time.

        Section 1.7    Articles and Bylaws of the Surviving Company.     The articles of incorporation and bylaws of the Surviving Company shall be the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

        Section 1.8    Directors and Officers.     The directors, if any, and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

        Section 1.9    Effect on Purchaser Common Stock; Required Purchaser Action.     Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

        Section 1.10    Tax Consequences.     It is intended that the Merger shall qualify as a "reorganization" within the meaning of Code Section 368(a), and that this Agreement shall constitute a "plan of reorganization" for purposes of Code Sections 354 and 361.

        Section 1.11    Holding Company Merger; Bank Merger.

          (a)   Immediately following the Merger, Purchaser shall cause the Surviving Company to be merged with and into Purchaser pursuant to a short-form merger in accordance with Section 271B.11-040 of the KBCA (the "Holding Company Merger"), with Purchaser surviving the Holding Company Merger and continuing to exist under the name "S.Y. Bancorp, Inc." (the "Surviving Holding Company"). Following the Holding Company Merger, the separate corporate existence of the Surviving Company shall cease.

          (b)   Immediately following the Holding Company Merger, the Surviving Holding Company shall cause THE BANK—Oldham County, Inc., a Kentucky banking corporation and wholly-owned subsidiary of Company (the "Bank") to be merged (the "Bank Merger") with and into Stock Yards Bank & Trust Company, a Kentucky banking corporation and wholly-owned subsidiary of Purchaser (the "Purchaser Bank"), with Purchaser Bank surviving the Bank Merger as a wholly owned subsidiary of Purchaser and continuing to exist under the name "Stock Yards Bank & Trust Company". Following the Bank Merger, the separate corporate existence of the Bank shall cease.

          (c)   Company agrees to take all reasonable actions and do all things reasonably necessary to assist Purchaser with the consummation of the Holding Company Merger and the Bank Merger

  immediately after the consummation of the transactions contemplated in this Agreement, including without limitation, (i) causing the Board of Directors of the Bank to adopt a resolution approving the Bank Merger and Company, as the sole shareholder of the Bank, to approve the Bank Merger, (ii) to file or submit all notices or other documents with applicable Governmental Entities which are necessary to complete the Holding Company Merger and the Bank Merger immediately after the Effective Time, and (iii) execute and deliver any agreements reasonably required by Purchaser in connection with the transactions contemplated by the Holding Company Merger and the Bank Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

        Section 2.1    Exchange Agent.     Prior to the Effective Time, Purchaser shall appoint a bank or trust company selected by Purchaser, after consultation with Company, to act as exchange agent (the "Exchange Agent"), pursuant to a written agreement (the "Exchange Agent Agreement")

        Section 2.2    Delivery of Merger Consideration.     At or prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with Section 1.5(c), (i) a sufficient number of shares of Purchaser Common Stock, to be issued by book-entry transfer, for payment of the aggregate Per Share Stock Consideration, (ii) cash representing the aggregate Per Share Cash Consideration, and (iii) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4 (such shares of Purchaser Common Stock together with such cash, the "Exchange Fund").

        Section 2.3    Exchange Procedures for Common Shares.

          (a)   As soon as reasonably practicable after the Effective Time, but in any event within five (5) business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(c), along with any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (the "Letter of Transmittal") in customary form agreed to by Company and Purchaser prior to the Closing Date specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or affidavits of loss in lieu of such Certificates) to the Exchange Agent, such Letter of Transmittal to be in such form and have such other provisions as Purchaser and Company shall agree and (ii) instructions for use in surrendering Certificates (or affidavits of loss in lieu of such Certificates) in exchange for the applicable Merger Consideration and, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor.

          (b)   Upon surrender to the Exchange Agent of its Certificates (or affidavits of loss in lieu of such Certificates), accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time but in any event within ten (10) business days after such surrender, the applicable Per Share Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificates (or affidavits of loss in lieu of such Certificates). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Per Share Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

          (c)   No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Purchaser Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate.

          (d)   In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock comprising the Per Share Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable.

          (e)   After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Per Share Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

          (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the one year anniversary of the Effective Time will be transferred to Purchaser. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        Section 2.4    No Fractional Shares.     Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.5 by (ii) $21.85.

        Section 2.5    Withholding Rights.     Each of the Exchange Agent, Purchaser or the Surviving Company shall be entitled to deduct and withhold from the Per Share Merger Consideration payable to holders of shares of Company Common Stock (including cash in lieu of fractional shares) or consideration otherwise payable to holders of Company Options pursuant to this Agreement such amounts as the Exchange Agent, Purchaser or the Surviving Company, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, Purchaser or the Surviving Company, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or holders of Company Options in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

        As an inducement to Purchaser and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, and except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Purchaser and Merger Sub by Company prior to entering into this Agreement (the "Company Disclosure Schedule") the Company represents and warrants to Purchaser as follows:

        Section 3.1    Organization, Qualification and Corporate Power.

          (a)   Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Contracts. Company is not, and is not required to be, qualified to do business as a foreign corporation under the laws of any other state or other jurisdiction. Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act") and meets the applicable requirements for qualification as such.

          (b)   The Bank is a Kentucky banking corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Contracts. The Bank is duly chartered to conduct a banking business in Kentucky by the Kentucky Department of Financial Institutions ("KDFI"). The Bank is not required to be qualified to do business in any other jurisdiction.

          (c)   True, complete and correct copies of the Articles of Incorporation of Company, as amended (the "Company Articles"), the Bylaws of Company, as amended (the "Company Bylaws"), the Articles of Incorporation of the Bank, as amended (the "Bank Articles"), and the Bylaws of the Bank, as amended (the "Bank Bylaws"), as in effect as of the date of this Agreement, have previously been made available to Purchaser.

        Section 3.2    Capitalization.

          (a)   Company has authorized capital consisting of (i) 100,000 shares of common stock, with no par value (the "Company Common Stock"), of which, as of the date hereof, 41,933 shares of Company Common Stock were issued and outstanding and no such shares were held as treasury stock and (ii) 10,000 shares of preferred stock, with no par value, of which, as of the date hereof, no shares were issued and outstanding. As of the date hereof, there were outstanding 3,180 Company Stock Options, which if exercised in full would result in the issuance of 3,180 shares of Company Common Stock. Except as set forth in this Section 3.2(a), there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of Company. All of the outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and non-assessable. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote are outstanding. None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive right. Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of the record holders of the Company Common Stock and each record holder of Company Stock Options and the number of shares of Company Common Stock held by each such holder and the number of shares of Company Common Stock subject to each Company Stock Option.

          (b)   The Bank has authorized capital consisting of 1,000 shares of common stock, with no par value, of which, as of the date hereof, 150 were issued and outstanding and no such shares were held as treasury stock. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of the Bank. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Bank may vote are outstanding. All of the outstanding shares of capital stock of the Bank have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Bank has been issued in violation of any preemptive right.

        Section 3.3    Subsidiaries and Investments.

          (a)   Company owns all of the issued and outstanding shares of capital stock of the Bank, free and clear of all liens, pledges, charges, claims and security interests and similar encumbrances ("Liens"). Company has no subsidiaries other than the Bank and does not otherwise own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture, or other entity.

          (b)   Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Bank has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture, or other entity.

        Section 3.4    Books and Records; Internal Controls.

          (a)   The books of account and other financial records of Company and the Bank, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Company and the Bank, which have been and will be made available to Purchaser and its representatives, contain accurate records of all meetings held, and corporate action taken, by the shareholders, the Board of Directors and committees of the Board of Directors of each of the Company and the Bank.

          (b)   The records, systems, controls, data, and information of the Company and the Bank are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or the Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Company described in this Section 3.4(b).

          (c)   Since December 31, 2009, neither Company nor the Bank has, nor, to the Knowledge of Company, has any director, officer, employee, auditor, accountant or other representative of Company or the Bank, received any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Company or the Bank or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Company or the Bank has engaged in questionable accounting or auditing practices. Additionally, no attorney representing Company or the Bank, whether or not employed by Company or the Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or the Bank or any of their respective officers, directors, employees, or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company or the Bank.

        Section 3.5    Authority; No Violation.

          (a)   Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the "plan of merger" (as such term is used in KRS 271B.11-010) contained in this Agreement, have been duly and validly adopted and approved in accordance with the KBCA by the Board of Directors of Company by a unanimous vote thereof. The Board of Directors of Company has (i) in reliance upon the information, opinions, reports and financial data prepared and presented by Company's legal and financial advisers, determined that this Agreement and the transactions contemplated hereby, including the Merger and the "plan of merger", are advisable, fair to, and in the best interests of the holders of the Company Common Stock, (ii) directed that this Agreement, including the "plan of merger" contained in this Agreement, be submitted to the holders of the Company Common Stock for adoption, and (iii) recommended that the holders of the Company Common Stock approve and adopt this Agreement and the "plan of merger" set forth in this Agreement at a meeting of the holders of Company Common Stock. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock (the "Company Shareholder Approval"), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

          (b)   Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement in compliance with the terms and conditions hereof and thereof by Company and the Bank will (i) violate, conflict with or result in any breach of the Company Articles, Company Bylaws, Bank Articles or Bank Bylaws, (ii) violate, conflict with or result in a breach, default or termination under any contract or agreement to which any of Company or the Bank is a party or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the indebtedness or other obligations of Company or the Bank, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Purchaser, or (iii) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a "Law") applicable to Company or the Bank.

        Section 3.6    Financial Statements and Reports.

          (a)   Section 3.6 of the Company Disclosure Schedule contains the consolidated audited balance sheet of Company and the Bank (the "Balance Sheet") as of December 31, 2011 (the "Balance Sheet Date"), the related consolidated audited income statement for the fiscal year then ended, and the unaudited consolidated balance sheet of the Company and the Bank as of September 30, 2012, and the related unaudited consolidated income statement of Company and the Bank for the nine months then ended. All such consolidated financial statements (the "Financial Statements") were prepared from the books and records of Company and the Bank in accordance with generally accepted accounting principles, consistently applied ("GAAP"). The Financial Statements fairly present the consolidated financial position and results of operations, changes in shareholders' equity and cash flows (only with respect to audited Financial Statements) of Company and the Bank as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, except in each case as may be noted therein or, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of certain notes thereto.

          (b)   Company and the Bank have filed all reports, registrations, statements, and other documents, together with any amendments required to be made thereto, that are required to be filed with the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation ("FDIC"), or the KDFI. Each such report, registration, statement, or document, as of its respective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

        Section 3.7    Absence of Certain Changes and Events.     Since the Balance Sheet Date, (a) Company has conducted its business in the ordinary and usual course consistent with past practice, (b) except as set forth on Section 3.7 of the Company Disclosure Schedule, neither Company nor the Bank has taken or allowed to occur any of the actions described in Section 5.2 and (c) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 3.7 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Company. As used in this Agreement, the term "Material Adverse Effect" means with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), a "Material Adverse Effect" shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies, or commissions or other governmental authorities or instrumentalities (each, a "Governmental Entity"), (B) changes after the date hereof in applicable GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions affecting banks and their holding companies generally, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) with respect to Company, the effects of any action or omission taken with the prior consent of Purchaser or as otherwise required by this Agreement, (F) any change, circumstance, development, condition or occurrence resulting from the announcement of the transactions contemplated by this Agreement, or (G) direct effects of this Agreement on the operating performance of such party, including reasonable expenses incurred by such party in consummating the transactions contemplated by this Agreement; provided that the effect of such changes described in clauses (A), (B), (C), and (D) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

        Section 3.8    Absence of Undisclosed Liabilities.

          (a)   Except (i) as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet, (ii) liabilities and obligations incurred since the Balance Sheet Date thereof in the ordinary course of business and consistent with past practice, neither Company nor the Bank has any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and no event has occurred or circumstances arisen that, individually or taken together with all other facts, circumstances and events, is reasonably likely to have a Material Adverse Effect with respect to Company or the Bank.

          (b)   No agreement pursuant to which any loans or other assets have been or shall be sold by the Bank entitled the purchaser of such loans or other assets to cause the Bank to repurchase such loan or other asset or the purchaser to pursue any other form of recourse against the Bank.

        Section 3.9    Taxes.

          (a)   All material federal, state, local and foreign tax returns and tax reports (collectively "Tax Returns") required to be filed by Company or the Bank have been timely filed with the appropriate governmental agencies (or requests for extensions have been timely filed and any such extension shall have been granted and not expired) in all jurisdictions in which such returns and reports are required to be filed, all such Tax Returns are or will be true and complete in all material respects, and all amounts shown as owing thereon or actually owed have been paid or adequate provision has been made for any such Taxes on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement, in each case, in accordance with GAAP on or before the Closing Date. All taxes, including, without limitation, income, accumulated earnings, property, sales, use, franchise, capital stock, excise, license, value added, fuel, employees' income withholding and social security taxes (collectively, "Taxes"), that have become due or payable or are required to be collected by Company or the Bank or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement, in each case, in accordance with GAAP on or prior to the Closing Date. Neither Company nor the Bank is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens on any of the assets of Company or the Bank that arose in connection with any failure (or alleged failure) to pay any Tax (other than Taxes not yet due and payable), and Company has no Knowledge of any basis for the assertion of any claims attributable to Liens, which, if adversely determined, would result in any such Lien.

          (b)   Company has delivered or made available to Purchaser copies of, and Section 3.9 of the Company Disclosure Schedule contains a complete and accurate list of, all Tax Returns filed since January 1, 2008. Section 3.9 of the Company Disclosure Schedule contains a complete and accurate list of all Tax Returns of Company and the Bank that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit. Company has no Knowledge that any Governmental Entity will assess any additional Taxes for any period for which Tax Returns have been filed. Neither Company nor the Bank has given or has been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of Company for which they may be liable.

          (c)   The charges, accruals and reserves with respect to Taxes required to be paid as reflected on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement are adequate (as determined in accordance with GAAP) and are at least equal to Company's and the Bank's respective liabilities for such Taxes.

          (d)   All Taxes that Company or the Bank is or was required by law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Entity.

          (e)   No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Company or the Bank, and no such agreement or ruling has been applied for and is currently pending.

          (f)    There is no tax sharing arrangement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that will require any payment by Company or the Bank.

          (g)   Company and the Bank have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

        Section 3.10    Assets.     Section 3.10 of the Company Disclosure Schedule contains a true and complete list of all of the fixed assets of Company and the Bank, whether owned or leased. Except as shown on Section 3.10 of Company Disclosure Schedule, all real and personal property owned by Company or the Bank or presently used by Company or the Bank in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Each of Company and the Bank has good and marketable title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the Balance Sheet or acquired after such date, other than properties sold in the ordinary course of business, except for (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected in the Financial Statements. All real and personal property which is material to the business of Company or the Bank and leased or licensed by Company or the Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

        Section 3.11    Risk Management Instruments.     Neither Company nor the Bank is a party to, nor has either agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the Balance Sheet and is a derivatives contract (including various combinations thereof)

(each, a "Derivatives Contract"), and neither Company nor the Bank owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

        Section 3.12    Compliance with Law; Licenses and Permits.

          (a)   Each of Company and the Bank has materially complied with all Law applicable to it, its operations, properties, assets, products, and services. Neither Company nor the Bank has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with any Law, or (ii) any actual, alleged, possible or potential obligation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. There is no existing Law, and Company has no Knowledge of any proposed Law, whether Federal, state or local, that would prohibit or materially restrict Purchaser from, or otherwise materially adversely affect Purchaser in, conducting the business of the Bank in the manner heretofore conducted by Company and the Bank in any jurisdiction in which such business is now conducted. Each of Company and the Bank possesses all franchises, permits, licenses, certificates and consents required from any Governmental Entity in order to carry on its respective business as currently conducted and to own and operate its properties and assets as now owned and operated.

          (b)   Except as set forth on Section 3.12(b) of the Company Disclosure Schedule (such disclosure to be made in a manner permitted by applicable Law), neither Company nor the Bank is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking, or is subject to any order, decree or directive by, or is a recipient of any supervisory letter from, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity, including any Governmental Entity charged with the supervision or regulations of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Company or the Bank (each a "Bank Regulator"), in each case that currently restricts in any material respect the conduct of the business of Company or the Bank or that in any material manner relates to the capital adequacy, ability to pay dividends, credit or risk management policies, regulatory compliance, management of the business, in each case, of Company or the Bank, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (the "Company Regulatory Agreements"); nor has Company or the Bank been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Company Regulatory Agreement. No investigation by any Governmental Entity with respect to Company or the Bank is pending or, to the Knowledge of Company, threatened, and Company has no Knowledge of any basis for the commencement of any regulatory or enforcement action against Company or the Bank by any Governmental Entity, including any Bank Regulator.

        Section 3.13    Employment and Labor Matters.

          (a)   Section 3.13 of the Company Disclosure Schedule lists each officer, employee, consultant and independent contractor of Company and the Bank (including any employee on leave of absence or layoff status) on the date hereof, along with the amount of the current annual salaries and total compensation paid or due for services to each officer, employee, consultant or independent contractor for the most recent fiscal year end and the year to date, and a full and complete description of any commitments to such officers, employees, consultants and independent contractors with respect to compensation payable thereafter. Except as set forth on the Company

  Disclosure Schedule, to the Knowledge of Company, no key employee or group of employees has any plans to terminate employment with Company or the Bank.

          (b)   Neither Company nor the Bank is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of Company, there have been no attempts to organize the employees of Company or the Bank by any Person or group seeking to act as their bargaining agent. There are no pending or, to the Knowledge of Company, threatened charges (by employees, their representatives, or Governmental Entities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by Company or the Bank. Neither Company nor the Bank has received written notice of the scheduling by any Governmental Entity, of any union representation election relating to the employees of Company or the Bank or any organizational effort with respect to any of such employees, or any investigation by any Governmental Entity of the employment policies or practices of Company or the Bank. Neither Company nor the Bank is currently, nor has either of them been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of Company or the Bank. Neither Company nor the Bank has experienced any material work stoppages, and, to the Knowledge of Company, no work stoppage is planned.

          (c)   Company and the Bank have materially complied with all Law relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, benefits, workers' compensation, employment practices, terms and conditions of employment, immigration, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

        Section 3.14    Employee Benefits.

          (a)   Set forth on Section 3.14 of the Company Disclosure Schedule is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation right, employee stock ownership, incentive, bonus, vacation, sick, severance, change-in-control, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs, policies or arrangements pursuant to which Company or its ERISA Affiliates provides or has provided (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees, directors or independent contractors or former employees or former directors or former independent contractors of Company or its ERISA Affiliates, whether formal or informal, whether or not written (each, an "Employee Plan"). Company has furnished to Purchaser true, complete and accurate copies of each written Employee Plan and related trust agreement, a complete and accurate description of each unwritten Employee Plan, current summary plan descriptions, all insurance contracts relating to Employee Plans, and all annual reports filed with respect to each Employee Plan for the last five years. Company will maintain the Employee Plans listed on Section 3.14 of the Company Disclosure Schedule in full force and effect through the Closing Date, unless otherwise provided herein. Except as set forth on Section 3.14 of the Company Disclosure Schedule, Purchaser shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or independent contractors of Company or the Bank for services rendered prior to the Effective Time. For purposes of this Section 3.14, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term "ERISA Affiliate" shall mean the Bank and each trade or business (whether or not incorporated) which together with Company is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code.

          (b)   There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Company, threatened against or with respect to any Employee Plan or the assets of any Employee Plan. There are no taxes, fees, penalties, interest or other amounts due as a result of the loss of tax-qualification of any Employee Plan (or the correction of any qualification issue under any such plan, whether made pursuant to any Internal Revenue Service program or policy or otherwise).

          (c)   Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in accordance with its terms and with all applicable Law. Except as set forth on Section 3.14 of the Company Disclosure Schedule, each Employee Plan which is intended to be qualified under Section 401(a) of the Code and each amendment to such plan is either subject to a favorable determination letter from the Internal Revenue Service or adopted on a prototype document that has received an Internal Revenue Service opinion as to the form of document, and each such plan has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code. The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws. All reports and disclosures required with respect to each Employee Plan have been properly and timely made. The assets of each Employee Plan which is not funded through the general assets of Company or the Bank or via purchase of an insurance contract are at least equal to the liabilities under such Employee Plan, and all assets of each Employee Plan are shown on the books and records of such Employee Plan at fair market value. No Employee Plan has unfunded liabilities that as of the Closing Date are not accurately and fully reflected on the Balance Sheet.

          (d)   Neither Company nor any of its ERISA Affiliates is or has been a participant in, or is or has been obligated to maintain or to make contributions to, a multi-employer plan (within the meaning of ERISA Section 3(37) and ERISA Section 4001(a)(3)) or an Employee Plan which is subject to Title IV of ERISA. Neither Company nor any ERISA Affiliate has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). Neither Company nor the Bank is obligated to provide post-retirement medical benefits or any other post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law). Except as set forth on the Company Disclosure Schedule and for the continuation coverage requirements of COBRA, neither Company nor the Bank has any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any Employee Plans providing medical, dental, life or disability benefits.

          (e)   Neither Company nor its ERISA Affiliates is subject to and, to the Knowledge of Company, no facts exist which could subject Company or any of its ERISA Affiliates to, any liability whatsoever which is directly or indirectly related to any Employee Plan.

          (f)    Termination of or withdrawal from any Employee Plan immediately prior to or following the Effective Time would not subject Purchaser, the Bank, or Company to any liability, tax or penalty whatsoever.

          (g)   The execution or performance of the transactions contemplated by this Agreement will not create, vest, accelerate or increase any obligations under the Employee Plans other than the Company Stock Plan, nor create any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code. Each Employee Plan subject to Section 409A of the Code has been maintained and operated in compliance with Section 409A.

          (h)   All contributions to or under each Employee Plan and all expenses of each Employee Plan were fully deductible for income tax purposes for the taxable year for which such contributions were made or such expenses were paid. All contributions to or under each Employee Plan have been made when due under the terms of such Employee Plan in accordance with all applicable Law.

          (i)    Each Employee Plan covering any present or former employee of Company or the Bank that is subject to the continuation health coverage requirements of Section 4980B of the Code or Section 601-608 of ERISA or any applicable state law has been maintained by Company or the Bank in compliance with all such requirements for continuation coverage. Each Employee Plan subject to the portability, access and renewability provisions of Section K, Chapter 100 of the Code and Section 701 et seq. of ERISA is in compliance with such provisions.

          (j)    Neither Company nor the Bank nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. Neither Company nor the Bank has engaged in a transaction with respect to any Employee Plan that could subject Company, the Bank, or Purchaser to a tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.

        Section 3.15    Insurance.     Company and the Bank are, and will be through the Closing, insured with insurers in respect of its properties, assets and businesses as set forth on Section 3.15 of the Company Disclosure Schedule. Such insurance shall remain in full force and effect with respect to all events occurring prior to the Effective Time. Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither Company nor the Bank (i) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has received notice of cancellation or non-renewal of any such policy or binder, (iii) has any Knowledge of any threatened or proposed cancellation or non-renewal of any such policy or binder, and (iv) has received notice of any insurance premium which will be materially increased in the future. There are no outstanding claims under any such policy as to which the insurer has disclaimed liability.

        Section 3.16    Contracts.

          (a)   Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, none of Company or the Bank is a party to, or is bound or affected by, or receives benefits under (each Contract of the type described in this Section 3.16(a) whether written or oral and whether or not set forth in the Company Disclosure Schedule, is referred to as a "Contract"):

              (i)  any Contract entered into for the acquisition of the securities (other than the purchase of investment securities in the ordinary course of business) of or any material portion of the assets of any other Person;

             (ii)  any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or the Bank is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

            (iii)  any Contract limiting (or purporting to limit) the freedom of any of Company or the Bank to engage in any line of business or to compete with any other person or prohibiting Company or the Bank from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

            (iv)  any Contract of guarantee, support or indemnification by Company or the Bank, assumption or endorsement by Company or the Bank of, or any similar commitment by

    Company or the Bank with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;

             (v)  any Contract which would be terminable other than by Company or the Bank or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

            (vi)  any alliance, cooperation, joint venture, shareholders' partnership or similar Contract or arrangement involving a sharing of (A) profits or losses relating to Company or the Bank or (B) fees for investment or brokerage services;

           (vii)  any employment, change of control, severance, termination, consulting, or retirement Contract;

          (viii)  any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets, or any interest therein, of Company or the Bank, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice;

            (ix)  any Contract that contains any (A) exclusive dealing obligation, (B) "clawback" or similar undertaking requiring the reimbursement or refund of any fees, (C) "most favored nation" or similar provision granted by Company or the Bank or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or the Bank to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or business;

             (x)  any material Contract that would require any Consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

            (xi)  any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $20,000;

           (xii)  any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by Company of the Bank in excess of $20,000;

          (xiii)  any Contract involving the Intellectual Property Assets;

          (xiv)  any Contract relating to the provision of data processing, network communication, or other technical services to or by Company or the Bank; and

           (xv)  any Contract not listed above that is material to the financial condition, results of operations or business of a Company or the Bank.

          (b)   Company has delivered or made available to Purchaser true, correct, and complete copies of all of the Contracts that are in writing and a complete description of all Contracts that are not in writing is set forth on Section 3.16(b) of the Company Disclosure Schedule. All of the Contracts are in full force and effect and enforceable in accordance with their terms. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, Company and the Bank, as the case may be, and, to the Knowledge of Company, each other party thereto, has materially performed all the obligations required to be performed by it, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Contracts. Company is not in breach of, and Company has no Knowledge of any breach by Company the Bank or any other party to, any of the Contracts and has received no notice or other communication (whether written or oral)

  regarding any actual, alleged, anticipated, breach of, or default under, any Contract. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, none of the Contracts has been terminated and neither Company nor the Bank has received notice of any threatened termination, cancellation, or limitation of the business relationship of Company or the Bank by any party to any of the Contracts.

        Section 3.17    Properties.

          (a)   Company or the Bank has good, marketable fee simple title to all the properties and assets (including, for the avoidance of doubt, each of the owned branches listed on Section 3.17 of the Company Disclosure Schedule (the "Owned Branches") and the OREO) reflected in the Balance Sheet as being owned by Company or the Bank, or acquired after the date thereof, except properties sold or otherwise disposed of since the date thereof in the ordinary course of business (collectively, the "Company Owned Properties"), free and clear of all Liens, charges, claims, pledges, conditions, equitable interests, options, security interests, mortgages, easements, encroachments, rights of way, rights of first refusal, or restrictions of any kind (collectively, "Encumbrances") except (i) Liens for real property Taxes not yet due and payable, and (ii) Encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair current business operations at such properties (collectively, "Permitted Encumbrances").

          (b)   Company or the Bank has good, marketable leasehold title to all the leased properties reflected in the Financial Statements, or acquired after the date thereof, except for leases that have expired by their terms since the date thereof (collectively, the "Company Leased Properties" and, collectively with the Company Owned Properties, the "Company Real Property"), free and clear of all Encumbrances of any nature whatsoever, except (i) the lessor's reversionary interest in the Company Leased Properties pursuant to the applicable lease, true and complete copies of which have been delivered to Purchaser, and (ii) Permitted Encumbrances. Company or the Bank is in possession of the Company Leased Properties, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor. The Company Real Property is in material compliance with all applicable restrictive covenants, zoning and land use laws and approvals, and all building, fire safety and accessibility codes and regulations, and the buildings and improvements located on the Company Real Property, taken as a whole, are in reasonable operating condition. There are no pending or, to the Knowledge of Company, threatened (in writing) condemnation proceedings against the Company Real Property. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Company Real Property.

        Section 3.18    Intellectual Property.

          (a)   For purposes of this Agreement, the term "Intellectual Property Assets" means all intellectual property owned, licensed (as licensor or licensee), or utilized by Company or the Bank in which Company or the Bank has a proprietary interest, including, without limitation, (i) all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (ii) all patents, patent applications and inventions and discoveries that may be patentable; (iii) all registered and unregistered copyrights in both published works and unpublished works; (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and (vi) all rights in internet web sites and internet domain names presently used by Company or the Bank (collectively, "Net Names").

          (b)   Section 3.18 of the Company Disclosure Schedule contains a complete and accurate list, and Company has delivered to Purchaser accurate and complete copies, of all contracts of

  Company or the Bank relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which Company or the Bank is a licensee. There are no outstanding and, to the Knowledge of Company, no threatened disputes or disagreements with respect to any such contract.

          (c)   The Intellectual Property Assets are all those necessary for the operation of the Bank's business as it is currently conducted. Company or the Bank is the owner or licensee of all right, title and interest (except to the extent limited by the applicable license agreements) in and to each of the Intellectual Property Assets, free and clear of all Claims, and except as otherwise provided in Section 3.18 of the Company Disclosure Schedule has the right to use without payment to another Person, all of the Intellectual Property Assets.

          (d)   Section 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Net Names. All Net Names have been registered in the name of the Bank and are currently in compliance with all formal Law.

          (e)   There are no pending or, to the Knowledge of Company, threatened proceedings or litigation or other adverse claims affecting or with respect to any of the Intellectual Property Assets. There is, to the Knowledge of Company, no reasonable basis upon which a claim may be asserted against Company for infringement of any Intellectual Property Assets of any other Person. To the Knowledge of Company, no Person is infringing the Intellectual Property Assets.

        Section 3.19    Consents and Approvals.     Except for (i) the filing of any required applications, filings or notices with any Bank Regulator or other Governmental Entity and approval or authorization of, or consent, exemption or non-objection to, such applications, filings and notices (taken together with the items listed in clause (ii), the "Regulatory Approvals"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of and declaration of effectiveness of the registration statement on Form S-4 contemplated by Section 6.2, (iii) the filing of the Kentucky Articles of Merger with the Secretary of State of the Commonwealth of Kentucky and (iv) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

        Section 3.20    Certain Practices.     None of Company, the Bank, Company's or the Bank's directors or officers, or to the Knowledge of Company, Company's or Bank's employees have, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (e) made any false or fictitious entry on the books or records of Company or the Bank; (f) given any favor or gift which is not deductible for federal income tax purposes; or (g) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business, or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

        Section 3.21    Proprietary Information of Third Parties.     No third party has claimed or, to the Knowledge of Company, has reason to claim that any Person employed by or consulting with Company or the Bank ("Related Person") has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party,

(ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from Company or the Bank which suggests that such a claim might be contemplated. To the Knowledge of Company, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any service of Company or the Bank.

        Section 3.22    Litigation.     Except as set forth on Section 3.22 of the Company Disclosure Schedule, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Knowledge of Company, threatened against or affecting Company or the Bank (whether or not such Company or the Bank is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other Governmental Entity, (ii) arbitration proceeding pending relating to Company or Bank, or (iii) governmental inquiry pending or, to the Knowledge of Company, threatened against or involving Company or the Bank, and there is no basis for any of the foregoing. Neither Company nor the Bank has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of Company or the Bank. There are no outstanding orders, writs, judgments, injunctions or decrees served upon Company or the Bank by any court, Governmental Entity, or arbitration tribunal against Company or the Bank. There are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting Company or the Bank or the transactions contemplated hereby. Neither Company nor the Bank is in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Entity. Except as disclosed on Section 3.22 of the Company Disclosure Schedule, there is no action or suit by Company or the Bank pending or threatened against any third party.

        Section 3.23    Environmental Matters.     Except as set forth on Section 3.23 of the Company Disclosure Schedule:

          (a)   Company, the Bank, and the Company Real Property are, and at all times have been, in material compliance with, and have not been and are not in violation of or liable under, any Environmental Law. As used in this Section 3.23, the term "Environmental Law" shall mean any federal, state, local, or other law, ordinance, code, or regulation that requires or relates to protection of human health or the environment, including, without limitation, laws relating to the "Release" (as defined in Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. ("CERCLA"), or in any applicable state or local law or regulation) of any chemicals, pollutants, contaminants, wastes or toxic substances (collectively, "Hazardous Materials").

          (b)   Neither Company nor the Bank have received notice of, nor do Company or the Bank have Knowledge of, any past, present, conditions, circumstances, activities, practices, incidents, actions, or plans of Company or the Bank or their predecessors which may interfere with or prevent continued compliance with Environmental Laws. To the Knowledge of Company, there are no present or past actions, activities, circumstances, conditions, events or incidents affecting the Company Real Property that could form the basis for assertion of any claim against the Purchaser under any Environmental Law.

          (c)   There has been no Release or threat of Release, of any Hazardous Materials at or from the Company Real Property and the Company Real Property is not identified on the current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) Comprehensive Environmental

  Response Compensation and Liability Inventory System ("CERCLIS") list, or (iii) any list arising from a state statute similar to CERCLA.

          (d)   No Hazardous Materials (including but not limited to friable asbestos or similar substances) are present in buildings on the Company Real Property, including but not limited to the inclusion of such materials in the exterior and interior walls, floors, ceilings, tile, insulation or any other portion of building structures.

          (e)   Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Company or the Bank pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Company, the Bank or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

        Section 3.24    Transactions With Affiliates.     Except as set forth on Section 3.24 of the Company Disclosure Schedule, no director, officer or shareholder of Company or the Bank, and no member of the immediate family of any such person, or any Person in which any such person or any member of the immediate family of any such person, has a beneficial interest greater than five percent or is an officer, director, trustee, partner, or holder of any equity interest greater than five percent, is a party to any transaction with Company or the Bank, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm. All "covered transactions" between the Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

        Section 3.25    Broker's or Finder's Fees.     Except for Sandler O'Neill + Partners, L.P., no agent, broker, person or firm acting on behalf of Company or the Bank is, or will be, entitled to any commission or broker's or finder's fees from Company or the Bank, or from any person controlling, controlled by, or under common control with the Company or the Bank, in connection with the Agreement or any of the transactions contemplated herein.

        Section 3.26    Nonperforming and Classified Assets.

          (a)   Each loan, loan commitment, letter of credit, or other of extension of credit (each a "Loan" and collectively the "Loans") on the books and records of Company of the Bank was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

          (b)   Set forth on Section 3.26 of the Company Disclosure Schedule are (i) any written or oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by Company or the Bank or an applicable regulatory authority; (iii) a listing of any other real estate owned ("OREO") acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer, or five percent or greater shareholder of Company or the Bank, or to the Knowledge of Company, any Person controlling, controlled by or under common control with any of the foregoing.

          (c)   The Bank's allowance for loan losses is, and shall be as of the Effective Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Bank Regulators and the Financial Standards Board and is and shall be adequate under all such standards.

        Section 3.27    Fiduciary Accounts.     Each of Company and the Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Company nor the Bank, nor any of their directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        Section 3.28    No Investment Adviser.     Neither Company nor the Bank serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an "investment adviser" required to register as such under the Investment Advisers Act of 1940, as amended.

        Section 3.29    State Takeover Statutes.     Company and the Bank have taken all action required by each of them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (collectively, the "Takeover Laws").

        Section 3.30    [Reserved].

        Section 3.31    Reorganization.     Neither Company nor the Bank has taken, or agreed to take, any action or is aware of any fact or circumstance, that would prevent or impede, or could be reasonably expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 3.32    Community Reinvestment Act Compliance.     Company and the Bank have received an overall Community Reinvestment Act rating of "satisfactory" in their most recently completed exams and shall receive an overall Community Reinvestment Act rating of "satisfactory" in any exams completed between the date hereof and the Effective Time. Company has no Knowledge of any fact or circumstance that would reasonably be expected to result in Company or the Bank having its current overall rating lowered.

        Section 3.33    Investment Securities.     Each of Company and the Bank has good and valid title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or the Bank and except for such defects in title or Liens that would not be material to Company or the Bank. Such securities are valued on the books of Company and the Bank in accordance with GAAP.

        Section 3.34    Deposit Insurance.     The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the "FDIA"), and the Bank has paid all assessments and filed all reports required by the FDIA.

        Section 3.35    Bank Secrecy Act, Anti-Money Laundering, and OFAC and Customer Information.     Neither Company nor the Bank has any Knowledge of, has been advised of, or has any reason to believe that any facts or circumstances exist which would cause Company or the Bank to be deemed: (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. Neither Company nor the Bank is aware of any facts or circumstances that would cause Company or the Bank to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Company or the Bank to undertake any material remedial action. The Board of Directors of Company and the Board of Directors of the Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Company and the Bank have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

        Section 3.36    Disclosure.     All instruments, agreements, certificates, and other documents (collectively, the "Documents") delivered or to be delivered by or on behalf of Company or the Bank in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Company has no Knowledge of any fact which may have a material adverse effect on the ability of Company or the Bank to perform its obligations under this Agreement, except as otherwise set forth in the Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

        As an inducement to Company to enter into this Agreement and to consummate the transactions contemplated hereby, and except as set forth in the Purchaser SEC Documents (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Purchaser and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

        Section 4.1    Corporate Organization.

          (a)   Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky. Purchaser is not, and is not required to be, qualified to do business as a foreign corporation under the laws of any other state or jurisdiction. Company is duly registered as a financial holding company under the BHC Act and meets the applicable requirements for qualification as such.

          (b)   Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Merger Sub has conducted no business other than in connection with the execution and delivery of this Agreement.

        Section 4.2    Capitalization.

          (a)   Purchaser has authorized capital consisting of (i) 20,000,000 shares of common stock, no par value (the "Purchaser Common Stock"), of which, as of December 14, 2012 (the "Purchaser Capitalization Date"), 13,915,757 shares of Purchaser Common Stock were outstanding and no such shares were held as treasury stock and (ii) 1,000,000 shares of preferred stock, no par value, of which 400,000 shares have been designated Series A Junior Participating Preferred Stock, and of which, as of the Purchaser Capitalization Date, none were issued and outstanding. As of the Purchaser Capitalization Date, there were 1,654,453 shares of Purchaser Common Stock authorized to be issued pursuant to Purchaser's equity compensation plans, of which 970,034 shares of Purchaser Common Stock are subject to outstanding awards thereunder. Except as set forth in this Section 4.2(a) and for the preferred share purchase rights outstanding or issuable pursuant to that certain Rights Agreement, dated April 23, 2003, by and between Purchaser and Wachovia Bank, N.A., as rights agent, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of Purchaser. All of the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and non-assessable. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Purchaser may vote are outstanding. None of the outstanding shares of capital stock of Purchaser has been issued in violation of any preemptive right.

          (b)   Merger Sub has authorized capital consisting of 1,000 shares of common stock, with no par value, of which, as of the date hereof, 1,000 were issued and outstanding and no such shares were held as treasury stock. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable and owned by Purchaser.

          (c)   Purchaser Bank has authorized capital consisting of 1,000,000 shares of common stock, par value $10 per share, of which, as of the date hereof, 409,515 were issued and outstanding and owned of record by Purchaser. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of Purchaser Bank by any Person other than Purchaser. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Purchaser Bank may vote are outstanding. All of the outstanding shares of capital stock of Purchaser Bank have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of Purchaser Bank has been issued in violation of any preemptive right.

        Section 4.3    Authority; No Violation.

          (a)   Purchaser and Merger Sub each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Purchaser and Merger Sub by a unanimous vote thereof and by Purchaser as the sole shareholder of Merger Sub. Except for the foregoing, no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and Merger Sub and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

          (b)   Neither the execution and delivery by Purchaser or Merger Sub of this Agreement and the other Documents, the consummation by Purchaser of the transactions contemplated hereby or thereby, nor the performance by Purchaser or Merger Sub of this Agreement and such other documents and agreements in compliance with the terms and conditions hereof and thereof will

  (i) violate, conflict with or result in any breach of the Articles of Incorporation or Bylaws of Purchaser or the Articles of Incorporation or Bylaws of Merger Sub, (ii) violate, conflict with or result in a breach, default or termination under any contract or agreement to which any of the Purchaser or Merger Sub is a party, or (iii) violate any Law applicable to Purchaser or Merger Sub.

        Section 4.4    Consents and Approvals.     Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of and declaration of effectiveness of the registration statement on Form S-4 contemplated by Section 6.2, (iii) the filing of the Kentucky Articles of Merger with the Secretary of State of the Commonwealth of Kentucky and (iv) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

        Section 4.5    Financial Reports and SEC Documents.

          (a)   Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it with the SEC subsequent to December 31, 2011 under the Securities Act, or under Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), in the form filed or to be filed (collectively, the "Purchaser SEC Documents") as of the date filed (and if so amended or superseded, then on the date of such subsequent filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the statements of financial condition contained in or incorporated by reference into any such Purchaser SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Purchaser as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such Purchaser SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of Purchaser for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

          (b)   Except as disclosed in the Purchaser SEC Documents, Purchaser has not received notice in writing from the SEC that either the Purchaser itself or any of the Purchaser SEC Documents is the subject of any ongoing review by the SEC or of any outstanding SEC investigation (whether formal or informal, including but not limited to a voluntary document request), and as of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Purchaser SEC Documents.

          (c)   Since December 31, 2009, Purchaser has filed all reports, registrations, statements, and other documents, together with any amendments required to be made thereto, that are required to be filed with the SEC, Board of Governors of the Federal Reserve System, FDIC, or the KDFI.

        Section 4.6    Litigation.     As of the date hereof, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser,

Merger Sub or Purchaser Bank (whether or not Purchaser, Merger Sub or Purchaser Bank is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other Governmental Entity, (ii) arbitration proceeding pending relating to Purchaser, Merger Sub or Purchaser Bank, or (iii) governmental inquiry pending or, to the Knowledge of Purchaser, threatened against or involving Purchaser, Merger Sub or Purchaser Bank, and there is no basis for any of the foregoing, in each case, which would be required to be disclosed in a Form 8-K, Form 10-K, or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed. To the Knowledge of Purchaser, neither Purchaser, Merger Sub nor Purchaser Bank is exposed, from a legal standpoint, to any liability or disadvantage which is reasonably likely to have a Material Adverse Effect on Purchaser, Merger Sub or Purchaser Bank. To the Knowledge of Purchaser, there are no facts or circumstances which may result in the institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting Purchaser, Merger Sub or Purchaser Bank which is reasonably likely to have a Material Adverse Effect on Purchaser, Merger Sub or Purchaser Bank, or involves the transactions contemplated hereby. Neither Purchaser, Merger Sub nor Purchaser Bank is in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Entity which is reasonably likely to have a Material Adverse Effect on Purchaser, Merger Sub or Purchaser Bank.

        Section 4.7    Broker's or Finder's Fees.     Except for Stifel Nicolaus Weisel, no agent, broker, person, or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from Purchaser, or from any person controlling, controlled by, or under common control with Purchaser, in connection with any of the transactions contemplated herein.

        Section 4.8    Compliance with Laws.     Purchaser and Purchaser Bank hold, and at all times since December 31, 2009 have held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets pursuant to applicable Law, except where the failure to hold such license, franchise, permit or authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Purchaser Bank. Since December 31, 2009, each of Purchaser and Purchaser Bank have complied with all Law applicable to it, its operations, properties, assets, products and services, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Purchaser Bank. No attorney representing Purchaser has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers. Since December 31, 2009, neither Purchaser nor Purchaser Bank has, nor, to the Knowledge of Purchaser, has any director, officer, employee, auditor, accountant or other representative of Purchaser or Purchaser Bank, received any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Purchaser or Purchaser Bank or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Purchaser or Purchaser Bank has engaged in questionable accounting or auditing practices.

        Section 4.9    Absence of Certain Changes and Events.     Except as disclosed in the Purchaser SEC Documents, since December 31, 2011, (a) Purchaser has conducted its business in the ordinary and usual course consistent with past practice and (b) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.8 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Purchaser.

        Section 4.10    Absence of Undisclosed Liabilities.     Except (i) as and to the extent of the amounts specifically reflected or reserved against in the Purchaser SEC Documents, and (ii) liabilities and obligations incurred since September 30, 2012, in the ordinary course of business and consistent with past practice, neither Purchaser nor Purchaser Bank has any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and no event has occurred or circumstances arisen that, individually or taken together with all other facts, circumstances and events, in each case, is reasonably likely to have a Material Adverse Effect with respect to Purchaser or Purchaser Bank.

        Section 4.11    Community Reinvestment Act.     Purchaser and Purchaser Bank have received an overall Community Reinvestment Act rating of "satisfactory" in their most recently completed exams and shall receive an overall Community Reinvestment Act rating of "satisfactory" in any exams completed between the date hereof and the Effective Time. Purchaser has no Knowledge of any fact or circumstance that would reasonably be expected to result in Purchaser or Purchaser Bank having its current overall rating lowered.

        Section 4.12    Purchaser Common Stock.     The shares of Purchaser Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

        Section 4.13    Available Funds.     Immediately before the Effective Time, Purchaser will have cash sufficient to pay or cause to be deposited into the Exchange Fund the amounts as required by Section 2.2 hereof.

        Section 4.14    Disclosure.     All Purchaser SEC filings Documents delivered or to be delivered by or on behalf of Purchaser or Merger Sub in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Purchaser has no Knowledge of any fact which may have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, except as otherwise set forth in this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF COMPANY BUSINESS

        Section 5.1    Conduct of Company Businesses Prior to the Effective Time.     Except as expressly contemplated by or permitted by this Agreement, or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, (a) Company shall, and shall cause the Bank to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organizations and advantageous business relationships, and (b) Company shall, and shall cause the Bank to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company, Merger Sub or Purchaser to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        Section 5.2    Company Forbearances.     During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall not, and shall not permit the Bank to, without the prior written consent of Purchaser, which shall not be unreasonably withheld, denied or delayed:

          (a)   (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of capital stock of Company or the Bank, or any rights to acquire additional shares of capital stock of Company or the Bank, except for additional shares of Company Common Stock which are issued and become outstanding as a result of the exercise of a Company Option between the date of this Agreement and the Effective Date, or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other rights to acquire capital stock of Company or the Bank;

          (b)   (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of the capital stock of Company or the Bank or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock of Company;

          (c)   enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or the Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law;

          (d)   hire any person as an employee of Company or the Bank or promote any employee, except persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Company or the Bank, who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $30,000, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the consummation of the transactions contemplated by this Agreement;

          (e)   enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof in a manner consistent with past practice), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Company or the Bank;

          (f)    sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and at a price which is greater than or equal to 80% of the value at which Company or the Bank carries such asset, deposit, business or properties on its books;

          (g)   acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

          (h)   make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $5,000 individually or $10,000 in the aggregate;

          (i)    amend the Company Articles, Company Bylaws, Bank Articles or Bank Bylaws;

          (j)    implement or adopt any change in the accounting principles, practices or methods of Company or Bank, other than as may be required by changes in laws or regulations or GAAP;

          (k)   take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (l)    except in the ordinary course of business consistent with past practice, enter into or terminate any Contract or amend or modify in any material respect any of its existing Contracts;

          (m)  enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or the Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Company or the Bank of an amount which exceeds $5,000 and/or would impose any material restriction on the business of Company or the Bank or create precedent for claims that are reasonably likely to be material to Company or the Bank;

          (n)   enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity; invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

          (o)   enter into any Derivatives Contracts;

          (p)   introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

          (q)   incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 30 days and that have no put or call features and securities sold under agreements to repurchase that mature within 30 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

          (r)   acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment, nor change the classification method for any security in, the Bank's investment portfolio from "held to maturity" to "available for sale" nor from "available for sale" to "held to maturity," as those terms are used in ASC 320.

          (s)   (i) make, renew or otherwise modify any Loan, other than (A) in the ordinary course of business consistent with past practice, (B) in compliance with the Bank's existing loan policy, and (C) that is not in excess of $300,000; (ii) make, renew or otherwise modify any Loan that is for less than the amount set forth in clause (i) that is not approved by the Chief Executive Officer of the Bank; (iii) make, renew or otherwise modify any unsecured Loan that is not approved by the Chief Executive Officer of the Bank; (iv) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amount set forth in clause (i) above; or (v) enter into any participation, Loan securitization or create any special purpose funding entity;

          (t)    other than as determined to be advisable by Company in the good faith exercise of its discretion based on market conditions, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto;

          (u)   make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

          (v)   pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any "affiliates"

  (within the meaning of Sections 23A and 23B of the Federal Reserve Act) of any of its officers or directors, other than Loans originated in the ordinary course of business;

          (w)  except as contemplated by Section 6.10, take any action that is intended or is reasonably likely to result in (i) any of Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to consummation of this Agreement set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation;

          (x)   fail to comply with any written agreement, memorandum of understanding, commitment letter or similar undertaking, order, decree or directive, or supervisory letters with or from any Bank Regulator having jurisdiction over Company or the Bank, and

          (a)   enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        Section 5.3    Control of Operations.     Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Company or the Bank's operations prior to the Effective Time.

        Section 5.4    Certain Definitions.     For purposes of this Agreement:

          (a)   "Equity Investment" means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

          (b)   "Equity Security" means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Reasonable Best Efforts; Further Assurances.     Subject to the terms and conditions of this Agreement, Purchaser and Company will use their respective reasonable best efforts, and will cause their respective subsidiaries to use their reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement.

        Section 6.2    Registration Statement.

          (a)   Purchaser shall, subject to the cooperation and efforts of Company referred to in this Section 6.2, use its reasonable best efforts to prepare and file a registration statement on Form S-4 or other applicable form (the "Form S-4") with the SEC in connection with the issuance of the shares of Purchaser Common Stock to the shareholders of Company as part of the Per Share Merger Consideration in the Merger within 45 days after the date of this Agreement, which registration statement shall include the Purchaser prospectus and proxy statement for the Company Shareholder Meeting and other proxy solicitation materials of Company constituting a part thereof (the "Proxy Statement") and all related documents. Company shall cooperate with Purchaser in connection with the preparation and filing of the Form S-4, including using its reasonable best efforts to prepare and furnish, promptly following Purchaser's request, all information relating to Company, the Bank, and the directors, officers and shareholders of Company and Bank as may be reasonably required in connection with the above referenced documents. Company, and its legal, financial and accounting advisors, shall have the right to review in advance such Form S-4 prior to its filing. Company agrees to cooperate with Purchaser and Purchaser's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Form S-4 and the Proxy Statement. Each of Purchaser and Company agrees to use its reasonable best efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. After the Form S-4 is declared effective under the Securities Act, Company shall promptly mail at its expense the Proxy Statement to all of its stockholders.

          (b)   Each of Purchaser and Company agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Purchaser and Company further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Form S-4 or the Proxy Statement.

          (c)   Purchaser agrees to advise Company, promptly after Purchaser receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Purchaser is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        Section 6.3    Regulatory Filings.

          (a)   The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. Company and Purchaser shall have the right to review in advance, and, to the extent practicable each shall consult the other on, in each case subject to applicable laws relating to the exchange of information, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that neither Purchaser nor Company shall be required to provide the other with confidential portions of any filing with a

  Governmental Entity to the extent prohibited by applicable Law. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

          (b)   Each of Purchaser and Company agrees, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their subsidiaries to any third party or Governmental Entity.

        Section 6.4    Publicity.     Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that Purchaser may, without the prior consent of Company (but after prior consultation with Company to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of NASDAQ. Purchaser and Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement and the transactions contemplated thereby as reasonably requested by the other party.

        Section 6.5    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws, Company shall, and shall cause the Bank to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, systems, books, contracts, commitments, personnel and records (including, without limitation, Tax Returns and work papers of independent auditors), and, during such period, Company shall, and shall cause the Bank to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking, lending, consumer finance, privacy or insurance laws, (ii) any reports provided to the Board of Directors of Company or the Bank, or any committee thereof, relating to the financial performance and risk management of Company or the Bank and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request.

          (b)   During the period prior to the Effective Time, Company shall, upon the request of Purchaser, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Purchaser regarding its financial condition, operations and business and matters relating to the consummation of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Company will deliver to Purchaser a consolidated balance sheet for Company and the Bank and the related statement of income, without related notes, for such quarter prepared from Company's books and records in a manner consistent with past practice and the preparation of the Financial Statements, and, as soon as reasonably available, but in no event later than March 15 after the end of each fiscal year, Company will deliver to Purchaser the consolidated audited balance sheet of Company and the Bank and the related consolidated audited statements of income and stockholders' equity for such year prepared in a manner consistent with the Financial Statements. Within 10 days after the end of each month, Company will deliver to Purchaser (i) a consolidated balance sheet for Company and the Bank and the related statement of income, without related notes, for such month prepared from Company's books and records in a manner consistent with past practice and the preparation of the Financial Statements, and (ii) a list of each Loan that was newly made, renewed or otherwise modified during such month.

          (c)   All information and materials provided pursuant to this Section 6.5 shall be subject to the provisions of the Confidentiality Agreement entered into between Purchaser and Company dated October 4, 2012 (the "Confidentiality Agreement").

          (d)   No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

        Section 6.6    Shareholder Approval.

          (a)   The Board of Directors of Company has resolved to recommend to Company's shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. Company shall duly take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after (i) the Form S-4 is declared effective under the Securities Act by the SEC and (ii) all Regulatory Approvals have been obtained, for the purpose of obtaining the Company Shareholder Approval (the "Company Shareholder Meeting"). Except in the case of a Change of Recommendation specifically permitted by Section 6.10(f), the Board of Directors of Company shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the "Board Recommendation"), (ii) include the Board Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Company Shareholder Approval.

          (b)   Except as set forth in Section 6.10(f), neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to Purchaser, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a "Change in Recommendation"); provided that, for the avoidance of doubt, Company may not effect a Change in Recommendation unless it has complied in all material respects with the provisions of Section 6.10(f).

        Section 6.7    NASDAQ Global Select Market Listing.     Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.

        Section 6.8    Employee Matters.

          (a)   Following the Effective Time, Purchaser agrees that in connection with its continuing employment of any employee of Company or the Bank it shall (i) give full credit for years of service with Company and/or Bank for purposes of vesting and eligibility under any of Purchaser's employee benefits plans but not for defined benefit plan accruals, eligibility for early retirement benefits, or to the extent it results in duplication of benefits in its health plan; (ii) use its commercially reasonable best efforts to waive any waiting periods for participation, coverage, or benefits in its health plan and (iii) use its commercially reasonable best efforts to waive any exclusion for benefits for pre-existing conditions under its health plan.

          (b)   Prior to the Effective Time, if requested by Purchaser, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Company shall cause to be amended the Employee Plans of Company or the Bank to the extent necessary to either (i) continue them for a transition period following Closing to cover just the Company and Bank employees (and their dependents or beneficiaries) who are employed as of the Effective Time or who are former employees (or their dependents or beneficiaries) entitled to continued coverage thereunder by law or plan terms, or (ii) freeze any further benefit accruals and preclude any new participants following the Effective Time, and, if and as appropriate, replace each such plan at that time (subject to Section 6.8(a)) with the comparable such plan of the Purchaser or Purchaser Bank, if any.

          (c)   Following the Effective Time, Purchaser shall offer to any employee of Company or the Bank who does not continue in employment with Purchaser and who was not offered employment by the Purchaser the opportunity to enter into a severance agreement (to the extent permitted by applicable law) in which Purchaser agrees to pay such employee a severance payment equal to two weeks pay for each full year of service of such employee with Company or the Bank, which amount shall be payable upon (i) the termination of employment of such employee, and (ii) the execution by such employee of Purchaser Bank's standard eighteen-month non-solicitation agreement; provided that the foregoing shall not apply to any employee of Company or the Bank who is a party to an employment, severance, or change of control agreement with Company or the Bank as of the date of this Agreement, which agreement shall continue to govern following the Effective Time; provided, further, that for purposes of the severance payments contemplated by this Section 6.8(c), Purchaser shall use the date of the Effective Time as the baseline date for determining the number of full years of service of an employee with Company or the Bank .

          (d)   Following the Effective Time, Purchaser shall use its reasonable best efforts to cause the existing health insurance plan of Purchaser Bank to be amended (to the extent permitted by applicable law) as set forth on Section 6.8(d) of the Company Disclosure Schedule.

          (e)   Notwithstanding the foregoing, Purchaser and Company acknowledge and agree that nothing contained in this Section 6.8 shall (A) be treated as an amendment of any particular employee benefit plan, (B) give any third party any right to enforce the provisions of this Section 6.8 or (C) obligate Purchaser or its subsidiaries to (i) maintain any particular Employee Plan or (ii) retain the employment of any particular employee.

        Section 6.9    Indemnification; Directors' and Officers' Insurance.

          (a)   During the Tail Coverage Period, Purchaser shall indemnify and hold harmless, each present and former director, officer and employee of Company and the Bank (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent permitted by law and to which such Indemnified Parties would be entitled under the Company Articles and the Company Bylaws, in each case as in effect on the date hereof.

          (b)   Prior to the Effective Time, Company shall purchase an extended reporting period or "tail" endorsement under Company's existing directors' and officers' liability insurance coverage for Company's directors and officers that provides insurance coverage for a period of six years following the Effective Time or, if such term of coverage is not available, such other maximum period of coverage that is available (the length of such tail-coverage, the "Tail Coverage Period") and contains at least the same coverage and amounts, and contains terms and conditions no less advantageous to insured persons than the directors' and officer's insurance coverage currently maintained by Company; provided that the cost of purchasing such extended reporting period or "tail" coverage for the Tail Coverage Period shall not exceed 250% of the annual premiums paid by Company for the directors' and officer's insurance coverage that it currently maintains, without the prior written consent of Purchaser.

          (c)   Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.9(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser, and Purchaser shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) neither the Indemnified Party nor Purchaser shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) Purchaser shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (d)   If Purchaser or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 6.9.

        Section 6.10    No Solicitation.

          (a)   Company agrees that, except as expressly permitted by this Section 6.10, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor the Bank nor any of the officers and directors of it or the Bank shall, and that it shall use its reasonable best efforts to instruct and cause its and the Bank's employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, the "Representatives") not to, directly or indirectly:

              (i)  initiate, solicit, seek or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

             (ii)  engage in, continue or otherwise participate in or maintain any discussions or negotiations regarding any Acquisition Proposal with any person other than Purchaser;

            (iii)  furnish to any person other than Purchaser any non-public information that Company believes or should reasonably know could be used for the purposes of developing or furthering any Acquisition Proposal;

            (iv)  approve, endorse, recommend, execute or enter into any agreement, letter of intent or contract with respect to an Acquisition Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement which expressly permits Company to comply with its obligations pursuant to this Section 6.10) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement;

             (v)  submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of the Company other than this Agreement and the transactions contemplated hereby; or

            (vi)  otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

           (vii)  As used in this Agreement, "Acquisition Proposal" means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving Company or any Significant Subsidiary or (ii) any other direct or indirect acquisition involving 40% or more of the total voting power of any class of equity securities of Company or those of any of its Subsidiaries, or 40% or more of the fair market value of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of Company, in each case other than the transactions contemplated by this Agreement.

          (b)   Company agrees that it shall immediately, and shall instruct its Representatives to immediately, cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Company agrees that it shall take the necessary steps to inform promptly the individuals or entities referred to in the immediately preceding sentence of the obligations undertaken in this Section 6.10 and in the Confidentiality Agreement. Company also agrees that it shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.

          (c)   Company agrees that it shall promptly (and, in any event, within 24 hours of learning of or receiving the relevant information) notify Purchaser if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, Company or any of its Representatives, indicating, in connection with such notice, the name of such person, and the material terms and conditions of any proposals or offers (including, if applicable, complete and unredacted copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser informed, on a current basis (and, in any event, no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Company's intentions as previously notified.

          (d)   Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Shareholder Approval is obtained, Company may (i) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that did not result from any breach by the Company, the Bank or any of its Representatives of this Section 6.10, providing for the acquisition of more than 40% of the assets (on a consolidated basis) or total voting power of the equity securities of Company if Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement and which expressly permits Company to comply with its obligations pursuant to this Section 6.10; and promptly discloses (and, if applicable, provide copies of) any such information to Purchaser to the extent not previously provided to Purchaser; (ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (iii) after having complied with Section 6.10(f), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i), (ii) or (iii) above, the Board of Directors of Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors' fiduciary duties under applicable Law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of Company has determined in good faith based on the information then available and after consultation with Company's outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of Company determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal. As used in this Agreement, "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal involving 100% of the assets (on a consolidated basis) or total voting power of the equity securities of Company that the Board of Directors of Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to Company's shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, (A) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (C) after taking into account all legal (with the advice of counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to this Agreement agreed to by Purchaser.

          (e)   Except as expressly permitted by, and after compliance with, Section 6.10(f), neither the Board of Directors of Company nor any committee of the Board of Directors shall:

              (i)  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Purchaser, the Board Recommendation with respect to the Merger; or

             (ii)  cause or permit Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.10(d) entered into in compliance with Section 6.10(a)) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

          (f)    Notwithstanding anything to the contrary set forth in this Agreement at any time prior to the Company Shareholder Approval, if Company has received an unsolicited bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Board of Directors of Company concludes in good faith constitutes a Superior Proposal, (x) the Board of Directors of Company may effect a Change in Recommendation with respect to such Superior Proposal, or (y) the Board of Directors of Company may authorize Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

              (i)  the Board of Directors of Company determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable Laws;

             (ii)  Company shall have complied in all material respects with all of its obligations under this Section 6.10;

          (iii)

              (1)   Company shall have provided prior written notice to Purchaser at least six business days in advance (the "Notice Period"), to the effect that the Board of Directors of Company has received an unsolicited bona fide written Acquisition Proposal that has not been withdrawn and that the Board of Directors of Company has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of Company has resolved to effect a Change in Recommendation and/or to terminate this Agreement pursuant to this Section 6.10(f), which notice shall specify the basis for such Change in Recommendation or termination, including the identity of the person or group of persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

              (2)   prior to effecting such Change in Recommendation or termination, Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (I) negotiate with Purchaser and its Representatives in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, (II) permit Purchaser and its Representatives to make a presentation to the Board of Directors of Company regarding this Agreement and any adjustments with respect thereto (to the extent Purchaser desires to make such presentation), (III) at the end of the Notice Period the Board of Directors of Company again makes the determination in good faith (x) after consultation with outside legal counsel that the failure to make a Change in Recommendation or authorize the termination of this Agreement would violate its fiduciary duties under applicable Law and (y) taking into account any adjustment or modification to the terms of this Agreement proposed by Purchaser, that the Acquisition Proposal continues to be a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Board of Directors of Company has determined to be a Superior Proposal, Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 6.10 (including Section 6.10(f)) with respect to such new written notice and the revised Superior Proposal contemplated thereby; provided, further, that the Notice Period with respect to any new written notice to Purchaser delivered pursuant to the immediately preceding proviso shall be reduced from six business days to five business days; and

              (3)   in the case of any action contemplated by the initial clause (y) of this Section 6.10(f), Company shall have validly terminated this Agreement in accordance with Section 8.1(d)(iii), including the payment of the Company Termination Fee in accordance with Section 8.3(b)(i).

            (iv)  None of Company, the Board of Directors of Company or any committee of the Board of Directors of Company shall enter into any agreement with any Person to limit or not to give prior notice to Purchaser of its intention to effect a Change in Recommendation or to terminate this Agreement in light of a Superior Proposal.

        Section 6.11    Takeover Laws.     Company will take no action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and Company will take all necessary steps to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

        Section 6.12    Notification of Certain Matters.     Each of Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

        Section 6.13    Treatment of Company 401(k) Plan.

          (a)   Upon execution of this Agreement, Purchaser Bank, which now serves as trustee of the THE BANK—Oldham County Profit Sharing Plan, originally effective April 1, 1995, and the trust related thereto (the "Company 401(k) Plan"), will be deemed to have given notice of its resignation from that role, and Company shall, within 30 days thereafter, appoint a successor trustee and provide evidence satisfactory to Purchaser Bank of the successor's appointment and acceptance thereof.

          (b)   Upon execution of this Agreement, Company and that the Bank shall take such steps as may be necessary and prudent to (i) close the Company Stock fund in that plan to prevent new contributions or assets from other funds allowed under the Company 401(k) Plan from being deposited in or transferred to the Company Stock Fund, (ii) shall direct, or allow participants and beneficiaries to direct, transfer any assets other than Company Common Stock that may be in the Company Stock Fund, or which may be held in another subaccount in the Company 401(k) Plan pending reinvestment in the Company Stock Fund, to be transferred and re-invested in other available investment options under the Company 401(k) Plan, and (iii) prevent sale or issuance by the Company of any additional Company Common Stock to the Company 401(k) Plan.

          (c)   Within a reasonable time prior to the Closing, Company shall adopt an amendment to the Company 401(k) Plan detailing a process for Company Common Stock held by the Company 401(k) Plan to be voted at the Company Shareholder Meeting by the successor trustee of that plan in accordance with directions provided by each participant or beneficiary in the Company 401(k) Plan with respect to any Company Common Stock allocated to the account of such participant or beneficiary.

          (d)   Within a reasonable time prior to the Closing, the Bank shall either (i) provide evidence satisfactory to the Purchaser that the successor trustee of the Company 401(k) Plan is qualified to reach a good faith determination within the meaning of Proposed Department of Labor Regulation Section 2510.3-18, or (ii) arrange for the successor trustee to engage a financial advisor who is independent (as that term is defined in Proposed Department of Labor Regulation Section 2510.3-18) to opine, whether the Per Share Merger Consideration is at least equal to "fair market value" (as defined in Proposed Department of Labor Regulation Section 2510.3-18) and the Merger is fair to the Company 401(k) Plan participants and beneficiaries from a financial point of view as of the Closing.

        Section 6.14    Tax Matters.     Company shall, and shall cause the Bank to, file all Tax Returns required to be filed by Company and the Bank for the fiscal year ending December 31, 2012, as soon as reasonably practicable following such date, and in any event not later than March 15, 2013; provided, for the avoidance of doubt, that Company shall not, and shall not permit the Bank to, file any requests for extensions with respect to such Tax Returns. Company will provide a copy of such Tax Returns to Purchaser for its review and comment not later than March 1, 2013.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approval.     The Company Shareholder Approval shall have been obtained.

          (b)    Stock Exchange Listing.     The shares of Purchaser Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

          (c)    Form S-4.     The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (d)    No Injunctions or Restraints; Illegality.     No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

          (e)    Regulatory Approvals.     All regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

        Section 7.2    Conditions to Obligations of Purchaser.     The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.     The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Sections 3.2, 3.7, and 3.12(b) which shall be true and correct in all respects, (ii) Section 3.17(a) which shall be true and correct in all respects with respect to each Owned Branch, and (iii) Sections 3.1(a), 3.1(b); 3.5(a), 3.5(b)(i), 3.9, 3.25 and 3.29, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes of this Section 7.2(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded (except that for purposes of determining whether the representation or warranty set forth in Section 3.17(a) is true and correct for purposes of this Section 7.2(a) with respect to each Owned Branch, Section 3.17(a) shall be applied as written and no such reference to materiality shall be disregarded); and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

          (b)    Performance of Obligations of Company.     Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

          (c)    Regulatory Conditions.     There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a required Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that the Board of Directors of Purchaser reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by this Agreement or restrict or burden the business or operations of Purchaser or any of its subsidiaries to such a degree that Purchaser would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (d)    Consents and Approvals.     Each of the consents, approvals and terminations set forth on Section 7.2 (d) of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect on the Closing Date.

          (e)    Lease Consent and Estoppel Certificate.     Company shall have delivered to Purchaser with respect to the real estate leased by Company, an estoppel certificate and consent to the transactions contemplated by this Agreement from the lessor of such property, in substantially the form attached hereto as Exhibit B.

          (f)    Amendments to Change in Control Agreements and Execution of Nonsolicitation Agreement.     Company shall have delivered to Purchaser, amendments to the Change in Control Security Agreements set forth in Section 7.2(f) of the Company Disclosure Schedule in the form set forth as Exhibit C hereto, executed by both Company and the executive of Company party thereto, and the executives of Company party to such Change in Control Security Agreements shall have each executed and delivered to Purchaser the Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit D.

          (g)    Dissenting Shares.     Dissenting Shares shall not represent 10% or more of the outstanding shares of the Company Common Stock.

          (h)    [Reserved].

          (i)    Minimum Deposits.     As of the close of business on the third business day immediately preceding the Closing Date, the Bank shall have total Core Deposits of not less than $80,000,000, calculated in accordance with Section 7.2(i) of the Company Disclosure Schedule. For purposes of this Agreement, "Core Deposits" means the total deposits of the Bank (including any related sweep accounts), other than (a) certificates of deposits in excess of $100,000, (b) deposits classified as "public funds" or similar accounts, and (c) brokered deposits.

        Section 7.3    Conditions to Obligations of Company.     The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.     The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser or Merger Sub (other than the representations and warranties set forth in (i) Sections 4.2 and 4.5(b), which shall be true and correct in all respects and (ii) Sections 4.1(a), 4.1(b); 4.3(a), 4.3(b)(i), and 4.7, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes of this Section 7.3(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser or Merger Sub has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

          (b)    Performance of Obligations of Purchaser.     Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company referred to in Section 7.1(a):

          (a)   by mutual consent of Company and Purchaser in a written instrument authorized by the Board of Directors of Company and Purchaser;

          (b)   by either Company or Purchaser;

              (i)  if the Merger shall not have been consummated on or before July 31, 2013 (the "Outside Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

             (ii)  if the grant of a Regulatory Approval by any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by a final action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein;

            (iii)  if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

          (c)   by Purchaser, if

              (i)  there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice to the party committing such breach; or

             (ii)  any of the conditions set forth in Section 7.2 have not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser or Merger Sub to comply with its obligations under this Agreement);

            (iii)  (A) the Board of Directors of Company withdraws or fails to give the shareholders of the Company the Board Recommendation, effects a Change in Recommendation, or resolves to do any of the foregoing; or (B) affirmatively approves any Acquisition Proposal or makes any announcement of any agreement to enter into an Alternative Acquisition Agreement;

          (d)   by Company, if:

              (i)  there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser or Merger Sub, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice to the party committing such breach; or

             (ii)  any of the conditions set forth in Section 7.3 have not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Company to comply with its obligations under this Agreement);

            (iii)  (A) the Board of Directors of Company has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) Company has complied in all respects with Section 6.10 and (C) immediately after the termination of this Agreement, Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided that the right of the Company to terminate this Agreement pursuant to this Section 8.1(d)(iii) is conditioned on and subject to the prior payment by Company to Purchaser of the Termination Fee in accordance with Section 8.3(b)(i), and any purported termination pursuant to this Section 8.1(d)(iii) shall be void and of no force or effect if Company shall not have paid and Purchaser shall not have received the Termination Fee;

          (e)   by Company, if its Board of Directors so determines by a majority vote of all of its members, at any time during the three (3) business day period commencing on the Determination Date if both of the following conditions are satisfied:

              (i)  the Purchaser Market Value is less than 85% of the Initial Purchaser Market Value; and

             (ii)  the quotient obtained by dividing the Purchaser Market Value by the Initial Purchaser Market Value ("Purchaser Ratio") shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.15 (the "Index Ratio").

            (iii)  If Company elects to exercise its termination right pursuant to this Section 8.1(e), it shall give prompt written notice thereof to Purchaser. During the three (3) business days period commencing with its receipt of such notice, Purchaser shall have the option, exercisable in its sole discretion, to increase the Per Share Stock Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial Purchaser Market Value, the Per Share Stock Consideration (as then in effect) and the Index Ratio, and the denominator of which is equal to the Purchaser Market Value, or (y) the quotient determined by dividing the Initial Purchaser Market Value by the Purchaser Market Value, and multiplying the quotient by the product of the Per Share Stock Consideration (as then in effect) and 0.85. If Purchaser so elects, it shall give, within such three (3) business days, written notice to Company of such election and the revised Per Share Stock Consideration, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(e) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Per Share Stock Consideration shall have been so modified.

            (iv)  For purposes of this Section 8.1(e), the following terms shall have the meanings indicated below:

              (1)   "Purchaser Market Value" means the Purchaser Twenty-Day VWAP as of the Determination Date.

              (2)   "Determination Date" means the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), and (ii) the Company Shareholder Approval is obtained; provided that if the matters set forth in both clauses (i) and (ii) occur prior to March 22, 2013, then the Determination Date shall be March 22, 2013.

              (3)   "Final Index Price" means the average of the closing price of the Index on each of twenty consecutive trading days immediately preceding the Determination Date.

              (4)   "Index" means the NASDAQ Bank Index.

              (5)   "Initial Purchaser Market Value" means the Purchaser Twenty-Day VWAP as of date immediately preceding the date of this Agreement.

              (6)   "Initial Index Price" means the average of the closing prices of the Index for the twenty consecutive trading days immediately preceding the date of this Agreement.

              (7)   "Purchaser Twenty-Day VWAP" means the volume weighted average price per share of the Purchaser Common Stock, rounded to the nearest cent, during the period of twenty consecutive trading days in which such shares are traded on the NASDAQ Global Select Market immediately preceding (I) with respect to Section 8.1(d)(iv)(D), the Determination Date and (II) with respect to Section 8.1(d)(iv)(I), the date of this Agreement. For this purpose, the Purchaser Twenty-Day VWAP shall be calculated using the default criteria for the function known as "Bloomberg VWAP" of the AQR function for the Purchaser Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

             (v)  If Purchaser or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(e).

        Section 8.2    Effect of Termination.     In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, the Bank, Purchaser, any of its subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.4, 8.2, 8.3, and Article IX shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing, willful or intentional breach of any provision of this Agreement.

        Section 8.3    Fees and Expenses.

          (a)   All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b) hereof.

          (b)   In the event that:

              (i)  this Agreement is terminated by Company pursuant to Section 8.1(d)(iii), then Company shall pay Purchaser a fee, in immediately available funds, in the amount of $750,000 (the "Termination Fee") prior to such termination;

             (ii)  (A) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed or has been made known to management of Company, or any person shall have publicly announced or made known to management of Company an intention (whether or not conditional) to make a Company Acquisition Proposal, (B) thereafter this Agreement is terminated by either party pursuant to Section 8.1(b)(i) without the Company Shareholder Approval having been obtained and (C) within twelve months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any Alternative Acquisition Agreement shall have been entered into, then Company shall pay Purchaser a fee, in immediately available funds, the Termination Fee;

            (iii)  this Agreement is terminated by Purchaser or Company pursuant to Section 8.1(b)(iii), then Company shall reimburse Purchaser for all reasonable, documented out-of-pocket expenses (up to a maximum of $250,000) incurred by Purchaser in connection with this Agreement in immediately available funds;

            (iv)  this Agreement is terminated (A) by Purchaser pursuant to Section 8.1(c)(ii) as a result of the failure of the condition set forth in Section 7.2(c) to be satisfied, or (B) by either party pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) and at the time of such termination Purchaser could have terminated the Agreement pursuant to Section 8.1(c)(ii) as a result of the failure of the condition set forth in Section 7.2(c) to be satisfied, then Purchaser shall reimburse Company for all reasonable, documented out-of-pocket expenses (up to a maximum of $250,000) incurred by Company in connection with this Agreement in immediately available funds;

             (v)  (A) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed or has been made known to management of Company, or any person shall have publicly announced or made known to management of Company an intention (whether or not conditional) to make a Company Acquisition Proposal, (B) thereafter this Agreement is terminated by Purchaser or

    Company pursuant to Section 8.1(b)(iii) and (C) within twelve months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any Alternative Acquisition Agreement shall have been entered into, then Company shall pay Purchaser the Termination Fee in immediately available funds;

            (vi)  this Agreement is terminated by Purchaser pursuant to Section 8.1(c)(iii), then Company shall pay Purchaser the Termination Fee in immediately available funds;

           (vii)  this Agreement is terminated (A) by Purchaser pursuant to Section 8.1(c)(i) or (B) by either party pursuant to Section 8.1(b)(i) and at the time of such termination Purchaser could have terminated the Agreement pursuant to Section 8.1(c)(i), then Company shall pay Purchaser the Termination Fee in immediately available funds; provided, however, that Company shall not be required to pay Purchaser the Termination Fee as provided in this Section 8.3(b)(vii) if this Agreement is terminated as a result of the failure of the representation and warranty set forth in Section 3.17(a) to be true and correct in all respects with respect to any Owned Branch as determined pursuant to Section 7.2(a); or

          (viii)  this Agreement is terminated (A) by Company pursuant to Section 8.1(d)(i) or (B) by either party pursuant to Section 8.1(b)(i) and at the time of such termination Company could have terminated the Agreement pursuant to Section 8.1(d)(i), then Purchaser shall pay Company the Termination Fee in immediately available funds.

          (c)   Company and Purchaser acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The parties hereto specifically acknowledge and agree that (i) no Termination Fee payable hereunder constitutes a penalty, but rather represents liquidated damages and shall be the sole monetary remedy of Purchaser or Company in the event of termination of this Agreement specified in such section. In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (i) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.9 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 9.2    Amendment; Waiver.     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 9.3    Notices.     All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation by telephone or return facsimile or email within 24 hours of delivery) or delivered by overnight courier (with confirmation by telephone within 24 hours of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Purchaser or Merger Sub, to:

        S.Y. Bancorp, Inc.
        P.O. Box 32890
        Louisville, KY 40232-2890
        Attention: David P. Heintzman
        Email:        david.heintzman@syb.com
        Facsimile: (502) 625-2295

    with a copy (which shall not constitute notice) to:

        Stites & Harbison, PLLC
        400 West Market Street, Suite 1800
        Louisville, KY 40202-3352
        Attention: C. Craig Bradley, Jr.
                            Joseph M. Ruschell
        Email:        cbradley@stites.com
                           jruschell@stites.com
        Facsimile: (502) 587-6391/(859) 425-7903

          (b)   if to Company, to:

        The Bancorp, Inc.
        P.O. Box 500
        La Grange, KY 40031
        Attention: Stephen M. Norton
        Email:        snorton@thebankoc.com
        Facsimile: (502) 222-3266

    with a copy (which shall not constitute notice) to:

        Frost Brown Todd LLC,
        400 West Market Street, 32nd Floor
        Louisville, KY 40202-3363
        Attention: R. James Straus
                            Nathan L. Berger
        Email:        jstraus@fbtlaw.com
                           nberger@fbtlaw.com
        Facsimile: (502) 581-1087

        Section 9.4    Interpretation; Construction; Severability.

          (a)   When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the phrase "Knowledge of Company" (or any similar phrase) means the actual or constructive knowledge of any of Stephen Norton, Alex Baby and Alex Rankin, after reasonable investigation, and the phrase "Knowledge of Purchaser" (or any similar phrase) means the actual or constructive knowledge of David P. Heintzman, James A. Hillebrand and Nancy B. Davis, after reasonable investigation. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c)   If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

        Section 9.5    Counterparts.     This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        Section 9.6    Entire Agreement.     This Agreement (including the schedules, documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement; it being understood that the Exclusivity Agreement, dated November 19, 2012, among Company and Purchaser shall be immediately terminated and shall become void and of no effect.

        Section 9.7    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Commonwealth of Kentucky. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 9.8    Waiver of Jury Trial.     Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

        Section 9.9    Assignment; Third-Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for Section 6.9, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the schedules, documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 6.9 shall not arise unless and until the Effective Time occurs.

        Section 9.10    Specific Performance.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the Commonwealth of Kentucky, this being in addition to any other remedy to which such party is entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE BANCORP, INC.
By:	/s/ STEPHEN M. NORTON
	Name:	Stephen M. Norton
	Title:	President and CEO
S.Y. BANCORP, INC.
By:	/s/ DAVID P. HEINTZMAN
	Name:	David P. Heintzman
	Title:	Chairman and Chief Executive Officer
SANDERS MERGER SUB, INC.
By:	/s/ DAVID P. HEINTZMAN
	Name:	David P. Heintzman
	Title:	Chief Executive Officer

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

        This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2013 (this "Amendment"), by and among S.Y. BANCORP, INC., a Kentucky corporation ("Purchaser"), SANDERS MERGER SUB, LLC, a Kentucky limited liability company and a direct, wholly owned subsidiary of Purchaser ("Merger Sub"), and THE BANCORP, INC., a Kentucky corporation ("Company").

RECITALS

        A.    Purchaser, Merger Sub, and the Company are parties to that certain Agreement and Plan of Merger, dated as of December 19, 2012 (the "Merger Agreement"), pursuant to which the Company would be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving entity in the Merger.

        B.    On February 26, 2013, in order to facilitate the consummation of the Merger and the transactions contemplated by the Merger Agreement, Merger Sub, which was formerly known as Sanders Merger Sub, Inc., was converted from a corporation into a limited liability company.

        C.    The parties desire to amend the intend the Merger Agreement in order to reflect the conversion of Merger Sub from a corporation to a limited liability company in the manner set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

          1.    Defined Terms.     Terms used in this Amendment with their initial letters capitalized and not otherwise defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.

          2.    Amendments to the Merger Agreement.

            (a)   The definition of Merger Sub set forth in the preamble of the Merger Agreement is hereby amended and restated to mean "Sanders Merger Sub, LLC", the successor entity to Sanders Merger Sub, Inc., following a conversion effected pursuant to the terms of Section 275.376 of the Kentucky Limited Liability Company Act (KRS Chapter 275) (the "KLLCA"). Following the date of this Amendment, all references to Merger Sub in the Merger Agreement shall refer to Sanders Merger Sub, LLC.

            (b)   The references to the "KBCA" in Sections 1.1 and 1.4 and the Merger Agreement are hereby revised to read the "KBCA and KLLCA".

            (c)   The reference to "Section 271B.11-050 of the KBCA" in Section 1.3 of the Merger Agreement is hereby revised to read "Section 271B.11-050 of the KBCA and Section 275.360 of the KLLCA".

            (d)   Section 1.5(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

              (a)   The limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time shall not be affected, altered or modified in any respect and shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Company.

            (e)   Section 1.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

              Section 1.7.    Articles of Organization and Operating Agreement of Surviving Company.    The articles of organization and operating agreement of the Surviving Company shall be the articles of organization and operating agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

            (f)    Section 1.11(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

              (a)   Immediately following the Merger, Purchaser shall cause the Surviving Company to be merged with and into Purchaser (the "Holding Company Merger"), with Purchaser surviving the Holding Company Merger and continuing to exist under the name "S.Y. Bancorp, Inc." (the "Surviving Holding Company"). Following the Holding Company Merger, the separate corporate existence of the Surviving Company shall cease.

            (g)   Section 4.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

              (b)   Merger Sub is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, and has the company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Merger Sub has conducted no business other than in connection with the execution and delivery of this Agreement and its conversion from a corporation to a limited liability company.

            (h)   Section 4.2(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

              (b)   All of the outstanding limited liability company interests of Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable and owned by Purchaser.

            (i)    Section 4.3(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

              (a)   Purchaser and Merger Sub each has full corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Purchaser by a unanimous vote thereof and by Purchaser as the sole member of Merger Sub. Except for the foregoing, no other corporate or limited liability company proceedings on the part of Purchaser or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and Merger Sub and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

          3.    Plan of Merger.     The parties acknowledge and agree that the Merger Agreement, as amended by this Amendment, constitutes the "plan of merger" for purposes of Section 271B.11-010 of the KBCA and Section 275.355 of the KLLCA.

          4.    Continued Effectiveness of the Merger Agreement.     This Amendment shall only serve to amend and modify the Merger Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Merger Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. In the event of any conflict or inconsistency between the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. On and after the date of this Amendment, each reference in the Merger Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Merger Agreement, shall mean and be a reference to the Merger Agreement, as amended by this Agreement; provided that references to "the date of this Agreement" and other similar references shall continue to refer to the original date of the Merger Agreement and not to the date of this Amendment.

          5.    General Provisions.     Sections 9.7 (Governing Law; Jurisdiction), 9.8 (Waiver of Jury Trial), 9.9 (Assignment; Third-Party Beneficiaries) and 9.10 (Specific Performance) of the Merger Agreement shall govern this Amendment.

          6.    Headings.     The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

          7.    Counterparts.     This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE BANCORP, INC.
By:	/s/ STEPHEN M. NORTON
	Name:	Stephen M. Norton
	Title:	President and CEO
S.Y. BANCORP, INC.
By:	/s/ JAMES A. HILLEBRAND
	Name:	James A. Hillebrand
	Title:	President
SANDERS MERGER SUB, LLC
By:	S.Y. Bancorp, Inc., its sole member
By:	/s/ JAMES A. HILLEBRAND
	Name:	James A. Hillebrand
	Title:	President

ANNEX B

OPINION OF SANDLER, O'NEILL & PARTNERS, L.P.

December 19, 2012

Board of Directors
The Bancorp, Inc.
515 South First Street
La Grange, KY 40031

Ladies and Gentlemen:

        The Bancorp, Inc. ("Bancorp"), S.Y. Bancorp, Inc. ("S.Y") and Sanders Merger Sub, Inc. ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of December 19, 2012 (the "Agreement"), pursuant to which Bancorp will merge with and into Merger Sub, with Merger Sub as the surviving entity (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Bancorp common stock issued and outstanding immediately prior to the Merger (the "Bancorp Common Stock"), other than certain shares specified in the Agreement, will be converted into the right to receive (i) a number of shares of S.Y. common stock equal to the Per Share Stock Consideration and (ii) an amount in cash without interest equal to the Per Share Cash Consideration. The Per Share Cash Consideration and the Per Share Stock Consideration, collectively, are referred to herein as the Per Share Merger Consideration. The Per Share Cash Consideration is equal to the quotient of the Aggregate Cash Amount minus the aggregate Option Consideration divided by the number of shares of Bancorp Common Stock outstanding. The Aggregate Cash Amount means the product of the number of shares of Bancorp Common Stock outstanding multiplied by $185.81 and subject to certain adjustments as described in the Agreement. The Per Share Stock Consideration is the number of shares of S.Y. Common Stock equal to the quotient of the Aggregate Stock Consideration divided by the number of shares of Bancorp Common Stock outstanding. The Aggregate Stock Consideration means 534,855 shares of S.Y. Common Stock, subject to certain adjustments as described in the Agreement. The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to holders of Bancorp Common Stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of Bancorp that were provided by senior management of Bancorp and that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of S.Y. that we deemed relevant; (iv) certain internal financial projections for Bancorp for the years ending December 31, 2012 through 2015 as provided by and discussed with senior management of Bancorp; (v) median publicly available earnings estimates for S.Y. for the years ending December 31, 2012 and 2013 and a median publicly available estimated long term growth rate for the years thereafter; (vi) the pro forma financial impact of the Merger on S.Y. based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of S.Y.; (vii) a comparison of certain financial information for Bancorp and S.Y. with similar institutions for which publicly available information is available; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Bancorp the business, financial condition, results of operations and prospects of

Bancorp and held similar discussions with certain members of senior management of S.Y. regarding the business, financial condition, results of operations and prospects of S.Y.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Bancorp and S.Y. or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Bancorp and S.Y. that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bancorp and S.Y. or any of their respective subsidiaries. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Bancorp and S.Y. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Bancorp and S.Y, or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Bancorp and S.Y. We have assumed, with your consent, that the respective allowances for loan losses for both Bancorp and S.Y are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Bancorp as provided by senior management of Bancorp and the management of Bancorp confirmed those projections reflected the best currently available estimates and judgments of management of the future performance of Bancorp. For S.Y., Sandler O'Neill used the median publicly available earnings estimates and estimated long-term growth rate for S.Y. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of S.Y. and senior management of S.Y. confirmed those projections represented the best projections available at such time with respect to the future financial performance of S.Y. We express no opinion as to such estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Bancorp's and S.Y.'s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Bancorp and S.Y. will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Bancorp has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We have acted as Bancorp's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. Bancorp has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Bancorp and S.Y. and their affiliates.

        Our opinion is directed to the Board of Directors of Bancorp in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Bancorp as to how any such shareholder should vote at any meeting of Bancorp shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Bancorp Common Stock and does not address the underlying business decision of Bancorp to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Bancorp or the effect of any other transaction in which Bancorp might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to the holders of Bancorp Common Stock from a financial point of view.

Very truly yours,

ANNEX C

FORM OF VOTING AND SUPPORT AGREEMENT

        This Voting and Support Agreement, dated as of December 19, 2012 (this "Agreement"), is entered into by and between S.Y. Bancorp, a Kentucky corporation ("Purchaser"), and [                ] ("Shareholder").

RECITALS

        A.    Concurrently with the execution and delivery of this Agreement, Purchaser, Sanders Merger Sub, Inc., a Kentucky corporation and direct, wholly owned subsidiary of Purchaser ("Merger Sub"), and THE BANCorp, Inc., a Kentucky corporation ("Company") and parent bank holding company of THE BANK—Oldham County, Inc. (the "Bank") are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented from time to time, the "Merger Agreement"), pursuant to which, among other things, Company shall be merged with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have meanings given to such terms in the Merger Agreement.

        B.    As of the date hereof, Shareholder is the record and beneficial owner and has the power to vote the number of shares of Company Common Stock set forth, and in the manner reflected, on Attachment A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by the Shareholder during the term of this Agreement, the "Owned Shares").

        C.    As an inducement and condition to entering into the Merger Agreement, Purchaser has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT; IRREVOCABLE PROXY

        Section 1.01    Agreement to Vote.     Shareholder hereby agrees that, during the time this Agreement is in effect, at the Company Shareholder Meeting (as defined in the Merger Agreement) or any meeting of the shareholders of the Company, however called, or any adjournment or postponement thereof, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Owned Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal, Alternative Acquisition Agreement or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

        Section 1.02    Irrevocable Proxy.     Shareholder hereby irrevocably appoints Purchaser as its attorney and proxy with full power of substitution and resubstitution, to the full extent of Shareholder's voting rights with respect to the Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest) to vote all such Owned Shares solely on the matters described in Section 1.01, and in accordance therewith. Shareholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 4.01 of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Shareholder represents and warrants to Purchaser as follows:

        Section 2.01    Authority; Authorization.

          (a)   Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder's obligations hereunder and to consummate the transactions contemplated hereby.

          (b)   This Agreement has been duly and validly executed and delivered by Shareholder and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Shareholder and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          (c)   Assuming the authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

          (d)   If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page hereto constitute property owned jointly with Shareholder's spouse, this Agreement has been executed by Shareholder's spouse and constitutes the valid and binding agreement of Shareholder's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

        Section 2.02    Non-Contravention.     The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, Shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

        Section 2.03    Ownership of Securities.     (e) On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Shareholder in the manner reflected thereon, include all of the shares of Company Common Stock owned of record or beneficially by Shareholder and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date hereof Shareholder has, and at the Company Shareholder Meeting or any other shareholder meeting of the Company in connection with the Merger Agreement and the transactions contemplated thereby Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

        Section 2.04    Absence of Litigation.     There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 2.05    Reliance by Purchaser.     Shareholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon Shareholder's execution, delivery and performance of this Agreement.

ARTICLE III

COVENANTS

        Section 3.01    No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.

          (a)   Shareholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (a) take any of the actions specified in Section 6.10(a) of the Merger Agreement except as permitted by such Section 6.10(a) of the Merger Agreement, (b) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Company Common Stock in connection with any vote or other action on any matter of a type described in Section 1.01(b), other than to recommend that shareholders of Company vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.01.

          (b)   Shareholder hereby agrees to notify Purchaser promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of Company Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.

        Section 3.02    Restrictions on Transfer and Proxies; Non-Interference.

          (a)   Shareholder agrees that it will not, prior to the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with Purchaser's prior written consent. For purposes of this Agreement, "Transfer" shall mean to offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of such transferred Owned Shares equivalent to those set forth in this Agreement.

          (b)   Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.01(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

        Section 3.03    Dissenters' Rights.     Shareholder agrees not to exercise any right to dissent (including, without limitation, under any such rights set forth in Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act) as to any Owned Shares which may arise with respect to the Merger.

        Section 3.04    Stop Transfer.     Shareholder agrees that it shall not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares, unless such transfer is made in compliance with this Agreement.

        Section 3.05    Further Assurances; Cooperation.

          (a)   Shareholder, without further consideration, will, (i) use all reasonable efforts to cooperate with Purchaser and Company in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver such additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take such reasonable actions as are necessary or appropriate to consummate such transactions and (iii) promptly provide any information, and make all filings, reasonably requested by Purchaser for any regulatory application or filing made or approval sought in connection with such transactions (including filings with any Bank Regulator).

          (b)   Shareholder hereby consents to the publication and disclosure in the proxy statement (and, as and to the extent otherwise required by law or any regulatory authority, in any other documents or communications provided by Purchaser or Company to any regulatory authority or to security holders of Purchaser or Company) of Shareholder's identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder's commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with Purchaser and its subsidiaries and/or Company and the Bank.

        Section 3.06    Non-Competition and Non-Solicitation.

          (a)   Shareholder agrees that for (i) the period between the date of this Agreement and the Effective Time (except for service on the Board of Directors of Company) and (ii) for a period of one (1) year following the Effective Time, Shareholder will not:

              (i)  engage in a Competitive Business as an employee, officer or director; provided that the foregoing shall not prohibit the Shareholder from continuing to engage in the activities in which the Shareholder is currently a participant which are expressly set forth on Attachment B attached hereto;

             (ii)  solicit or otherwise attempt in any manner to cause or otherwise encourage any employees of Company or the Bank prior to the Closing ("Company Employees") to leave the employ of Purchaser or any of its subsidiaries; or

            (iii)  (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person having a business relationship with Company, the Bank, Purchaser or any of its subsidiaries, to discontinue, reduce or restrict such relationship or (B) solicit, target or divert, or attempt to solicit, target or divert, the deposits, loans or other products and services from persons who were depositors, borrowers or customers of Company or the Bank on the date of this Agreement or the Effective Time.

            (iv)  For purposes of this Agreement, the term "Competitive Business" shall mean the business or operations of a bank, thrift, credit union, investment, mortgage banking, financial planning or wealth management advisor, trust company, industrial bank, or any other financial institution or bank holding company either located or doing business either (i) within Oldham County, Kentucky or (ii) within a fifty (50) mile radius of Oldham County, Kentucky.

          (b)   Shareholder acknowledges and agrees that the business conducted by Purchaser and its subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 3.06 are made as a necessary inducement for Purchaser to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3.06 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and Purchaser each consider the restrictions contained in this Section 3.06 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3.06 is unenforceable against any party, the provisions of this Section 3.06 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

          (c)   Shareholder acknowledges and agrees that the provisions of this Agreement are fair, reasonable and necessary to protect Purchaser's legitimate business interests and to protect the value of Purchaser's acquisition of Company.

          (d)   Shareholder will not, at any time during the one-year period referred to in Subsection 3.06(a) of this Agreement, disparage Purchaser or any of its subsidiaries, or the business conducted by Purchaser or any of its subsidiaries, or any stockholder, member, director, manager, officer, employee or agent of Purchaser or any of its subsidiaries.

ARTICLE IV

TERMINATION

        Section 4.01    Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the date that is one year following the Effective Time of the Merger.

        Section 4.02    Effect of Termination.     In the event of termination of this Agreement pursuant to Section 4.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination or any obligations hereunder.

ARTICLE V

MISCELLANEOUS

        Section 5.01    Amendment; Waivers.     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 5.02    Expenses and Indemnification.     Subject to Section 5.08, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        Section 5.03    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email, or delivered by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Shareholder: The address provided on Attachment A hereto.

  (b)
  if to Purchaser:

      S.Y. Bancorp, Inc.
      1040 E. Main St.
      Louisville, KY 40206
      Attention: David Heintzman
      Email: david.heintzman@syb.com
      Facsimile: (502) 625-2295

    with a copy (which shall constitute notice) to :

      Stites & Harbison, PLLC 400
      West Market Street, Suite 1800
      Louisville, KY 40202-3352
      Attention: C. Craig Bradley, Jr.
      Email: cbradley@stites.com
      Facsimile: (502) 587-6391

        Section 5.04    Entire Agreement; Assignment.     This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by any party without the prior written consent of the other parties hereto.

        Section 5.05    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 5.06    Severability.     Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        Section 5.07    Specific Performance; Remedies.     Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Purchaser may be entitled (including monetary damages), Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Shareholder further agrees that neither Purchaser, Merger Sub nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.07, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        Section 5.08    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Commonwealth of Kentucky. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection therewith.

        Section 5.09    WAIVER OF JURY TRIAL.     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

        Section 5.10    Headings.     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 5.11    Counterparts.     This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

S.Y. BANCORP, INC.
By:
Name:
Title:

SHAREHOLDER

Print Name:
SHAREHOLDER'S SPOUSE

Print Name:

Attachment A

Owned Shares

Name and Address of Shareholder		Owned Shares
[NAME]
[ ]
[ ]
Phone:	[ ]
Email:	[ ]

ANNEX D

SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT

SUBTITLE 13. DISSENTERS' RIGHTS

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  271B.13-010. Definitions for subtitle.

        As used in this subtitle:

        (1)   "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

        (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

        (3)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

        (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

  271B.13-020. Right to dissent.

        (1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the corporation is a party:

            1.     If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            2.     If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d)   Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

          (e)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            1.     Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

            2.     Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            3.     Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

            4.     Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

          (f)    Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

          (g)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  271B.13-030. Dissent by nominees and beneficial owners.

        (1)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (2)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a)   He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

  271B.13-200. Notice of dissenters' rights.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

        (2)   If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

  271B.13-210. Notice of intent to demand payment.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Shall not vote his shares in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

  271B.13-220. Dissenters' notice.

        (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

        (2)   The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e)   Be accompanied by a copy of this subtitle.

  271B.13-230. Duty to demand payment.

        (1)   A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

        (2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

  271B.13-240. Share restrictions.

        (1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

        (2)   The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  271B.13-250. Payment.

        (1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (2)   The payment shall be accompanied by:

          (a)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b)   A statement of the corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated; and

          (d)   A statement of the dissenter's right to demand payment under KRS 271B.13-280.

  271B.13-260. Failure to take action.

        (1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

  271B.13-270. After-acquired shares.

        (1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

  271B.13-280. Procedure if shareholder dissatisfied with payment or offer.

        (1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

        (2)   A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES

  271B.13-300. Court action.

        (1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)   The corporation shall commence the proceeding in the Circuit Court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

        (5)   Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

  271B.13-310. Court costs and counsel fees.

        (1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

        (2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

          (b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

        (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.